      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1999
                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                   UNDER THE

                             SECURITIES ACT OF 1933
                         ------------------------------

                                 VALENTIS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

               DELAWARE                                  8731                                 94-3156660
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

             863A MITTEN ROAD, BURLINGAME, CA 94010, (650) 697-1900

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             BENJAMIN F. MCGRAW III
             863A MITTEN ROAD, BURLINGAME, CA 94010, (650) 697-1900

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                            PATRICK A. POHLEN, ESQ.

                               COOLEY GODWARD LLP

                             FIVE PALO ALTO SQUARE

                              3000 EL CAMINO REAL

                              PALO ALTO, CA 94306

                           TELEPHONE: (650) 843-5004

                           FACSIMILE: (650) 857-0663
                         ------------------------------

                  COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                  AMOUNT TO        PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                     BE            OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED            REGISTERED(1)(2)      PER SHARE(3)     OFFERING PRICE(3)         FEE(3)
Common Stock, par value $0.01 per share.....   4,400,000 shares        $0.6527          $23,897,650.20        $6,643.55

(1) Represents 4,400,000 shares of Common Stock of the Registrant which may be issued to former shareholders of PolyMASC Pharmaceuticals plc pursuant to the acquisition described herein.

(2) The provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this Registration Statement and the number of shares registered on the Registration Statement automatically shall increase or decrease as a result of any future stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.

(3) The proposed maximum offering price is estimated solely for the purpose of computing the amount of the registration fee and the value of the securities to be received by the Registrant in exchange for its Common Stock, computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the PolyMASC Ordinary Shares reported on the Alternative Investment Market of the London Stock Exchange on June 30, 1999, and using an exchange rate of 21:$1.5727.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             AVAILABLE INFORMATION

    Valentis, Inc. (formerly Megabios Corp.) ("Valentis") is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Southwest Atrium Centre, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Centre, Suite 1300, New York, New York 10048. The SEC also maintains a WorldWide Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The site and this Registration Statement may be accessed at http:www.sec.gov. Valentis common stock is traded on the Nasdaq National Market under the symbol "VLTS." In addition, such materials and other information concerning Valentis also can be inspected at the Nasdaq National Market at Nasdaq Operations, 1735 K Street NW, Washington, D.C. 20006. The Registration Statement may also be inspected at the offices of Taylor Joynson Garrett, Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y ODX, England, during normal business hours on any weekday (English public holidays excepted) while the offer remains open for acceptance.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    This Registration Statement incorporates by reference certain documents that are not presented herein or delivered herewith. Valentis hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Registration Statement is delivered, upon written or oral request of such person, a copy of any and all documents and information that have been incorporated by reference herein (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information incorporated herein). Such documents and information are available in the United States upon request from Valentis, 863A Mitten Road, Burlingame, California 94010, USA, Attention: Mr Bennet Weintraub, telephone: 650-697-1900 and in the United Kingdom upon request from Taylor Joynson Garrett, Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y ODX, England, Attention: Mr. Simon Walker or Mr. Tim Oldridge, telephone: (UK) 171-353-1234. In addition, such documents and information may also be inspected at the offices of Taylor Joynson Garrett (address as above), during normal business hours on any weekday (English public holidays excepted) while the Offer remains open for acceptance.

    The following documents filed by Valentis with the SEC are hereby incorporated by reference in this Registration Statement: (1) Valentis' Annual Report on Form 10-K for the year ended June 30, 1998; (2) Valentis' Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999; and (3) Valentis' Definitive Proxy Statement in connection with its 1998 Annual Meeting of Shareholders.

    All documents filed by Valentis pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the date on which the registration statement becomes or is declared effective shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

                                 RULE 8 NOTICES

    Any person who, alone or acting together with any other person(s) pursuant to any agreement (formal or informal), owns or controls, or becomes the owner or controller of, directly or indirectly, one per cent. or more of any relevant securities (which term includes Valentis common stock and ordinary shares in PolyMASC Pharmaceuticals plc ("PolyMASC")) is required, under the provisions of Rule 8 of the UK City Code on Takeovers and Mergers, to notify the Company Announcements Office of the London Stock Exchange, which will notify the UK Panel on Takeovers and Mergers and the United Kingdom press, by no later than 12:00 noon (London time) on the business day following the date of the relevant transaction of every dealing in any relevant securities until the first closing date of the offer by Valentis for PolyMASC or (if later) such time as such offer becomes or is declared unconditional in all respects or lapses, in accordance with Rule 8. Dealings by "associates" (within the meaning of the UK City Code on Takeovers and Mergers) of Valentis or PolyMASC in Valentis common stock or ordinary shares until such time must also be disclosed. Certain very limited categories of persons are exempt from, and The Panel on Takeovers and Mergers may in limited circumstances waive compliance with, such disclosure obligations. Please consult appropriate legal counsel immediately if you believe Rule 8 may be applicable to you.

                             FINANCIAL INFORMATION

    The extracts from the financial statements of, and other information about, Valentis appearing in the formal document dated June 22, 1999 containing the offer by Valentis for PolyMASC (the "Offer Document") are presented in US dollars ($) and have been prepared in accordance with US generally acceptable accounting principles ("GAAP"). The extracts from the financial statements of, and other information about, PolyMASC appearing in the Offer Document which has been included in this registration statement and prospectus are presented in pounds sterling (L) and have been prepared in accordance with UK GAAP, US GAAP and UK GAAP differ in certain respects. As a result, and for the convenience of the reader, the financial information of

                                       I

PolyMASC used in the preparation of the pro forma information appearing in the Offer Document which has been included in this registration statement and prospectus has been adjusted to comply with US GAAP and contains translations of pounds sterling amounts into US dollars. Such translations should not be construed as representations that the pounds sterling amounts represent, or have been, or could be converted into US dollars at that or any other rate. The mid-point of the closing spread of the dollar to sterling spot rate, as shown in the Wall Street Journal (CA edition) on May 24, 1999, the last dealing date before the announcement of the offer, was L1:$1.59577 and on June 30, 1999, the last practicable date prior to filing of this registration statement, was L1:$1.5727. This information is provided for the convenience of the reader and may differ from the actual rates in effect during the periods covered by the PolyMASC financial information discussed herein.

SPECIAL NOTE:

    This Registration Statement includes certain information which supplements the information contained in the Offer Document, which has been included as part of this registration statement and prospectus.

    The Offer Document has been included in its entirety on pages 1 through 103 of this registration statement and prospectus without alteration, with the exception of immaterial typographical errors.

POLYMASC PHARMACEUTICALS PLC ("POLYMASC")

SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING
  PRINCIPLES

    The financial statements of PolyMASC are prepared in accordance with generally accepted accounting principles applicable in the UK ("UK GAAP"), which differ in certain respect from those applicable in the United States ("US GAAP"). However, there were no material differences in the accounting treatment in the PolyMASC financial information between UK GAAP and US GAAP.

                                       II

    THE FOLLOWING REPORT OF BDO STOY HAYWARD, INDEPENDENT AUDITORS, REFERENCES CERTAIN FINANCIAL INFORMATION BEGINNING ON PAGE 74 OF THE OFFER DOCUMENT:

                REPORT OF BDO STOY HAYWARD, INDEPENDENT AUDITORS

TO THE SHAREHOLDERS OF POLYMASC PHARMACEUTICALS PLC

    We have audited the financial statements on pages 74-86 of the Offer Document, describing the recommended offer by Hambrecht & Quist LLC on behalf of Valentis, Inc., to acquire the whole of the issued, and to be issued, ordinary share capital of the company. The financial statements have been prepared under the historical cost convention and the accounting policies set out on page 77 of the Offer Document. These financial statements have not been prepared for the purposes of section 226 of the Companies Act 1985 and are therefore not statutory accounts.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

    The company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

    We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom, which are substantially consistent with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the circumstances of the company, consistently applied and adequately disclosed.

    We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we have also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

    In our opinion the financial statements give a true and fair view of the state of affairs of the company at 31 December 1998, 31 December 1997 and 31 December 1996, and of the result of the company for each of the periods then ended in accordance with generally accepted accounting principles in the United Kingdom.

    Accounting practices used by the company in preparing the financial statements conform with generally accepted accounting principles in the United Kingdom, but do not conform with accounting principles generally accepted in the United States.

                              /S/ BDO STOY HAYWARD
                              REGISTERED AUDITORS
                                    Reading
                                    England

Date: July 1, 1999

                                      III

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the financial statements of Valentis, Inc. (formerly Megabios Corp.) included in its Annual report on Form 10-K for the year ended June 30, 1998, as set forth in their report which is incorporated by reference in this prospectus/registration statement of Valentis, Inc. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The financial statements of GeneMedicine, Inc. (merged with Megabios Corp. to form Valentis, Inc. in March 1999) as of and for the year ended December 31, 1997 included as an exhibit to this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    BDO Stoy Hayward, independent auditors, have audited the financial statements of PolyMASC Pharmaceuticals plc as of December 31, 1998, 1997 and for each of the periods ended December 31, 1998, 1997 and 1996, included in this prospectus that is made part of the registration statement of Valentis, Inc., and are included herein in reliance and upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL MATTERS

    The validity of the shares of Valentis Common Stock offered hereby and other legal matters will be passed upon for Valentis by Cooley Godward LLP, Palo Alto, California.

                                       IV

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE CONTENTS OF THIS DOCUMENT AND/OR THE ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK IMMEDIATELY YOUR OWN PERSONAL FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER DULY AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

The shareholders of PolyMASC are strongly urged to read and consider carefully this document in its entirety, including the matters referred to under "Information regarding Valentis--Risk factors" beginning on page 18. This document should be read in conjunction with the accompanying Form of Acceptance.

Neither the United States Securities and Exchange Commission nor any securities commission of any state of the United States has approved or disapproved of the securities offered on behalf of Valentis or determined if this document is truthful or complete. Any representation to the contrary is a criminal offence.

If you have sold or otherwise transferred all your PolyMASC Ordinary Shares, please send this document, the accompanying Form of Acceptance and reply-paid envelope as soon as possible to the purchaser or transferee, or to the stockbroker, bank or agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN.

The Ordinary Share Offer is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan and this document and the Form of Acceptance are not being, and must not be, mailed or otherwise distributed or sent in or into the United States, Canada, Australia or Japan.

Application has been made for the New Valentis Common Stock to be admitted for listing on the Nasdaq National Market. It is expected that the listing will be effective on the first trading day following that on which the Ordinary Share Offer becomes or is declared unconditional in all respects.
--------------------------------------------------------------------------------

                               RECOMMENDED OFFER

                                       BY

                             HAMBRECHT & QUIST LLC

                                  ON BEHALF OF

                                 VALENTIS, INC.

 TO ACQUIRE THE WHOLE OF THE ISSUED AND TO BE ISSUED ORDINARY SHARE CAPITAL OF

                          POLYMASC PHARMACEUTICALS PLC
        ----------------------------------------------------------------

TO ACCEPT THE ORDINARY SHARE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED, AS SOON AS POSSIBLE, AND IN ANY EVENT SO AS TO BE RECEIVED BY THE RECEIVING AGENT, CONNAUGHT ST MICHAEL LIMITED, NOT LATER THAN 3.00 PM ON 13 JULY 1999. THE PROCEDURE FOR ACCEPTANCE OF THE ORDINARY SHARE OFFER IS SET OUT ON PAGES 15 AND 16 OF THIS DOCUMENT AND IN THE ACCOMPANYING FORM OF ACCEPTANCE.

Hambrecht & Quist LLC, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for Valentis and no one else in connection with the Ordinary Share Offer and will not be responsible to anyone other than Valentis for providing the protections afforded to customers of Hambrecht & Quist LLC or for providing advice in relation to the Ordinary Share Offer.

Arthur Andersen Corporate Finance, a division of Arthur Andersen, which is authorised to carry on investment business by The Institute of Chartered Accountants in England and Wales, is acting for PolyMASC and no one else in connection with the Ordinary Share Offer and will not be responsible to anyone other than PolyMASC for providing the protections afforded to clients of Arthur Andersen or for providing advice in relation to the Ordinary Share Offer.

The extracts from the financial statements of, and other information about, Valentis appearing in this document are presented in Dollars and have been prepared in accordance with US generally accepted accounting principles ("GAAP"). The extracts from the financial statements of, and other information about, PolyMASC appearing in this document are presented in Sterling and have been prepared in accordance with UK GAAP, US GAAP and UK GAAP differ in certain significant respects. As a result, and for the convenience of the reader, the unaudited financial information of PolyMASC used in the preparation of the pro forma information appearing in this Offer Document has been adjusted to comply with US GAAP.

                               TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            -----
LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF POLYMASC.................................................................           3

LETTER FROM HAMBRECHT & QUIST LLC......................................................................................           7

Introduction...........................................................................................................           7
The Ordinary Share Offer...............................................................................................           7
Irrevocable undertakings...............................................................................................           8
New Valentis Common Stock..............................................................................................           8
Information relating to Valentis.......................................................................................           8
Information relating to PolyMASC.......................................................................................          10
Background to and reasons for the Ordinary Share Offer.................................................................          11
Financial effects of acceptance........................................................................................          13
Loan facility..........................................................................................................          13
Management and employees...............................................................................................          13
PolyMASC Deferred Share Offer..........................................................................................          14
PolyMASC Share Option Schemes..........................................................................................          14
United Kingdom taxation................................................................................................          14
Procedure for acceptance of the Ordinary Share Offer...................................................................          15
Listing and settlement.................................................................................................          16
Further information....................................................................................................          17
Action to be taken.....................................................................................................          17

INFORMATION REGARDING VALENTIS.........................................................................................          18
1    Risk factors......................................................................................................          18
2    Selected Valentis financial data..................................................................................          26
3    Unaudited pro forma condensed combined financial statements.......................................................          27

INFORMATION REGARDING POLYMASC.........................................................................................          35
1    Selected PolyMASC financial data..................................................................................          35
2    Management's discussions and analysis of financial condition and results of operations............................          35
3    Nature of trading market..........................................................................................          37

FURTHER INFORMATION REGARDING VALENTIS.................................................................................          38

APPENDICES
  I  Conditions and further terms of the Ordinary Share Offer..........................................................          39
 II  Description of Valentis Common Stock and changes in the rights of PolyMasc Ordinary Shareholders..................          51
 III  Financial information on Valentis................................................................................          53
 IV  Financial information on PolyMASC.................................................................................          74
 V  Additional information.............................................................................................          87
 VI  Certain provisions of the Companies Act...........................................................................          95
VII  Definitions.......................................................................................................         102

             LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF POLYMASC

                                     [LOGO]

DIRECTORS:
James Thomas Rees (NON-EXECUTIVE CHAIRMAN)
Dr. Gillian Elizabeth Francis (CHIEF EXECUTIVE OFFICER)
Dr. Julian Clive Gilbert (COMMERCIAL DEVELOPMENT DIRECTOR)
David Martin Maxfield Dutton (NON-EXECUTIVE DIRECTOR)
Ralph Stephen Harris (NON-EXECUTIVE DIRECTOR)

                                                                    22 June 1999

TO POLYMASC ORDINARY SHAREHOLDERS AND, FOR INFORMATION ONLY, TO HOLDERS OF OPTIONS UNDER THE POLYMASC SHARE OPTION SCHEMES AND POLYMASC DEFERRED SHAREHOLDERS.

Dear PolyMASC Ordinary Shareholder,

                 RECOMMENDED SHARE FOR SHARE OFFER FOR POLYMASC

    It was announced on 25 May 1999 that the Boards of PolyMASC and Valentis had reached agreement on the terms of a recommended share for share offer to be made by Hambrecht & Quist LLC on behalf of Valentis, to acquire the whole of the issued and to be issued ordinary share capital of PolyMASC.

    I am writing to set out the background to the Ordinary Share Offer and to explain the reasons why your Board unanimously recommends that PolyMASC Ordinary Shareholders accept the Ordinary Share Offer.

    You should also be aware that PolyMASC Ordinary Shareholders representing
52.8 per cent. of the PolyMASC Ordinary Shares have irrevocably agreed to accept the Ordinary Share Offer.

TERMS OF THE ORDINARY SHARE OFFER

    The Ordinary Share Offer is being made on the following basis:

    FOR EACH POLYMASC ORDINARY SHARE   0.209 OF A SHARE OF NEW VALENTIS COMMON
                                       STOCK AND THE DEFERRED CONSIDERATION

    The Ordinary Share Offer (excluding the Deferred Consideration) values each PolyMASC Ordinary Share at approximately 52.2p and the whole of PolyMASC's issued ordinary share capital at approximately L10.97 million, based on the Closing Price of $3.97 per Valentis Common Stock on 21 June 1999 (the last practicable date prior to the issue of this document) and the Illustrative Exchange Rate. This represents a premium of 12.19 per cent. to the Closing Price of 46.5p per PolyMASC Ordinary Share on 24 May 1999 (the last practicable date prior to the Announcement). It is also a premium of 21.17 per cent. to the Closing Price of 46.5p per PolyMASC Ordinary Share on 24 May 1999 based on the 30 Day Moving Average Price of a Valentis Common Stock in the period ended 21 June 1999.

    Because the number of shares of Valentis Common Stock to be received under the Ordinary Share Offer will not increase or decrease due to changes in the price of either company's share capital, the value of the Ordinary Share Offer is subject to substantial volatility.

    You should bear in mind that the Sterling value of any investment in Valentis Common Stock and any dividend income from that investment (payable in Dollars and subject to US withholding tax) will be affected by the Dollar to Sterling exchange rate.

    Other risks associated with Valentis, the holding of Valentis Common Stock and the merger with PolyMASC are set out in the section on Valentis beginning on page 18 of this document.

 PolyMASC Pharmaceuticals plc Fleet Road London NW3 2EZ Telephone 0171 830 2800
                               Fax 0171 431 7594
               Registered Office: 12 Gough Square London EC4A 3DE

    The full terms and conditions of the Ordinary Share Offer are set out in Appendix I to this document.

THE DEFERRED CONSIDERATION

    In view of the number of agreements for protoMASC-TM- and viraMASC-TM-currently under negotiation and anticipated in the short to medium term, the Board of PolyMASC has reviewed its policy with respect to the lipoMASC-TM-Technology. In line with the statement released in October 1998, the Board now intends, rather than seeking to license out the lipoMASC-TM- Technology on a product by product or small field basis, to seek a single partner for disposal of this technology. This disposal process will be managed by the current management of PolyMASC in an orderly manner over the next 12 months. Valentis will pay to PolyMASC Ordinary Shareholders in cash following the disposal, by way of the Deferred Consideration, an amount equal to 20 per cent. of the proceeds of the sale of the lipoMASC-TM- Technology, provided the sale is concluded within 12 months of the date on which the Ordinary Share Offer becomes or is declared unconditional in all respects or, within 15 months of that date if it can be shown that negotiations were at an advanced stage by the end of that the initial 12 month period.

BACKGROUND TO AND REASONS FOR RECOMMENDING THE ORDINARY SHARE OFFER

    The strategic aims of the Board of PolyMASC are:

    - To focus on further exploiting the PEGylation techniques, in particular protoMASC-TM- and viraMASC-TM-;

    - The development of PolyMASC's current key product opportunities through to clinical applications;

    - The expansion of PolyMASC's existing therapeutic range;

    - To obtain access to pharmaceutical development and regulatory expertise;

    - To achieve improved manufacturing capabilities;

    - To increase management resource; and

    - To improve financial leverage.

    The Board believes that PolyMASC requires additional resources to achieve these strategic aims, and that these aims may be best achieved through a merger with a suitable candidate.

    The Board further believes that the merger with Valentis represents a good opportunity for both PolyMASC and Valentis and should provide the Company with access to additional resources and capabilities, including:

    - Cross fertilization--technical synergies should provide an increased range of product opportunities and the complementary skills of both organisations will assist in the translation of products from laboratory bench to clinic;

    - Financial resources--Valentis has made a loan facility of $3 million to PolyMASC (further details of this loan are set out under the heading "Loan facility" on page 13 of this document). In addition to this loan, Valentis has significant other cash resources and access to further equity financing through the US capital markets;

    - Virology and gene therapy resources--Valentis has experience and resources in the field of virology and gene therapy and this should be of benefit in developing therapeutic agents using viraMASC-TM-;

    - Regulatory capabilities--Valentis has a regulatory group experienced in dealing with regulatory issues arising from the development of therapeutic agents through pre-clinical and clinical trials; and

    - Pharmaceutical development capabilities--Valentis has expertise in the development of biopharmaceuticals. The merger should improve the Company's ability to retain control of the development process to later stages and thus to add more value to products before out-licensing.

    The Directors believe that the merger with Valentis will provide PolyMASC with greater financial security and leverage which should be of benefit when negotiating with commercial partners, assisting the Company to achieve improved terms and conditions.

VALENTIS

    Valentis is a US biotechnology company, formed in March 1999 following the merger of Megabios Corp. and GeneMedicine, Inc.. The technological focus of Valentis is gene delivery, to create gene medicines and carry them through pre-clinical and early clinical development.

PRELIMINARY ANNOUNCEMENT OF POLYMASC RESULTS

    The Company issued the full text of its preliminary results statement for the year ended 31 December 1998 to the London Stock Exchange on 26 May 1999. Extracts from the audited financial statements for the year ended 31 December 1998 are included in Appendix IV to this document.

MANAGEMENT AND EMPLOYEES

    The PolyMASC Directors have been advised that Valentis attaches great importance to the skills and experience of the existing management and employees of PolyMASC and believes that they will benefit from greater opportunities within the enlarged group created by the acquisition of PolyMASC by Valentis. Accordingly, Valentis has given assurances to the Board of PolyMASC that the existing rights of the employees of PolyMASC will be fully safeguarded. Following the Ordinary Share Offer being declared unconditional in all respects, Dr. Gillian Francis will be appointed to the Board of Valentis.

POLYMASC DEFERRED SHARE OFFER

    Valentis has today made a separate offer to PolyMASC Deferred Shareholders which is conditional only upon the Ordinary Share Offer becoming or being declared unconditional in all respects. The Deferred Share Offer is 1p per PolyMASC Deferred Share, valuing the whole of PolyMASC's issued deferred share capital at L500.

    The Ordinary Share Offer is not dependent in any way on the level of acceptances under the Deferred Share Offer.

POLYMASC SHARE OPTION SCHEMES

    As soon as practicable following the posting of this document, Valentis will seek the agreement of the holders of options under the PolyMASC Share Option Schemes to the exchange of those options for options over New Valentis Common Stock. It is intended that such new options will be granted by the PolyMASC Employee Benefit Trust.

TAXATION

    Your attention is drawn to the paragraph headed "United Kingdom Taxation" in the letter from Hambrecht & Quist LLC set out on pages 14 and 15 of this document. Any PolyMASC Ordinary Shareholder who has any doubt about his own tax position or who is subject to taxation in any jurisdiction, other than the UK, is strongly recommended to consult an independent professional adviser immediately.

ACTION TO BE TAKEN TO ACCEPT THE ORDINARY SHARE OFFER

    Your attention is drawn to pages 15 and 16 of this document and to the accompanying Form of Acceptance, which set out the procedure for acceptance of the Ordinary Share Offer.

    IN ORDER TO ACCEPT THE ORDINARY SHARE OFFER, YOU SHOULD COMPLETE AND RETURN THE ENCLOSED FORM OF ACCEPTANCE IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON, SO AS TO BE RECEIVED BY THE RECEIVING AGENT, CONNAUGHT ST MICHAELS LIMITED, AS SOON AS POSSIBLE, BUT IN ANY EVENT BY NO LATER THAN 3.00 PM ON 13 JULY 1999. A REPLY PAID ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR USE.

RECOMMENDATION

    THE DIRECTORS OF POLYMASC, WHO HAVE BEEN SO ADVISED BY ARTHUR ANDERSEN CORPORATE FINANCE, CONSIDER THE TERMS OF THE ORDINARY SHARE OFFER TO BE FAIR AND REASONABLE. ACCORDINGLY, THE DIRECTORS OF POLYMASC UNANIMOUSLY RECOMMEND POLYMASC ORDINARY SHAREHOLDERS TO ACCEPT THE ORDINARY SHARE OFFER. IN PROVIDING ITS ADVICE TO THE BOARD OF POLYMASC, ARTHUR ANDERSEN CORPORATE FINANCE HAS TAKEN INTO ACCOUNT THE COMMERCIAL ASSESSMENTS OF THE DIRECTORS OF POLYMASC.

    THE DIRECTORS, TOGETHER WITH CERTAIN OTHER POLYMASC ORDINARY SHAREHOLDERS, HAVE GIVEN IRREVOCABLE UNDERTAKINGS TO ACCEPT THE ORDINARY SHARE OFFER IN RESPECT OF 3,301,658 AND 7,800,017 POLYMASC ORDINARY SHARES RESPECTIVELY, REPRESENTING, IN AGGREGATE, 52.8 PER CENT. OF POLYMASC'S ISSUED ORDINARY SHARE CAPITAL. THE TERMS OF THE IRREVOCABLE UNDERTAKINGS GIVEN BY THE DIRECTORS AND CERTAIN OTHER

SHAREHOLDERS IN RESPECT OF 6,175,558 POLYMASC ORDINARY SHARES REQUIRE ACCEPTANCE OF THE ORDINARY SHARE OFFER EVEN IF A COMPETING OR HIGHER OFFER IS MADE BY A THIRD PARTY. THE TERMS OF THE IRREVOCABLE UNDERTAKINGS GIVEN BY CERTAIN OTHER SHAREHOLDERS IN RESPECT OF 4,926,117 POLYMASC ORDINARY SHARES REQUIRE ACCEPTANCE OF THE ORDINARY SHARE OFFER EVEN IF A COMPETING OR HIGHER OFFER IS MADE BY A THIRD PARTY, BUT THE UNDERTAKINGS WILL LAPSE IN THE EVENT THAT THE 30 DAY MOVING AVERAGE PRICE OF VALENTIS COMMON STOCK FALLS BELOW $3.50 IN THE PERIOD FROM THE UNDERTAKING BEING GIVEN TO THE ORDINARY SHARE OFFER BECOMING OR BEING DECLARED UNCONDITIONAL AS TO ACCEPTANCES.

                                Yours sincerely

                                   JAMES REES
                                    Chairman

                       LETTER FROM HAMBRECHT & QUIST LLC

HAMBRECHT & QUIST LLC

                                                          ONE BUSH STREET

                                                      SAN FRANCISCO, CA 94104

                                                           (415) 439-3000

                                                                    22 June 1999

TO POLYMASC ORDINARY SHAREHOLDERS AND, FOR INFORMATION ONLY, TO HOLDERS OF OPTIONS UNDER THE POLYMASC SHARE OPTION SCHEMES AND POLYMASC DEFERRED SHAREHOLDERS.

Dear PolyMASC Ordinary Shareholder,

                 RECOMMENDED SHARE FOR SHARE OFFER FOR POLYMASC

INTRODUCTION

    The Boards of Valentis and PolyMASC announced on 25 May 1999 that they had reached agreement on the terms of a recommended share for share offer, to be made by Hambrecht Quist LLC on behalf of Valentis, to acquire the whole of the issued and to be issued ordinary share capital of PolyMASC.

    YOUR ATTENTION IS DRAWN TO THE LETTER FROM JAMES REES, THE CHAIRMAN OF POLYMASC, SET OUT ON PAGES 3 TO 6 OF THIS DOCUMENT, WHICH STATES THAT THE BOARD OF POLYMASC, WHO HAVE BEEN SO ADVISED BY ARTHUR ANDERSEN CORPORATE FINANCE, CONSIDERS THE TERMS OF THE ORDINARY SHARE OFFER TO BE FAIR AND REASONABLE AND UNANIMOUSLY RECOMMENDS POLYMASC ORDINARY SHAREHOLDERS TO ACCEPT THE ORDINARY SHARE OFFER.

THE ORDINARY SHARE OFFER

    The Ordinary Share Offer, which is subject to the conditions set out in Appendix I to this document, will be made on the following basis:

FOR EACH POLYMASC ORDINARY SHARE        0.209 OF A SHARE OF NEW VALENTIS COMMON
                                        STOCK AND THE DEFERRED CONSIDERATION

    Based on the Closing Price of $3.97 per Valentis Common Stock on 21 June 1999 (the last practicable date before the issue of this document) and the Illustrative Exchange Rate, the Sterling equivalent value of the Ordinary Share Offer (excluding the Deferred Consideration) is approximately 52.2p per PolyMASC Ordinary Share, valuing the whole of PolyMASC's issued ordinary share capital at L10.97 million.

    PolyMASC Ordinary Shares to be acquired by Valentis pursuant to the Ordinary Share Offer are to be acquired fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions declared, made or payable hereafter.

    The Ordinary Share Offer will extend to any PolyMASC Ordinary Shares which are unconditionally allotted or issued prior to the date on which the Ordinary Share Offer closes (or such earlier date, not being earlier than the date on which the Ordinary Share Offer becomes unconditional as to acceptances or, if later, the first closing date of the Ordinary Share Offer, as Valentis may, subject to the provisions of the City Code, decide) as a result of the exercise of options under the PolyMASC Share Option Schemes or otherwise.

    Your attention is drawn to the section headed "The Deferred Consideration" on page 4 of this document. Valentis will pay to PolyMASC Ordinary Shareholders in cash following the disposal of the lipoMASC-TM- Technology, by way of the Deferred Consideration, an amount equal to 20 per cent. of the proceeds of the sale of the lipoMASC-TM- Technology, provided the sale is concluded within 12 months of the date on which the Ordinary Share Offer becomes or is declared unconditional in all respects or, within 15 months of that date if it can be shown that negotiations were at an advanced stage by the end of the initial 12 months period.

SAN FRANCISCO    -    NEW YORK    -    BOSTON    -    NEWPORT BEACH    -    SAN
                              DIEGO    -    LONDON

   MEMBERS NEW YORK STOCK EXCHANGE - AMERICAN STOCK EXCHANGE - PACIFIC STOCK EXCHANGE

    If the Ordinary Share Offer becomes or is declared unconditional in all respects, fractions of New Valentis Common Stock will not be issued to accepting PolyMASC Ordinary Shareholders who will instead receive from Valentis an amount in cash in lieu of any entitlements to a fraction of a share of New Valentis Common Stock. However, individual entitlements of less than L3 will not be paid to PolyMASC Ordinary Shareholders, but will be retained for the benefit of Valentis.

    The conditions and further terms of the Ordinary Share Offer are set out in Appendix I to this document and in the Form of Acceptance.

IRREVOCABLE UNDERTAKINGS

    Valentis has received irrevocable undertakings to accept the Ordinary Share Offer from the Directors and certain other shareholders of PolyMASC in respect of 11,101,675 PolyMASC Ordinary Shares in aggregate, representing 52.8 per cent. of PolyMASC's issued ordinary share capital. The terms of the irrevocable undertakings given by the Directors and certain other shareholders in respect of 6,175,558 PolyMASC Ordinary Shares require acceptance of the Ordinary Share Offer even if a competing or higher offer is made by a third party. The terms of the irrevocable undertakings given by certain other shareholders in respect of 4,926,117 PolyMASC Ordinary Shares require acceptance of the Ordinary Share Offer even if a competing or higher offer is made by a third party, but the undertakings will lapse in the event that the 30 Day Moving Average Price of Valentis Common Stock falls below $3.50 in the period from the undertaking being given to the Ordinary Share Offer being declared unconditional as to acceptances.

    Those giving the irrevocable undertakings have also agreed not to dispose of any interest in the New Valentis Common Stock during the period 120 days following the Ordinary Share Offer being declared unconditional in all respects.

NEW VALENTIS COMMON STOCK

    The New Valentis Common Stock will be listed on the Nasdaq National Market in the United States under the symbol VLTS and will be issued credited as fully paid and will rank pari passu in all respects with the existing Valentis Common Stock, including the right to any dividends and other distributions declared, paid or made hereafter. The New Valentis Common Stock will be issued free from all liens, equities, charges, encumbrances and other interests and will be freely tradeable, save where a PolyMASC Ordinary Shareholder has entered into an agreement with Valentis to restrict the transfer of New Valentis Common Stock or otherwise as required by legislation.

    Further details of the rights attaching to Valentis Common Stock are set out in Appendix II to this document.

INFORMATION RELATING TO VALENTIS

    Megabios Corp. recently merged with GeneMedicine, Inc. to form Valentis. The goal of this merger was to create a leading company in plasmid-based therapeutics or gene medicines. The technology focus of Valentis is gene delivery and expression. Valentis uses its delivery and expression technologies to create gene medicines and carry them through preclinical and early clinical development.

    With gene medicines, a gene is introduced into certain cells of the body where it codes for the production of a therapeutic protein. The therapeutic protein can have a local effect, or if secreted into the blood stream, a systemic effect. Hence, genes are a highly specific method for the delivery of proteins. These technologies are covered by a broad patent portfolio that includes issued US and European claims.

    The company's commercial strategy is to enter into corporate partnerships for full-scale clinical development, marketing and sales of products. Valentis currently has corporate partnerships with the following business partners:

F. HOFFMAN-LA ROCHE

    Valentis is working with F. Hoffman-La Roche ("Roche") to develop gene-based immunotherapeutics for cancer based on the IL-2, IL-12 and IFNa genes. Phase I/II clinical trials in the US and Germany have been completed for the first gene medicine from this collaboration, which incorporates the IL-2 gene in a cationic lipid formulation. Valentis, in collaboration with Roche, will begin a Phase II trial in the second quarter of 1999. Phase I/II trials of the IL-2 gene medicine showed that the product was safe and well tolerated, with evidence of IL-2 expression up to 11 days post-treatment. Clinical trials have been initiated for the other products under this collaboration.

DSM BIOLOGICS/QIAGEN N.V.

    DSM Biologics/QIAGEN N.V. are Valentis' manufacturing partners. Valentis contributed its process technologies and its expertise in DNA formulation and manufacturing. DSM brings extensive manufacturing experience as one of the leading supplier of contract manufacturing services serving the needs of the pharmaceutical and biotechnology industry. Qiagen will contribute its experience accumulated over a number of years in the industry, non-exclusive access to certain of its technologies and the strength of its marketing team. This manufacturing consortium is the exclusive vehicle by which Valentis, DSM and Qiagen will produce cGMP plasmid DNA and formulated DNA for sale on a contract basis. The parties will share in the profits from sales under the collaboration that could result in revenue in advance of the FDA approval of gene medicine products.

ELI LILLY

    Valentis and Eli Lilly are working together to develop a gene-based therapeutic for treating breast and ovarian cancer using the BRCA-1 gene. Preclinical testing is ongoing.

GLAXO WELLCOME PLC

    Valentis and Glaxo Wellcome are developing a gene medicine for the treatment of cystic fibrosis using an aerosol-based delivery system as a carrier for the CFTR gene. Results from the Phase I/II clinical trial show that the product is safe and non-inflammatory in patients when delivered to the nose.

BIOJECT MEDICAL TECHNOLOGIES INC.

    Valentis and Bioject Medical Technologies are working together in a research collaboration to develop products that enhance the delivery and activity of antigen-specific pharmaceutical agents, combining the proprietary technologies of both Valentis and Bioject into one unique product that will advance the development of gene-based vaccines.

MERCK CO.

    Valentis is currently collaborating with Merck to incorporate the GeneSwitch-TM-gene regulation system into Merck's proprietary viral gene delivery system. The GeneSwitch-TM- gene regulation system is applicable to both viral- and plasmid-based therapy products.

    Valentis has the following products in its pipeline. In each case, the delivery and expression system developed for a specific product can be used in combination with other thereapeutic genes to create multiple product opportunities for the same indication.

PRODUCT                               INDICATIONS                                DEVELOPMENT STAGE
------------------------------------  -----------------------------------------  -----------------------
CANCER
IL-2                                  Solid tumours and metastases               Phase II
IFNa                                  Solid tumours and metastases               Phase I/II
IL-12                                 Solid tumours and metastases               Phase I/II
IL-12/superantigen B                  Solid tumours and metastases               Phase I/II
BRCA-1                                Breast and ovarian cancer                  Preclinical
dnDel-1 (anti-angiogenesis)           Solid tumours and metastases               Preclinical
Anti-angiogenesis gene medicine       Solid tumours and metastases               Preclinical
Systemic (IV) cytokine                Pulmonary metastases                       Preclinical
Superoxide dismutase                  Radioprotection/chemoprotection            Preclinical

CARDIOVASCULAR DISEASE
VEGF                                  Restenosis (CAD/PVD)                       Phase II
del-1                                 PVD/CAD                                    Preclinical
eNOS                                  Transplant rejection                       Preclinical
eNOS                                  Restenosis                                 Preclinical

LUNG DISEASE
CFTR                                  Cystic fibrosis                            Phase I/II completed
AAT                                   AAT deficiencies                           Phase I/II completed

RHEUMATOLOGY                          RA, OA, cartilage repair                   Preclinical

IMMUNOLOGY
Immunotherapy                         Prophylactic and therapeutic vaccines      Preclinical
Infectious disease                    Prophylactic and therapeutic vaccines      Research/Preclinical

NEUROMUSCULAR DISORDERS
IGF-1 "Xeragen-TM-"                   Urinary stress incontinence                Preclinical

    The unaudited financial results as at 31 March 1999 show that Valentis had $47.2 million in cash, cash equivalents and investments, $71.2 million in total assets and stockholder's equity of $54.4 million. For the nine months ended 31 March 1999, excluding the non-recurring effects of the Megabios-GeneMedicine merger, Valentis recorded a net loss of $9.6 million, or $0.73 per share on revenue of $2.2 million.

    The company operates at sites in Burlingame, California and The Woodlands, Texas and employs approximately 130 people.

    Valentis' stock trades on the Nasdaq National Market System under the symbol VLTS. Valentis had a market capitalisation of $87.3 million (L54.9 million) based on the Closing Price of $3.97 on 21 June 1999, the last practicable day before the issue of this document.

INFORMATION RELATING TO POLYMASC

    PolyMASC is a biotechnology company that concentrates on the development and application of proprietary formulation technologies that are licensed out to commercial partners. The company's focus is on the fields of protein and peptide pharmaceuticals and biodiagnostic agents, gene delivery and the improvement of liposomes for drug delivery and imaging.

    The primary technological focus of PolyMASC is the creation of improved biologics through the application of PEGylation technologies. PEGylation is an established technology that involves the attachment of the polymer polyethyleneglycol (PEG) to therapeutics to alter their pharmacokinetics (distribution in the body, metabolism and excretion). The alteration of the pharmacokinetics of biologics due to PEGylation can lead to improved dosing intervals and may also have beneficial effects on safety and efficacy. PEGylation also masks biologics from the immune system. Both recognition by antibodies (antigenicity) and stimulation of immune responses (immunogenicity) are reduced.

    PolyMASC's proprietary technologies are based on novel patented Molecule Altering Structural Chemistry (MASC) techniques for attaching polymers to other molecules or to carrier systems for pharmaceuticals. The MASC family of technologies are not restricted to use with PEG. However, current applications are focused on

PEG because it has an excellent safety record and is already approved for administration to humans. The attachment of PEG chains has the potential to add considerable value to many pharmaceuticals, particularly proteins and peptides. As well as making them longer acting and less visible to the body's immune system, PEGylation reduces wastage of the valuable active element of the therapy. The technology can also be used to link molecules together. This has an application for the assembly of new pharmaceutical agents.

    PolyMASC's PEGylation differs from certain other methods in that it links only PEG to the target and avoids damaging coupling conditions. The direct linkage circumvents a range of problems introduced by linker groups. PolyMASC's linkerless technique has what the Directors believe to be an excellent record in the conservation of bioactivity (and hence therapeutic activity) of delicate targets.

    PolyMASC has developed a number of proprietary applications for its technologies as follows:

    - protoMASC-TM---a process of masking protein or peptide pharmaceuticals to slow clearance from the body which gives excellent retention of biological activity;

    - viraMASC-TM---a process for coating viruses to increase efficacy in gene therapy and the treatment of cancer;

    - antiMASC-TM---a process for cloaking anti-tumour antibody fragments to delay clearance by the body which provides improved tumour localisation and penetration;

    - combiMASC--a process for linking molecules via PEG-based linkers; and

    - lipoMASC-TM---a process for coating liposomes, hollow lipid droplets, which leads to significantly improved tumour localisation and has application in the delivery of anti-cancer agents.

    The technologies are contained in a family of patents and patent applications in all major territories. Currently, none of the products using the company's technologies have completed clinical trials.

    In the year ended 31 December 1998, PolyMASC made a loss before tax of L1,586,000 (1997: L975,000) on a turnover of L582,000 (1997: L528,000). At that date, PolyMASC had shareholders' funds of L1,695,000 (1997: L2,535,000).

BACKGROUND TO AND REASONS FOR THE ORDINARY SHARE OFFER

    In December 1998 and January 1999, Dr. McGraw placed telephone calls to Steve Harris, a director of PolyMASC and arranged an initial meeting for February 1999. On 8 February 1999, Dr. McGraw met in London with Dr. Gillian Francis, Chief Executive Officer of PolyMASC, Steve Harris, and Richard Trevillion and Allison Fleetwood (representatives of Arthur Andersen Corporate Finance, Healthcare, who had been retained by PolyMASC on possible acquisition, merger or other strategic transactions). At the meeting, Drs. McGraw and Francis discussed corporate strategies of Valentis and PolyMASC and identified potential corporate operating and partnership synergies. Both companies exchanged information.

    Discussions regarding potential operating and partnership opportunities and the financial requirements of PolyMASC continued through to the end of March.

    A potential merger between PolyMASC and Valentis was discussed at a PolyMASC Board of Directors meeting on 30 March 1999. On that day, the Valentis Board also met and discussed in detail the opportunity of a business combination transaction with PolyMASC. The Board authorised the officers of Valentis to further pursue a potential transaction with PolyMASC.

    During April 1999, representatives of Hambrecht & Quist LLC, who had been engaged by Valentis in March 1999 to help evaluate possible business combinations with PolyMASC and Arthur Andersen Corporate Finance had discussions on several occasions to negotiate the terms of a potential transaction between Valentis and PolyMASC.

    On 3 May 1999, Hambrecht & Quist LLC, on behalf of Valentis, made a verbal indicative offer to Arthur Andersen Corporate Finance. A written indicative offer was forwarded from Dr. McGraw to Richard Trevillion the same day, contingent upon receiving approval from Valentis' Board.

    PolyMASC convened a board meeting on 7 May 1999 to consider Valentis' indicative offer. At this meeting, the PolyMASC Board authorised further discussions with Valentis. After the PolyMASC Board meeting, negotiations between the parties continued. During this time, the parties continued due diligence.

    On 10 May 1999, a meeting was convened at PolyMASC's facility. Present were Richard Trevillion and Byron Griffin of Arthur Andersen Corporate Finance, Dr. Francis, Julian Gilbert and Mike Snow from PolyMASC, Dr.

McGraw from Valentis, and Vivek Jain and Dennis Purcell from Hambrecht & Quist LLC. The terms and conditions of a possible transaction were discussed in detail and additional due diligence materials were exchanged.

    On 10 and 11 May 1999, Meg Snowden, intellectual property counsel for Valentis, visited PolyMASC's facilities to perform intellectual property due diligence. Both parties continued their due diligence review through 23 May 1999. On 24 May 1999, the Boards of both companies met independently and approved the proposed transaction.

    The goal of the merger of Valentis and PolyMASC is to create a leading biologics delivery group. Both the PolyMASC Directors and the Valentis Directors believe biologics delivery represents a significant commercial opportunity with good growth potential.

    Historically, human pharmaceuticals were predominately chemical-based products. These therapeutics were synthesised from chemical elements to form small molecules with distinct pharmacological activity. Biologics have been responsible for only a very small portion of the total pharmaceutical market.

    The emergence of biotechnology over the past couple of decades has led to an ever-increasing number of marketed protein-based therapeutics, and this number is expected to grow dramatically with the maturation of the biotechnology field.

    Once the Ordinary Share Offer becomes wholly unconditional, PolyMASC will become a wholly-owned subsidiary of Valentis and will continue to operate in its current location in London. The focus of its operations will continue to be research and preclinical development of PEGylation technologies and products. Valentis' Burlingame, California site is the corporate headquarters for the company and will focus on clinical development of products coming from PolyMASC and Valentis' The Woodlands, Texas centre. A group will be established at the Burlingame centre to develop the field of PEGylated viruses for gene delivery, using the PolyMASC technology. The focus of operations at The Woodlands centre will be research and preclinical development of gene medicines.

FINANCIAL EFFECTS OF ACCEPTANCE

(a) CAPITAL VALUE

    The following table illustrates the change in capital value under the Ordinary Share Offer (excluding the Deferred Consideration) for a holder of 1000 PolyMASC Ordinary Shares who accepts the Ordinary Share Offer and the Ordinary Share Offer becomes or is declared unconditional in all respects:

COMPARED TO THE DAY BEFORE THE ANNOUNCEMENT:

Sterling equivalent value of the New Valentis Common Stock issued in exchange for 1000
  PolyMASC Ordinary Shares under the Ordinary Share Offer (i)................................  L         522

Market value of 1000 PolyMASC Ordinary Shares (ii)...........................................  L         465
                                                                                               -------------

Increase in value (iii)......................................................................  L          57
                                                                                               -------------
                                                                                               -------------

                                                                                                   12.19 per
Percentage (iii).............................................................................          cent.

COMPARED TO THE 30 DAY MOVING AVERAGE PRICE OF VALENTIS UP TO 21 JUNE 1999:

Sterling equivalent value based on the 30 day Moving Average of a New Valentis Common Stock
  issued in exchange for 1,000 PolyMASC Ordinary Shares under the Ordinary Share Offer
  (iv).......................................................................................  L         563

Market value of 1,000 PolyMASC Ordinary Shares (ii)..........................................  L         465
                                                                                               -------------

Increase in value (iii)......................................................................  L          98
                                                                                               -------------
                                                                                               -------------

                                                                                                   21.17 per
Percentage increase..........................................................................          cent.

--------------------------

Notes:

 (i) The Sterling equivalent value of the New Valentis Common Stock is based on the Closing Price of Valentis Common Stock of $3.97 on 21 June 1999, the last practicable day before the issue of this document, and the Illustrative Exchange Rate.

 (ii) The market value attributed to PolyMASC Ordinary Shares is based on the Closing Price of 46.5p on 24 May 1999, the last practicable day before the Announcement.

(iii) No account has been taken of any liability to taxation or for the treatment of fractional entitlements to New Valentis Common Stock.

 (iv) The Sterling equivalent value of the Valentis Common Stock is based on the 30 Day Moving Average Price of a Valentis Common Stock in the 30 day period up to 21 June 1999 of L2.50 and the Illustrative Exchange Rate.

(b) INCOME

    Valentis does not anticipate paying any cash dividends or making any other form of distribution of income for the foreseeable future. Neither Valentis nor PolyMASC have paid or declared a cash dividend during the 12 months preceding the date of this document.

LOAN FACILITY

    On 25 May 1999, Valentis made a $3 million loan facility available to PolyMASC for a term of approximately one year, available in four tranches of $1 million, $750,000, $750,000 and $500,000, each tranche bearing interest at the three month LIBOR rate at the date of its drawdown. The loan facility is not conditional upon the Ordinary Share Offer being declared unconditional in all respects and is available for working capital purposes and is secured on the lipoMASC-TM- Technology. No tranche may be drawn down within three months of the previous tranche. The first tranche of this facility was drawn down on 1 June 1999.

MANAGEMENT AND EMPLOYEES

    Valentis attaches great importance to the skills and experience of the existing management and employees of PolyMASC and believes that they will benefit from greater opportunities within the enlarged group created by the acquisition of PolyMASC by Valentis. Accordingly, Valentis has given assurances to the Board of PolyMASC that the existing rights of employees of PolyMASC will be fully safeguarded. Following the Ordinary Share Offer being declared unconditional in all respects, Dr. Gillian Francis will be appointed to the Board of Valentis.

POLYMASC DEFERRED SHARE OFFER

    Valentis has today made a separate offer to PolyMASC Deferred Shareholders which is conditional upon the Ordinary Share Offer becoming or being declared unconditional in all respects. The Deferred Share Offer is 1p per PolyMASC Deferred Share, valuing the whole of PolyMASC's issued deferred share capital at L500.

    The Ordinary Share Offer is not dependent in any way on the level of acceptances under the Deferred Share Offer.

POLYMASC SHARE OPTION SCHEMES

    As soon as practicable following the posting of this document, Valentis will seek the agreement of the holders of options under the PolyMASC Share Option Schemes to the exchange of those options for options over New Valentis Common Stock. It is intended that such new options will be granted by the PolyMASC Employee Benefit Trust.

    The Trustees of the PolyMASC Employee Benefit Trust have advised Valentis that, in the event that the Ordinary Share Offer is declared unconditional in all respects, the Trustees intend to transfer New Valentis Common Stock to certain PolyMASC Directors as follows:

DIRECTOR                                                                           NEW VALENTIS COMMON STOCK
--------------------------------------------------------------------------------  ---------------------------
J.T. Rees.......................................................................               7,090
R.S. Harris.....................................................................              12,094
D.M.M. Dutton...................................................................               6,717

UNITED KINGDOM TAXATION

    The following paragraphs, which are intended as a general guide only, are based on current legislation and Inland Revenue practice. They summarise certain limited aspects of the UK taxation treatment of the acceptance of the Ordinary Share Offer, and they relate only to the position of PolyMASC Ordinary Shareholders who hold their PolyMASC Ordinary Shares as an investment and who are ordinarily resident in the UK for tax purposes (except insofar as express reference is made to the treatment of non-UK residents). If you are in any doubt as to your tax position or if you may be subject to tax in any jurisdiction other than the UK, you should consult an appropriate professional adviser immediately:

(a)  TAXATION OF CAPITAL GAINS

    The exchange of PolyMASC Ordinary Shares by a PolyMASC Ordinary Shareholder in return for New Valentis Common Stock will not be treated as a disposal of PolyMASC Ordinary Shares for the purposes of UK taxation of capital gains, provided that the PolyMASC Ordinary Shareholder, together with persons connected with him, owns not more than five per cent. of, or of any class of, shares in PolyMASC. The New Valentis Common Stock will instead be treated as if it were the same asset as the PolyMASC Ordinary Shares, acquired as and when the PolyMASC Ordinary Shares were acquired.

    A subsequent disposal of New Valentis Common Stock by a UK resident may give rise to a liability to UK taxation of capital gains.

    The PolyMASC Ordinary Shareholders who accept the Ordinary Share Offer will (in addition to the New Valentis Common Stock) be entitled to the Deferred Consideration. The value of the right to the Deferred Consideration will be taxed at the time of the disposal of the PolyMASC Ordinary Shares. Future amounts of Deferred Consideration may be taxed when received (depending on whether the amounts received are greater than the amount originally brought into tax or not).

    The capital gains of PolyMASC Ordinary Shareholders who are individuals will be charged at 20 per cent. where the gains added to their total income is below the basic rate limit and 40 per cent. where they exceed that limit. Companies pay corporation tax on their chargeable gains at their normal rate. The standard rate of corporation tax for the year to 31 March 2000 is 30 per cent.

(b)  STAMP DUTY AND STAMP DUTY RESERVE TAX

    No UK stamp duty or stamp duty reserve tax will be payable by a PolyMASC Ordinary Shareholder on the transfer of PolyMASC Ordinary Shares to Valentis. Any liability to UK stamp duty or stamp duty reserve tax on the transfer of such PolyMASC Ordinary Shares to Valentis will be borne by Valentis. No UK stamp duty or stamp duty reserve tax will be payable on the issue of New Valentis Common Stock.

(c)  DIVIDENDS

    A UK resident will generally be liable to income tax or corporation tax in the UK on the aggregate of any dividend received from Valentis and any tax withheld at source in the USA and any tax withheld in the UK (see below). In computing that liability to taxation, credit will be given for any tax withheld in the USA and any tax withheld in the UK. No repayment of the US tax credit will be available to a UK resident. In the case of a corporate UK resident which controls ten per cent. or more of the voting stock of Valentis, credit will also be available for underlying tax against UK taxes in respect of the dividend.

    Special rules apply to UK residents who are not domiciled in the UK.

    An agent in the UK, who on behalf of a UK resident, collects a dividend paid by Valentis, may be required to withhold a sum on account of UK income tax or corporation tax, currently at the rate of 23 per cent. Regulations, however, allow credit to be given for tax withheld in the USA, thereby reducing the aggregate withholding.

(d)  INHERITANCE TAX

    Where an individual who is neither domiciled nor deemed to be domiciled in the UK holds Valentis Common Stock he will not be subject to UK inheritance tax on the value of the stock because the stock is a non-UK situs. Where an individual who is either domiciled or deemed to be domiciled in the UK holds Valentis Common Stock, the value of the stock will form part of that individual's estate for UK Inheritance Tax and there might be a liability on the death of, or on a gift (or on disposal at an undervalue) of the Valentis Common Stock by, that individual.

PROCEDURE FOR ACCEPTANCE OF THE ORDINARY SHARE OFFER

    This section should be read together with Part C of Appendix I and the notes on the Form of Acceptance.

(a)  COMPLETION OF FORM OF ACCEPTANCE TO ACCEPT THE ORDINARY SHARE OFFER

    To accept the Ordinary Share Offer in respect of all or part of your PolyMASC Ordinary Shares, you must complete Boxes 1 and 3, and, if relevant, Boxes 4 and 5. In all cases, sign Box 2 of the enclosed Form of Acceptance IN THE PRESENCE OF AN INDEPENDENT WITNESS, WHO SHOULD ALSO SIGN IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON.

(b)  RETURN OF FORM OF ACCEPTANCE

    A completed Form of Acceptance must be returned to accept the Ordinary Share Offer. The completed Form of Acceptance should be returned by post or by hand to Connaught St Michaels Limited, PO Box 30, Victoria Street, Luton, Bedfordshire, LU1 2PZ together (subject to paragraph (c) below) with the relevant share certificate(s) and/or other document(s) of title as soon as possible, BUT IN ANY EVENT SO AS TO ARRIVE NO LATER THAN 3.00 PM ON 13 JULY 1999. A reply paid envelope is enclosed for your convenience. No acknowledgement of receipt of documents will be given by or on behalf of Valentis. The instructions printed on the Form of Acceptance are deemed to form part of the terms of the Ordinary Share Offer.

(c)  DOCUMENTS OF TITLE

    A completed and signed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If, for any reason, the relevant share certificate(s) and/or the other document(s) of title is/are lost or not readily available, you should nevertheless complete, sign and lodge the Form of Acceptance as stated above so as to be received by no later than 3.00 pm on 13 July 1999. You should send with the Form of Acceptance, any share certificate(s) and/or other document(s) of title which you may have available and a letter stating that the remaining documents will follow as soon as possible. No acknowledgement of receipt of documents will be given by or on behalf of Valentis. If you have lost your share certificate and/or other document(s) of title, you should contact PolyMASC's registrars, Connaught St Michaels Limited, for a letter of indemnity for lost share certificate(s) which, when completed in accordance with the instructions given, should be returned by post to Connaught St Michaels Limited at the address specified in paragraph (b) above.

(d)  VALIDITY OF ACCEPTANCE

    Without prejudice to Part B of Appendix I of this document and subject to the provisions of the City Code, Valentis and Hambrecht & Quist LLC reserve the right to treat as valid in whole or in part any acceptance of the Ordinary Share Offer which is not entirely in order or (as applicable) which is not accompanied by the relevant share certificate(s) and/or other document(s) of title. In that event, no allotment of New Valentis Common Stock pursuant to the terms of the Ordinary Share Offer will be made until (as applicable) the relevant share certificate(s) and/or other document(s) of title or letter(s) of indemnity satisfactory to Valentis have been received.

(e)  OVERSEAS SHAREHOLDERS

    The attention of PolyMASC Ordinary Shareholders who are citizens or residents of jurisdictions outside the UK is drawn to paragraph 6 of Part B and paragraph (B) of Part C of Appendix I and to the relevant provisions of the Form of Acceptance.

    The availability of the Ordinary Share Offer to persons not resident in the UK may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the UK should inform themselves about and observe any applicable requirements.

    The Ordinary Share Offer is not being made, directly or indirectly, in or into the United States, Canada, Australia or Japan. Accordingly, any accepting PolyMASC Ordinary Shareholder who is unable to give the warranties set out in paragraph (B) of Part C of Appendix I of this document will be deemed not to have accepted the Ordinary Share Offer.

    IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT CONNAUGHT ST MICHAELS LIMITED, BY TELEPHONE ON 01582 405333 OR AT THE ADDRESS IN PARAGRAPH (b) ABOVE.

LISTING AND SETTLEMENT

    Application has been made for the New Valentis Common Stock to be admitted for listing on the Nasdaq National Market. It is expected that the listing will be effective on the first trading day following that on which the Ordinary Share Offer becomes or is declared unconditional in all respects.

    Subject to the Ordinary Share Offer becoming or being declared unconditional in all respects (except as provided in paragraph 6 of Part B of Appendix I in the case of certain overseas PolyMASC Ordinary Shareholders), settlement of the consideration to which any PolyMASC Ordinary Shareholder is entitled under the Ordinary Share Offer (other than the Deferred Consideration) will be effected:
(i) in the case of acceptances received, complete in all respects, by the date on which the Ordinary Share Offer becomes or is declared unconditional in all respects, within 14 days of such date; or (ii) in the case of acceptances of the Ordinary Share Offer received, complete in all respects, after the date on which the Ordinary Share Offer becomes or is declared unconditional in all respects but while it remains open for acceptance, within 14 days of such receipt, in the following manner:

(a)  NEW VALENTIS COMMON STOCK

    Definitive certificates for the New Valentis Common Stock and, where applicable, cheques representing fractional entitlements will be dispatched to PolyMASC Ordinary Shareholders. In the case of joint holders of PolyMASC Ordinary Shares, these will be dispatched to the joint holder whose name appears first in the register of members. Accepting PolyMASC Ordinary Shareholders will receive their New Valentis Common Stock certificates without having to take any further action. Pending dispatch of certificates, transfers of New Valentis Common Stock will be certified by Valentis' transfer agent.

(b)  DEFERRED CONSIDERATION

    Cheques for the Deferred Consideration will be dispatched to the former holders of PolyMASC Ordinary Shares within 14 days of the receipt by PolyMASC of the proceeds (in cleared funds) of the sale of the lipoMASCTM Technology. The Deferred Consideration (and all rights to it) is non-transferable and will be paid to the same person to whom the consideration under the basic terms of the Ordinary Share Offer will be paid.

(c)  GENERAL

    All documents will be sent by pre-paid post at the risk of the person entitled thereto.

    If the Ordinary Share Offer does not become or is not declared unconditional in all respects, share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Ordinary Share Offer lapsing to the person or agent whose name and address (outside the United States, Canada, Australia and Japan) is set out in Box 3, or, if completed, Box 5 of the Form of Acceptance or, if none is set out, to the first named holder at his or her registered address (outside the United States, Canada, Australia and Japan). All documents and remittances sent by, to or from PolyMASC Ordinary Shareholders or their appointed agents will be sent at their own risk. If sufficient acceptances are received Valentis shall take such steps as may be necessary to entitle Valentis compulsorily to acquire the PolyMASC Ordinary Shares of any members of PolyMASC who has not accepted the Ordinary Share Offer pursuant to the provision of Sections 428 to 430 of the Companies Act, following which the quotation on the Alternative Investment Market of the PolyMASC Ordinary Shares will be cancelled.

FURTHER INFORMATION

    The Ordinary Share Offer will remain open for acceptance until 3.00 pm on 13 July 1999 or such later time(s) and/or date(s) as Valentis may decide in accordance with the provisions contained in paragraph 1 of Part B of Appendix I of this document.

    Your attention is drawn to the further information contained in the Appendices to this document.

ACTION TO BE TAKEN

    TO ACCEPT THE ORDINARY SHARE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY POST OR BY HAND BY CONNAUGHT ST MICHAELS LIMITED NO LATER THAN 3.00 PM ON 13 JULY 1999.

Yours sincerely,

DENNIS J. PURCELL

Managing Director
Head of Life Sciences

For Hambrecht & Quist LLC

                         INFORMATION REGARDING VALENTIS

1.  RISK FACTORS

    This document contains forward-looking statements that involve risks and uncertainties. Valentis' and PolyMASC's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and uncertainties, including risks relating to: (a) the integration of Valentis and PolyMASC; (b) the integration by Valentis of other prior acquisitions; (c) the respective businesses of Valentis and PolyMASC, including risks relating to the research and development of products and product candidates, regulatory and governmental approvals, the timing and scope of technological advances and the overall condition of the biotechnology industry; and (d) other matters set forth in this section and elsewhere in this document and in the documents incorporated herein by reference. In addition to the other information in this document, the following risk factors should be considered carefully by the PolyMASC Ordinary Shareholders in determining whether or not to accept the Ordinary Share Offer.

GENERAL RISKS RELATING TO VALENTIS' BUSINESS

SINCE THE DEVELOPMENT OF ITS PRODUCTS WILL TAKE SEVERAL MORE YEARS, VALENTIS CANNOT BE CERTAIN THESE PRODUCTS WILL EVER BE SUCCESSFULLY MARKETED OR MANUFACTURED.

    Because substantially all of the products under development by Valentis are in research or preclinical development, revenues from the sale of any products will not be realised for at least the next several years, if at all. Valentis cannot be certain that any of its products will be safe and effective or that it or its corporate partners will obtain regulatory approvals. In addition, any products developed by Valentis may not be economical to manufacture on a commercial scale. Even if Valentis develops a product that becomes available for commercial sale, it cannot be certain that consumers will accept the product.

    If Valentis cannot satisfy existing clinical and regulatory approval procedures, it may be unable to market its products. Valentis and its corporate partners may not obtain regulatory approval for the commercial sale of any of their products, or be able to demonstrate that a potential product is safe and effective for its intended use. Valentis cannot be certain that it or its corporate partners will be permitted to undertake clinical testing of its products. Valentis and its corporate partners may also experience delays in conducting clinical trials due to a variety of factors, including:

    - unfavourable or delayed preclinical study results;

    - inability to manufacture sufficient quantities of materials used for clinical trials;

    - delays or difficulties in patient enrollment; and

    - delays in regulatory approvals.

    While Valentis has demonstrated some evidence of the utility of its gene delivery systems in preclinical studies, these results do not mean that they will be safe or effective in humans. The gene delivery systems may have undesirable and unintended side effects or other characteristics that may prevent or limit their use.

    The gene delivery systems of Valentis face risks in addition to those common to all biotechnology or biopharmaceutical companies. Gene-based therapy is a new and rapidly evolving technology that is expected to undergo significant technological changes in the future. Many companies are seeking to identify therapeutic genes and understand their function in the development and progression of various diseases. However, there is limited clinical data available regarding the safety and efficacy of gene-based therapeutics. Valentis is not aware of any gene-based therapeutics that have received marketing approval from the US Federal Drugs Administration ("FDA") or foreign regulatory authorities. As a result of the limited data available and other factors, clinical trials relating to gene-based therapeutics may take longer to complete than clinical trials involving more traditional pharmaceuticals.

VALENTIS EXPECTS TO OPERATE AT A LOSS FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.

    Valentis cannot be certain that it will ever achieve and sustain profitability. Since its inception, Valentis has engaged in research and development activities. As a result, Valentis has generated minimal revenues from operations and has experienced significant operating losses. As of 31 March 1999, Valentis had an accumulated deficit of approximately $64.7 million. The process of developing Valentis' products will require significant additional research and development, preclinical testing, clinical trials and regulatory approvals. These activities, together with general and administrative expenses, are expected to result in operating losses for the foreseeable future.

THE BUSINESS OF VALENTIS MAY BE ADVERSELY AFFECTED IF IT CANNOT ATTRACT AND RETAIN CORPORATE PARTNERS.

    Valentis may not be able to retain its corporate partnerships, or establish additional collaborations. Valentis will rely on such corporate partnerships to fund or conduct research and development, preclinical studies, clinical trials, manufacturing, marketing and sales necessary to commercialise its products. Even if it is able to establish and retain corporate partnerships, the terms may not be favourable. Valentis' reliance on corporate partners poses other risks, including:

    - uncertainty that its current or future corporate partnerships will be successful or that it will derive any revenue from such partnerships;

    - corporate partners have considerable discretion in electing whether to pursue the development of any product and may pursue alternative technologies or products either on their own or in collaboration with Valentis' competitors;

    - disputes may arise in the future with respect to the ownership of rights to technology developed with corporate partners;

    - disagreements with corporate partners could lead to delays or termination in the research, development or commercialisation of product candidates, or result in litigation or arbitration; and

    - if any corporate partner fails to develop or commercialise successfully any product, Valentis' business, financial condition and results of operations could be materially adversely affected.

VALENTIS MAY BE ADVERSELY AFFECTED IF IT IS UNABLE TO PROTECT ITS PATENTS AND PROPRIETARY RIGHTS.

    Valentis' success will depend to a significant degree on its ability to:

    - obtain patents and licenses to patent rights;

    - preserve trade secrets; and

    - operate without infringing on the proprietary rights of others.

    The patent positions of biotechnology and pharmaceutical companies are uncertain and involve complex legal and factual questions. As a result, Valentis cannot predict how broad any claims in allowed patents will be. In addition, there is a substantial backlog of biotechnology patent applications at the US Patent and Trademark Office that may delay the review and the potential issuance of patents.

    Valentis has rights to US and foreign issued patents and has filed or participated as a licensee in the filing of a number of patent applications in the US relating to their technologies, as well as foreign counterparts of these applications in many countries. Valentis will continue to file applications as appropriate for patents covering both products and processes. There is a risk, however, that patents may not issue from any of these applications or that claims allowed under issued patents or patents that may issue from such applications may not be sufficient to protect Valentis' technology.

    Patent applications in the USA are maintained in secrecy until a patent issues. As a result, Valentis cannot be certain that others have not filed patent applications for technology covered by their pending applications. Valentis also cannot be certain that it was the first to invent the technology that is the subject of such patent applications. Competitors may have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with those held by Valentis. Valentis is aware of patent applications filed and patents issued to third parties relating to gene delivery technologies. Valentis currently is unable to verify that any of these patent applications or patents held by third parties will have any effect on Valentis' products.

    Competitors of Valentis may file patent applications in the USA that claim technology also invented by Valentis. If so, Valentis may have to participate in interference proceedings or even litigation to determine priority of invention and, thus, the right to a patent. This could result in substantial cost to Valentis to determine its rights or even potential loss of its rights.

    Valentis' success depends in large part on its ability to operate without infringing upon the patents or other proprietary rights of third parties. In the event of such infringement, Valentis and its corporate partners may be enjoined from pursuing commercialisation of products or may be required to obtain licenses to these patents or other proprietary rights. Valentis cannot be certain that it or its corporate partners will be able to obtain alternative technologies or any required license. Even if Valentis or its corporate partners were to obtain such technologies or licenses, Valentis cannot be certain that the terms would be commercially reasonable. If such licenses or alternative technologies are not obtained, Valentis may be delayed or prevented from pursuing the development of some or all of its products.

    Valentis also relies on proprietary information and trade secrets, including its proprietary database of preclinical in vivo experiments, to develop and maintain its competitive positions. Third parties may independently develop equivalent proprietary information or techniques or gain access to Valentis' trade secrets. Valentis typically requires its employees, consultants, collaborators, advisors and corporate partners to execute confidentiality agreements. However, these agreements may not provide meaningful protection or adequate remedies in the event of unauthorised use or disclosure of such information. Valentis cannot be certain that the parties to such agreements will not breach the agreements.

VALENTIS' BUSINESS MAY BE ADVERSELY AFFECTED IF IT IS UNABLE TO OBTAIN RIGHTS TO PROPRIETARY GENES OR OTHER TECHNOLOGIES.

    Valentis and its corporate partners are investigating the use of gene sequences in Valentis' products. A number of these gene sequences are, or may become, patented by others. As a result, Valentis or its corporate partners may be required to obtain licenses to those gene sequences or other technology. In addition, some of the products based on Valentis' gene delivery systems may require the use of multiple proprietary technologies. Consequently, Valentis or its corporate partners may be required to make cumulative royalty payments to several third parties. These cumulative royalties would reduce amounts retained by or paid to the combined company and could be commercially prohibitive. Valentis cannot be certain that it or their corporate partners will be able to obtain any required licenses.

IF VALENTIS IS UNABLE TO SATISFY GOVERNMENT REGULATIONS, IT MAY NOT BE ALLOWED TO DEVELOP, MARKET AND MANUFACTURE ITS PRODUCTS IN THE US

    Valentis may not receive approval from regulatory authorities to market any of its products. Prior to marketing any drug or biological product in the US, the product must undergo rigorous preclinical studies and clinical trials. In addition, the product must undergo an extensive regulatory approval process implemented by the FDA. Satisfaction of these regulatory requirements typically takes several years or more and a substantial commitment of resources. Valentis cannot be certain that it will obtain regulatory approval even if it devotes substantial resources and time. Valentis believes that the FDA will regulate the commercial uses of its products as biologics. However, because gene-based therapy is a relatively new technology, the regulatory requirements are particularly uncertain. This uncertainty may result in excessive costs or delays in the regulatory approval process.

    In addition, manufacturing facilities in the US must comply with the FDA's good manufacturing process regulations. Such facilities are subject to periodic inspection by the FDA and state authorities. Manufacturers of biologics also must comply with the FDA's general biological product standards and also may be subject to state regulation. Failure to comply with such regulatory requirements may result in the following:

    - withdrawal of marketing approval;

    - civil penalties;

    - recall or seizure of products or total or partial suspension of production;

    - FDA warning letters;

    - refusal by the FDA to review applications or supplements to approved applications;

    - injunctions; or

    - other legal or regulatory actions.

    Even after a product is approved for marketing, the product, its manufacturer and its manufacturing facilities are subject to continued regulatory review, oversight and periodic FDA inspections. Discovery of previously unknown problems with a product, manufacturer or facility may result in penalties, including withdrawal of the product from the market.

IF VALENTIS IS UNABLE TO OBTAIN FOREIGN REGULATORY APPROVALS, IT MAY NOT BE ALLOWED TO DEVELOP, MARKET AND MANUFACTURE ITS PRODUCTS IN FOREIGN COUNTRIES.

    Valentis cannot be certain that it will obtain any regulatory approvals in other countries. In order to market its products outside the US, Valentis and its corporate partners must comply with numerous and varying regulatory requirements of other countries regarding safety and quality. The approval procedures vary among countries and can involve additional testing. The time required obtaining approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries involves similar risks to those associated with obtaining FDA approval set forth above. Approval by the FDA does not ensure approval by the regulatory authorities of any other country.

VALENTIS' SUCCESS MAY BE ADVERSELY AFFECTED BY INTENSE COMPETITION IN THE GENE-BASED THERAPEUTICS MARKET.

    The pharmaceutical and biotechnology industries are highly competitive. Valentis is aware of several pharmaceutical and biotechnology companies that are pursuing gene-based therapeutics. Many of these companies are addressing diseases that have been targeted by Valentis or its corporate partners. Valentis is also aware that some of its corporate partners are developing gene-based therapeutics with one or more of their competitors. These corporate partners may devote more resources to products or technologies that will compete with those of Valentis. Valentis may also experience competition from companies that enter the field of gene-based therapeutics in the future. As competitors develop their technologies, they may develop proprietary positions in a particular aspect of gene delivery and gene-based therapeutics that could prevent Valentis from developing its products.

    In addition, Valentis will face intense competition from other companies for corporate partnerships, for establishing relationships with academic and research institutions and for licenses to proprietary technology. Moreover, many other companies are developing non-gene-based therapies to treat these same diseases.

    Most of Valentis' competitors and potential competitors have substantially greater resources than Valentis. Those resources include superior product development capabilities and financial, scientific, manufacturing, managerial and human resources. Valentis' competitors may develop safer, more effective or less costly gene delivery systems, gene-based therapeutics or non-gene-based therapies. In addition, competitors may achieve superior patent protection or obtain regulatory approval or product commercialisation earlier than Valentis.

VALENTIS' BUSINESS MAY BE ADVERSELY AFFECTED IF IT IS UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

    Valentis' success will depend on its ability to retain its executive officers and scientific staff, and the consultants and advisors who assist Valentis in formulating its research and development strategy. If Valentis loses any of these persons, its corporate partnerships, business, financial condition and results of operations could be adversely affected. Valentis does not maintain key man life insurance on any of its executive officers or other key employees.

    In order to pursue its research and product development plans, Valentis must attract and retain additional qualified scientific and other personnel. Most of the individuals who will be sought by Valentis are highly skilled in pharmaceutical product development or in particular scientific fields. These individuals are generally in high demand by pharmaceutical and biotechnology companies and by universities and other research institutions. As a result, Valentis cannot be certain it will be able to attract and retain qualified individuals. The loss of key personnel or the inability to hire and retain qualified personnel could adversely affect Valentis' product development efforts.

IF VALENTIS IS UNABLE TO SECURE ADDITIONAL FINANCING, ITS RESEARCH AND DEVELOPMENT EFFORTS MAY BE ADVERSELY AFFECTED.

    Valentis may be unable to obtain the additional funding it will need in order to continue its research and development activities. Valentis has financed its operations primarily through the sale of equity securities and through corporate partnerships. Valentis has generated no royalty revenues from product sales. No such revenues for Valentis is expected for the foreseeable future, if ever. Valentis anticipates that its existing resources will enable it to maintain its operations through the financial year ending 31 December 2001. However, Valentis may require additional funding prior to such time. Valentis' future capital requirements will depend on many factors, including:

    - scientific progress in its research and development programs;

    - size and complexity of such programs;

    - scope and results of preclinical studies and clinical trials;

    - ability to establish and maintain corporate partnerships;

    - time and costs involved in obtaining regulatory approvals;

    - time and costs involved in filing, prosecuting and enforcing patent claims;

    - competing technological and market developments; and

    - the cost of manufacturing preclinical and clinical material.

    Valentis cannot be certain that additional financing to meet its funding requirements will be available. Even if financing is available, the terms may not be attractive. Furthermore, any additional equity financing may be dilutive to Valentis' stockholders. If Valentis is unable to raise capital when needed, it may have to reduce operations to conserve cash or cease operations entirely.

VALENTIS' FINANCIAL CONDITION AND OPERATIONS MAY BE ADVERSELY AFFECTED IF THE ORDINARY SHARE OFFER IS NOT ACCEPTED.

    Valentis and PolyMASC have incurred and will incur considerable costs and expenses in connection with the Ordinary Share Offer, including lawyers' and accountancy fees and the costs of filing, printing and mailing this document, the Form of Acceptance, the documentation relating to the Deferred Share Offer and the Registration Statement. In addition, each company's senior management has devoted a substantial amount of time and effort to the process. These costs and distractions could have a material adverse effect on their future operations if the Ordinary Share Offer is not accepted.

VALENTIS' PRODUCTS MAY NOT BE COMMERCIALLY SUCCESSFUL IF THEY ARE NOT ACCEPTED BY PHYSICIANS AND INSURERS.

    Concerns have arisen regarding the potential safety and efficacy of gene-based therapeutics using viral delivery systems. While Valentis' gene delivery systems are lipid-based and do not contain viruses, these concerns could adversely affect physicians' and health care payers' evaluations of Valentis' products. Physicians and health care payers could conclude that Valentis' products or technologies are not safe and effective. Valentis' success is dependent on commercial acceptance of its products. Valentis believes that recommendations by physicians and health care payers will be essential for commercial acceptance of its products. If products developed by Valentis and its corporate partners are not commercially accepted by patients, physicians or third-party payers, sales would be adversely affected.

VALENTIS' BUSINESS MAY BE ADVERSELY AFFECTED IF IT IS UNABLE TO EFFECTIVELY PRICE ITS PRODUCTS OR OBTAIN ADEQUATE REIMBURSEMENT.

    Even if Valentis and its corporate partners succeed in bringing any products to market, they cannot be certain that reimbursement will be available. Sales volume and price of any products successfully developed by the combined company will depend, in part, on the availability of third-party reimbursement for the cost of such products and related treatments. Reimbursement is generally provided by government health administration authorities, private health insurers and other organisations. Third-party payers are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Even if reimbursement is available, payers' reimbursement policies may adversely affect corporate partner's ability to sell such products on a profitable basis. If these corporate partners are unable to profitably sell Valentis' products, royalty revenue to Valentis will be reduced.

VALENTIS' BUSINESS MAY BE ADVERSELY AFFECTED IF IT IS UNABLE TO DEVELOP LARGE-SCALE MANUFACTURING CAPABILITIES.

    Although Valentis has entered into a strategic partnership with DSM Biologics for the manufacture and supply of systems for the gene therapy industry, neither DSM nor any third party has demonstrated successful large-scale manufacturing of gene delivery systems. The partnership has the potential to create the first manufacturing facilities that can produce high-quality, ultrapure material for plasmid-based therapeutics on every scale, from preclinical toxicology studies to commercial products. DSM will have full responsibility for manufacturing material to be marketed to any company or institution working in the field of gene therapy. Valentis will depend on DSM for commercial-scale manufacturing of its products. DSM may be unable to develop adequate manufacturing capabilities for commercial-scale quantities of gene-based therapeutic products. If DSM or third parties are unable to establish and maintain large-scale manufacturing capabilities, Valentis' commercialisation of its products may be delayed and sales of any products would be adversely affected.

DELAWARE LAW AND VALENTIS' CHARTER COULD MAKE THE ACQUISITION OF VALENTIS BY ANOTHER COMPANY MORE DIFFICULT.

    Provisions of Delaware law applicable to Valentis could delay a merger, tender offer or proxy contest involving Valentis or make such a transaction more difficult. These provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless a number of conditions are met. In addition, the Valentis Board of Directors may issue shares of preferred stock without Valentis stockholder approval on terms determined by the Board of Directors. The rights of the holders of Valentis Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. In addition, the Valentis Amended and Restated Certificate of Incorporation and the Valentis Bylaws contain the following provisions:

    - classified board of directors;

    - no right of stockholders to act by written consent without a meeting;

    - advance stockholder notice required to nominate directors and raise matters at the annual stockholders meeting;

    - no cumulative voting in the election of directors; and

    - removal of directors only for cause and with a two-thirds vote of the issued Valentis Common Stock.

    These provisions could delay, defer or prevent a change in control of Valentis or limit the price that investors might be willing to pay in the future for shares of Valentis Common Stock.

VALENTIS' BUSINESS MAY BE NEGATIVELY IMPACTED BY COMPUTER FAILURES IN THE YEAR 2000 ("Y2K")

    Many existing computer programs and systems, including some of those used by Valentis and its suppliers and vendors, use only two digits to identify the year in the date field. These programs may be unable to process date/time information between the twentieth and twenty-first centuries. This inability could cause the disruption or failure of such computer systems. Valentis has identified two main areas of its Y2K risk:

    - Valentis' internal computer systems could be disrupted or fail, causing an interruption or decrease in Valentis' ability to continue its operations; and

    - the computer systems of third parties with whom Valentis regularly deals, including its suppliers, vendors, utilities and financial institutions, could be disrupted or fail, causing an interruption or decrease in Valentis' ability to continue its operations.

    Valentis is currently evaluating the nature and extent of the Y2K issues for its internal systems and has developed a plan to address the issue. If Valentis does not achieve Y2K compliance for its internal systems on a timely basis, Valentis' business could be adversely affected.

    If the business of any third party, including suppliers, vendors, utilities or financial institutions, is significantly disrupted because such party is not Y2K compliant, such disruption could adversely affect Valentis' business. These disruptions could include, among other things:

    - a financial institution's inability to process checks drawn on Valentis' bank accounts, accept deposits or process wire transfers;

    - a client's, supplier's, vendor's or financial institution's business failure;

    - an interruption in deliveries of equipment and supplies from vendors;

    - a loss of voice and data connections Valentis will use to share information;

    - a loss of electric power to Valentis' facilities; or

    - other interruptions to the normal conduct of business by Valentis, the nature and extent of which Valentis cannot foresee.

    Valentis does not know whether any of the disruptions described above will actually occur. Even if they do occur, Valentis cannot predict the effect they will have on Valentis' business.

VALENTIS' RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED IF ENVIRONMENTAL CLAIMS EXCEED INSURANCE LIMITS OR COSTS TO COMPLY WITH ENVIRONMENTAL LAWS BECOME EXCESSIVE.

    Valentis' research and development processes will involve the controlled use of hazardous and radioactive materials. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, Valentis could be held liable for any damages, which could exceed its available financial resources, including its insurance coverage.

    Valentis will be subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products. Valentis may be required to incur significant costs to comply with environmental laws and regulations in the future.

RISKS ASSOCIATED WITH ACCEPTANCE OF THE ORDINARY SHARE OFFER

IF VALENTIS AND POLYMASC ARE NOT SUCCESSFULLY INTEGRATED, THE COMBINED COMPANY'S BUSINESS WILL BE ADVERSELY AFFECTED.

    Integrating Valentis and PolyMASC will be a complex, time-consuming and expensive process. Currently, Valentis and PolyMASC operate independently, each with its own business, business culture, employees and systems. After the Ordinary Share Offer becomes unconditional in all respects, Valentis and PolyMASC must operate as a combined organisation utilising common:

    - information and communication systems;

    - operating procedures;

    - financial controls; and

    - human resource practices, including benefit, training and professional development programs.

    There may be substantial difficulties, costs and delays involved in integrating Valentis and PolyMASC. These may include:

    - distracting management from the business of the combined company;

    - potential incompatibility of business cultures;

    - perceived uncertainty in career opportunities, benefits and the long-term return value of stock options available to employees;

    - potential inability to coordinate research and development efforts successfully;

    - costs and delays in implementing common systems and procedures; and

    - operating the combined company at three different sites, one in Burlingame, California USA, one in The Woodlands, Texas and another in London.

    Any one or all of these factors may increase operating costs or lower anticipated financial performance. In addition, the combined company may lose corporate partners and employees. Many of these factors are also outside the control of either company. The failure to integrate Valentis and PolyMASC would have a material adverse effect on the business, financial condition and results of operations of the combined company.

BECAUSE THE NUMBER OF SHARES OF VALENTIS COMMON STOCK TO BE RECEIVED IN THE ORDINARY SHARE OFFER WILL NOT INCREASE OR DECREASE DUE TO CHANGES IN THE PRICE OF EITHER COMPANY'S SHARE CAPITAL, THE VALUE OF THE ORDINARY SHARE OFFER IS SUBJECT TO SUBSTANTIAL VOLATILITY.

    In the Ordinary Share Offer, each PolyMASC Ordinary Share will be exchanged for 0.209 of a share of Valentis Common Stock. This exchange ratio will not increase or decrease due to fluctuations in the market price of either company's stock. Thus, the value of the New Valentis Common Stock to be received by holders of PolyMASC

Ordinary Shares will depend upon the market price of Valentis Common Stock following the time at which the Ordinary Share Offer becomes unconditional in all respects, which may be greater or less than the value at the time of the Announcement and/or a PolyMASC Ordinary Shareholder accepts the Ordinary Share Offer. Valentis Common Stock and PolyMASC Ordinary Shares are subject to substantial price volatility and, therefore, the value of the Ordinary Share Offer consideration to be received by holders of PolyMASC Ordinary Shares is subject to the same volatility. Recent market prices of Valentis Common Stock are set out in paragraph 4 of Appendix V to this document.

    Holders of PolyMASC Ordinary Shares are encouraged to obtain current market quotations for Valentis Common Stock and PolyMASC Ordinary Shares.

EXCHANGE RATE RISK

    You should bear in mind that the Sterling value of any investment in Valentis Common Stock and any dividend income from that investment (payable in Dollars and subject to US withholding tax) will be affected by the Dollar to Sterling exchange rate.

INEXPERIENCE WITH INTEGRATION OF INTERNATIONAL SUBSIDIARIES COULD DECREASE EFFECTIVENESS OF EUROPEAN OPERATIONS

    The Ordinary Share Offer involves the integration of two companies that have previously operated independently. Such integration will require significant effort from each company, including the coordination of their operations, research and development and sales and marketing efforts. There can be no assurance that Valentis will integrate the operations of PolyMASC without encountering difficulties or experiencing the loss of PolyMASC or Valentis personnel or that the benefits expected from such integration will be realised. The difficulties are exacerbated by the fact that the two companies are located on different continents separated by economic, governmental and cultural differences. Valentis has no prior experience integrating a European operation. The diversion of the attention of management and any difficulties encountered in the transition process could have an adverse impact on Valentis' ability to realise anticipated synergies from the acquisition of PolyMASC. Such problems may include:

    - the interruption of, or a loss of momentum in, PolyMASC's activities;

    - problems associated with integration of management information and reporting systems; or

    - delays in implementation of consolidation plans.

OPERATING LOSSES OF POLYMASC AND VALENTIS

    Historically both PolyMASC and Valentis have been loss making and no assurances can be made that the consolidated company will generate income in the future.

CHANGE OF CONTROL OF POLYMASC COULD WEAKEN RELATIONSHIPS WITH CUSTOMERS AND PARTNERS

    Certain of PolyMASC's existing customers or strategic partners may take the opportunity following a change of control to review their contractual relationships. Such a review could result in delayed or lost sales to either Valentis or PolyMASC.

FUTURE SALES OF NEW VALENTIS COMMON STOCK ISSUED UNDER THE ORDINARY SHARE OFFER

    Assuming the Ordinary Share Offer becomes unconditional in all respects, up to 4,400,000 of New Valentis Common Stock will be issued, all of which will be immediately freely tradeable under US securities laws. Sales of a substantial number of such New Valentis Common Stock could adversely affect the market price of the Valentis Common Stock.

HOLDERS OF POLYMASC ORDINARY SHARES MAY HAVE LESS ADVANTAGEOUS RIGHTS AFTER THE OFFERING

    Following the Ordinary Share Offer, PolyMASC Ordinary Shareholders will become holders of Valentis Common Stock. Differences exist between the rights of PolyMASC Ordinary Shareholders under PolyMASC's Articles of Association and the rights of Valentis Stockholders under Valentis' Certificate of Incorporation and Bylaws. Details of these differences are set out in Appendix II to this document, under the heading "Description of Valentis and changes in the rights of PolyMASC Ordinary Shareholders."

2.  SELECTED VALENTIS FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements for Valentis and the notes thereto included in this document and "Valentis' Management Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference. The following selected financial data for the 5 years ended 30 June 1998 are derived from the audited financial statements of Valentis. The selected financial data as at 31 March 1999 and for the nine month periods ended 31 March 1999 and 1998 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal and recurring accruals, which Valentis considers necessary for a fair presentation of the financial position and the results of operations for these periods.

                       SELECTED HISTORICAL FINANCIAL DATA
                      ($ THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                               NINE MONTHS ENDED
                                                                        YEAR ENDED 30 JUNE,                        31 MARCH,
                                                       -----------------------------------------------------  --------------------
                                                         1994       1995       1996       1997       1998       1999       1998
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
  Collaborative research and development revenue.....  $     500  $   1,157  $   1,890  $   5,793  $   8,083  $   2,176  $   6,615
  Operating expenses:
  Research and development...........................      1,922      4,691      6,487      8,598     15,111     10,287     10,741
  General and administrative.........................        796      1,811      2,169      2,417      3,561      3,380      2,429
  Acquired in-process research and development.......         --         --         --         --         --     25,870         --
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses.........................      2,718      6,502      8,656     11,015     18,672     39,537     13,170
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Loss from operations...............................     (2,218)    (5,345)    (6,766)    (5,222)   (10,589)   (37,361)    (6,555)
  Interest income (expense), net.....................         65        (84)      (135)       275      2,211      1,275      1,611
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net loss...........................................  $  (2,153) $  (5,429) $  (6,901) $  (4,947) $  (8,378) $ (36,086) $  (4,944)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net loss per share-basic and diluted(1)............  $   (3.59) $   (8.72) $   (9.86) $   (4.40) $   (0.83) $   (2.73) $   (0.54)
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Shares used in computing basic and diluted net loss
    per share(1).....................................        601        622        700      1,126     10,088     13,236      9,208
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                    AT 30 JUNE,                           AT
                                                               -----------------------------------------------------   31 MARCH,
                                                                 1994       1995       1996       1997       1998        1999
                                                               ---------  ---------  ---------  ---------  ---------  -----------
BALANCE SHEET DATA:
  Cash, cash equivalents and investments.....................  $   1,886  $     282  $   5,253  $  24,269  $  48,426   $  47,226
  Working capital............................................        758       (873)     3,568     21,629     20,966      28,119
  Goodwill and other intangible assets.......................         --         --         --         --         --       9,831
  Total assets...............................................      4,344      4,969      9,956     29,978     55,901      71,161
  Long-term debt.............................................        412      1,305      1,894      1,487      2,464       5,926
  Accumulated deficit........................................     (2,931)    (8,360)   (15,261)   (20,208)   (28,586)    (64,672)
  Total stockholders' equity.................................      2,436      2,219      6,086     25,223     50,282      54,446

--------------------------

(1) See Note 1 to 30 June 1998 Financial Statements for information regarding the calculation of net loss per share.

3.  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the Valentis merger with PolyMASC, as well as the Valentis merger with GeneMedicine, Inc. (completed on 18 March 1999), using the purchase method of accounting.

    The unaudited pro forma condensed combined balance sheet as at 31 March 1999 gives effect to the merger with PolyMASC as if it had occurred on such date, and reflects the allocation of the purchase price to the PolyMASC assets acquired, including in-process research and development, and liabilities assumed.

    The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Valentis, GeneMedicine and PolyMASC as if the mergers with GeneMedicine and PolyMASC had occurred at the beginning of the earliest period presented. The historical statements of operations for GeneMedicine and PolyMASC have been recast to conform to the 30 June 1998 fiscal year end of Valentis, while the historical results of operations for GeneMedicine and PolyMASC included in the pro forma condensed combined statements of operations for the nine months ended 31 March 1999 reflect the results of operations for the nine months ended 31 December 1998. Consequently, operating results for GeneMedicine and PolyMASC for the three months ended 30 June 1998 are included in both pro forma condensed combined statements of operations. Revenues and net loss for the three months ended 30 June 1998 were $1.1 million and $3.8 million for GeneMedicine and $117,000 and $771,000 for PolyMASC, respectively. It is expected that following the merger with PolyMASC, Valentis will incur additional costs, which are not expected to be significant to the combined results of operations, in connection with integrating the operations of the two companies. Integration-related costs are not included in the accompanying unaudited pro forma condensed combined financial statements.

    The historical financial information for PolyMASC was expressed in Sterling and prepared in accordance with accounting principles generally accepted in the United Kingdom. There were no significant differences in accounting treatment in the PolyMASC financial information between UK GAAP and those accounting principles generally accepted in the United States. The PolyMASC financial information has been translated into Dollars using the exchange rate of $1.66/L1 which equals the exchange rate as at 31 December 1998. This materially approximated the average exchange rate for the periods presented.

    The Valentis statement of operations for the period in which the merger with PolyMASC occurs will include a significant charge for acquired in-process research and development, currently estimated to be approximately $14.8 million. This amount represents the value determined by management, using a discounted cash flow methodology, to be attributable to the in-process research and development of PolyMASC based on a preliminary valuation of such research and development. Such amount is subject to significant change pending completion of the final valuation analysis. The charge relates to specific on-going research and development. Assuming this research continues through all stages of clinical development, Valentis projects substantial future research and development expenditures related to this technology. The research and development is forecasted to be completed at various times between 2001 and 2005. If Valentis would have allocated less of the purchase price to in-process research and development, the value would have been recorded as goodwill on the balance sheet and amortized over the expected benefit period, resulting in increased amortization expense during that period.

    Management of Valentis believes that the allocation of the purchase price to in-process research and development is appropriate given the future potential of this research and development to contribute to the operations of Valentis. If, at a later date, management of Valentis decides to no longer pursue or indefinitely postpone this research and development, or determines that the discounted cash flows will no longer meet the projections underlying the valuation, it will disclose that fact to investors in the appropriate Form 10-K or 10-Q, explaining why it will not pursue commercialization or why research has been postponed and when research is expected to resume. In addition, should Valentis revise its estimate of the anticipated date of regulatory approval for a particular product, this fact will be disclosed in the appropriate Form 10-K or 10-Q and the reasons for, and potential implications of, the change in estimate will be explained.

    Unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the mergers occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements of Valentis, GeneMedicine and PolyMASC and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                 ($ THOUSANDS)

                                                                    HISTORICAL  HISTORICAL
                                                                     VALENTIS    POLYMASC
                                                                        AT         AT 31
                                                                     31 MARCH    DECEMBER     PRO FORMA                PRO FORMA
                                                                       1999        1998      ADJUSTMENTS  REFERENCES   COMBINED
                                                                    ----------  -----------  -----------  ----------  -----------
ASSETS
Current Assets:
  Cash and cash equivalents.......................................  $   13,090   $   2,285    $      --                $  15,375
  Short-term investments..........................................      23,886          --           --                   23,886
  Other receivables...............................................       1,235          20           --                    1,255
  Prepaid expenses and other current assets.......................         697         202           --                      899
                                                                    ----------  -----------  -----------              -----------
Total current assets..............................................      38,908       2,507           --                   41,415

Property and equipment, net.......................................      11,987         650           --                   12,637
Long-term investments.............................................      10,250          --           --                   10,250
Other receivables.................................................         130          --           --                      130
Deposits and other assets.........................................          55          --           --                       55
Goodwill and other intangible assets..............................       9,831         433        4,126      (A)          14,390
                                                                    ----------  -----------  -----------              -----------
Total Assets......................................................  $   71,161   $   3,590    $   4,126                $  78,877
                                                                    ----------  -----------  -----------              -----------
                                                                    ----------  -----------  -----------              -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities........................  $    4,056   $     644    $   2,000      (B)       $   6,700
  Current portion of long-term debt and capital lease
    obligations...................................................       2,246          80           --                    2,326
                                                                    ----------  -----------  -----------              -----------

Total current liabilities.........................................       6,302         724        2,000                    9,026

Deferred contract revenue.........................................       4,487          --           --                    4,487
Long-term debt....................................................       5,926          48           --                    5,974

Commitments

Stockholders' Equity:
  Share capital...................................................          22         118         (118)     (C)
                                                                                                      4      (D)              26
  Additional paid-in capital......................................     119,610       8,783       (8,783)     (C)
                                                                                                 19,770      (D)         139,380

  Deferred compensation, net of amortization......................        (555)         --           --                     (555)
  Accumulated other comprehensive income..........................          41          --           --                       41
  Accumulated deficit.............................................     (64,672)     (6,083)       6,083      (C)
                                                                                                (14,830)     (E)         (79,502)
                                                                    ----------  -----------  -----------              -----------
Total stockholders' equity........................................      54,446       2,818        2,126                   59,390
                                                                    ----------  -----------  -----------              -----------
Total liabilities and stockholders' equity........................  $   71,161   $   3,590    $   4,126                $  78,877
                                                                    ----------  -----------  -----------              -----------
                                                                    ----------  -----------  -----------              -----------

   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                  STATEMENTS.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                        NINE MONTHS ENDED 31 MARCH 1999

                      ($ THOUSANDS, EXCEPT PER SHARE DATA)

                                            HISTORICAL
                                   ----------------------------                              HISTORICAL
                                     VALENTIS,                                                POLYMASC
                                       INC.       GENEMEDICINE,                 VALENTIS/     9 MONTHS
                                     9 MONTHS     INC. 9 MONTHS               GENEMEDICINE    ENDED 31
                                     ENDED 31       ENDED 31      PRO FORMA     PRO FORMA     DECEMBER      PRO FORMA     PRO FORMA
                                    MARCH 1999    DECEMBER 1998  ADJUSTMENTS    COMBINED        1998       ADJUSTMENTS    COMBINED
                                   -------------  -------------  -----------  -------------  -----------  -------------  -----------
REVENUE:
  Contract revenue...............    $   2,176      $   3,263     $      --     $   5,439     $     899     $      --     $   6,338
  Research and development grant
    revenue......................           --            129            --           129            --            --           129
                                   -------------  -------------  -----------  -------------  -----------  -------------  -----------
    Total revenue................        2,176          3,392            --         5,568           899            --         6,467

EXPENSES:
  Research and development.......       10,287         11,577            --        21,864           383            --        22,247
  General and administrative.....        3,380          4,103            --         7,483         2,425            --         9,908
  Acquired in-process research
    and development..............       25,870             --       (25,870)           --            --            --            --
  Amortization of purchased
    intangible assets............           --             --         2,458         2,458           162         1,032         3,652
                                   -------------  -------------  -----------  -------------  -----------  -------------  -----------
    Total operating expenses.....       39,537         15,680       (23,412)       31,805         2,970         1,032        35,807
                                   -------------  -------------  -----------  -------------  -----------  -------------  -----------
Operating loss...................      (37,361)       (12,288)       23,412       (26,237)       (2,071)       (1,032)      (29,340)
Interest income..................        1,893            849            --         2,742            96            --         2,838
Interest expense, net............         (618)           (18)           --          (636)           (8)           --          (644)
                                   -------------  -------------  -----------  -------------  -----------  -------------  -----------
Net loss.........................    $ (36,086)     $ (11,457)    $  23,412     $ (24,131)    $  (1,983)    $  (1,032)    $ (27,146)
                                   -------------  -------------  -----------  -------------  -----------  -------------  -----------
                                   -------------  -------------  -----------  -------------  -----------  -------------  -----------
Net loss per share--basic and
  diluted........................    $   (2.73)                                 $   (1.11)                                $   (1.04)
                                   -------------                              -------------                              -----------
                                   -------------                              -------------                              -----------
Shares used in computing basic
  and diluted net loss per
  share..........................       13,236                                     21,828                                    26,222
                                   -------------                              -------------                              -----------
                                   -------------                              -------------                              -----------

   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                  STATEMENTS.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                        TWELVE MONTHS ENDED 30 JUNE 1998

                      ($ THOUSANDS, EXCEPT PER SHARE DATA)

                                              HISTORICAL
                                     ----------------------------
                                       VALENTIS,                                                 HISTORICAL
                                         INC.       GENEMEDICINE,                   VALENTIS/     POLYMASC
                                       12 MONTHS       INC. 12                    GENEMEDICINE    12 MONTHS
                                         ENDED      MONTHS ENDED     PRO FORMA      PRO FORMA     ENDED 30      PRO FORMA
                                     30 JUNE 1998   30 JUNE 1998    ADJUSTMENTS     COMBINED      JUNE 1998    ADJUSTMENTS
                                     -------------  -------------  -------------  -------------  -----------  -------------
REVENUE:
  Contract revenue.................    $   8,083      $   4,023      $      --      $  12,106     $     721     $      --
  Research and development grant
    revenue........................           --            509             --            509            --            --
                                     -------------  -------------  -------------  -------------  -----------  -------------
    Total revenue..................        8,083          4,532             --         12,615           721            --

EXPENSES:
  Research and development.........       15,111         15,078             --         30,189           301            --
  General and administrative.......        3,561          4,451             --          8,012         2,673            --
  Amortization of purchased
    intangible assets..............           --             --          3,277          3,277           214         1,375
                                     -------------  -------------  -------------  -------------  -----------  -------------
    Total operating expenses.......       18,672         19,529          3,277         41,478         3,188         1,375
                                     -------------  -------------  -------------  -------------  -----------  -------------
Operating loss.....................      (10,589)       (14,997)        (3,277)       (28,863)       (2,467)       (1,375)
Interest income....................        2,651          1,449             --          4,100           200            --
Interest expense...................         (440)           (41)            --           (481)          (12)           --
                                     -------------  -------------  -------------  -------------  -----------  -------------
Net loss...........................    $  (8,378)     $ (13,589)     $  (3,277)     $ (25,244)    $  (2,279)    $  (1,375)
                                     -------------  -------------  -------------  -------------  -----------  -------------
                                     -------------  -------------  -------------  -------------  -----------  -------------
Net loss per share--basic and
  diluted..........................    $   (0.83)                                   $   (1.33)
                                     -------------                                -------------
                                     -------------                                -------------
Shares used in computing basic and
  diluted net loss per share.......       10,088                                       19,024
                                     -------------                                -------------
                                     -------------                                -------------


                                      PRO FORMA
                                      COMBINED
                                     -----------
REVENUE:
  Contract revenue.................   $  12,827
  Research and development grant
    revenue........................         509
                                     -----------
    Total revenue..................      13,336
EXPENSES:
  Research and development.........      30,490
  General and administrative.......      10,685
  Amortization of purchased
    intangible assets..............       4,866
                                     -----------
    Total operating expenses.......      46,041
                                     -----------
Operating loss.....................     (32,705)
Interest income....................       4,300
Interest expense...................        (493)
                                     -----------
Net loss...........................   $ (28,898)
                                     -----------
                                     -----------
Net loss per share--basic and
  diluted..........................   $   (1.23)
                                     -----------
                                     -----------
Shares used in computing basic and
  diluted net loss per share.......      23,418
                                     -----------
                                     -----------

   SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                  STATEMENTS.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1

    On 18 March 1999, Valentis (then called Megabios Corp.) completed its merger with GeneMedicine, Inc. ("GeneMedicine"). Under the terms of the merger agreement, each outstanding share of GeneMedicine common stock was converted into 0.5710 of a share of Valentis' common stock. This resulted in the issuance of approximately 9.1 million shares of Valentis' common stock, valued at $38.7 million. The purchase price also included approximately $850,000 related to GeneMedicine's stock options and outstanding warrants assumed by Valentis and $1.7million of transaction costs, for an aggregate purchase price of $41.3 million.

    The merger transaction was accounted for as a purchase. As a result of the purchase, $25.9 million of the purchase price was charged to in-process research and development in Valentis' Condensed Consolidated Statement of Operations for the quarter ended 31 March 1999.

    The following is a summary of the purchase price allocation (in thousands):

Tangible assets acquired....................................................  $  14,410
In-process research and development.........................................     25,870
Intangible assets-assembled workforce and goodwill..........................      9,831
Liabilities assumed (including GeneMedicine transaction costs and other
  obligations due upon the close of the merger).............................     (8,801)
                                                                              ---------
                                                                              $  41,310
                                                                              ---------
                                                                              ---------

    GeneMedicine is engaged in the discovery and development of a new class of pharmaceutical products that incorporate genes for the treatment or prevention of serious diseases. GeneMedicine's business focus is in the development of gene medicines for treating cancers, cardiovascular disease and neuromuscular disorders, as well as in the development of genetic vaccines. GeneMedicine's research and development programs in these areas are in various stages from pre-clinical development to early clinical trials. GeneMedicine's strategy has been to develop and commercialize its products through alliances with major pharmaceutical and biotechnology companies. No products utilizing GeneMedicine's proprietary technologies have been approved for marketing to date. The GeneMedicine research and development programs currently in process were valued as follows:

Cancer gene Medicines (IL2, IFN-a, IL-12)...................................  $   8,100
Haemophilia Gene Medicines (factor XIII and IX).............................      1,240
Growth Factor Gene Medicines (IGF-1)........................................      5,180
Pulmonary Gene Medicines (ATT GM)...........................................      1,730
Vascular Growth Factor Gene Medicines.......................................      4,620
Gene Switch Technology......................................................      3,930
Nucleic Acid Programs (APC).................................................      1,070
                                                                              ---------
                                                                              $  25,870
                                                                              ---------
                                                                              ---------

    The in-process research and development has been written off against the combined retained earnings. Such charge was included in the Valentis statement of operations in the quarter ended March 31, 1999. Because the charge is nonrecurring, it has not been reflected in the pro forma condensed combined statements of operations. The intangible assets will be amortized over their estimated useful lives of 3 years.

NOTE 2

    The unaudited pro forma condensed combined financial statements reflect the exchange of all the issued PolyMASC Ordinary Shares for 4,394,225 shares of Valentis Common Stock pursuant to the Ordinary Share Offer. This calculation is based on PolyMASC's capitalisation at 31 December 1998 using the conversion ratio of 0.209 of Valentis Common Stock for each PolyMASC Ordinary Share.

    The total cost of the proposed merger is estimated to be approximately $20.8 million, determined as follows (in thousands):

Fair value of New Valentis Common Stock (calculated using the per share fair value at the date of the Announcement--$4.50 per Valentis Common Stock)...  $  19,774
Valentis transaction costs, consisting primarily of financial advisory,
  legal and accounting fees.................................................      1,000
                                                                              ---------
                                                                              $  20,774
                                                                              ---------
                                                                              ---------

    Based upon a preliminary valuation of tangible and intangible assets acquired and liabilities assumed, Valentis has allocated the total cost of the Ordinary Share Offer and the Deferred Share Offer to the net assets of PolyMASC as follows (in thousands):

Tangible assets acquired....................................................      3,157
In-process research and development.........................................     14,830
Intangible assets--assembled workforce and goodwill.........................      4,559
Liabilities assumed (including PolyMASC transaction costs)..................     (1,772)
                                                                              ---------
                                                                              $  20,774
                                                                              ---------
                                                                              ---------

    The primary technological focus of PolyMASC is the creation of improved biologics through the application of PEGylation technologies. PEGylation is an established technology that involves the attachment of the polymer polyethyleneglycol (PEG) to therapeutics to alter their pharmacokinetics (distribution in the body, metabolism and excretion). The alteration of the pharmacokinetics of biologics due to PEGylation can often lead to improved dosing intervals and may also have beneficial effects on safety and efficacy. PEGylation also masks biologics from the immune system. Both recognition by antibodies (antigenicity) and stimulation of immune responses (immunogenicity) are reduced. PolyMASC's technology is covered by a family of patents and patent applications in all major territories.

    PolyMASC's research and development programs in these areas are in various stages of preclinical development. Currently, none of the products utilising PolyMASC's proprietary technology have as yet entered any stage of human clinical testing. PolyMASC's strategy has been to develop and commercialise its products through alliances with pharmaceutical and biotechnology companies. No products using PolyMASC's proprietary technology have been approved for marketing to date.

    The PolyMASC research and development currently in process has been assessed at $14.83 million. The in-process research and development has been written of against the combined retained earnings. Because the charge is nonrecurring, it has not been reflected in the pro forma condensed combined statements of operations. Such charge will be included in the Valentis statement of operations in the quarter in which the merger is consummated. The intangible assets will be amortized over their estimated useful lives of 3 years.

NOTE 3

    The pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the PolyMASC merger as if it had occurred on 31 March 1999 and to reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed as noted above, including a charge to retained earnings for acquired in-process research and development and the elimination of PolyMASC's equity accounts. Adjustments included in the pro forma condensed combined balance sheet are summarized as follows:

(A) Valuation of assembled work force, goodwill and other intangible assets of $4,585,000 (less PolyMASC goodwill and intangible assets of $433,000 existing as at 31 December 1998).

(B) Accrual of transaction-related costs of approximately $1million for Valentis and $1million for PolyMASC, principally for investment banking, legal and accounting services.

(C) Elimination of PolyMASC equity accounts.

(D) Issuance of Valentis Common Stock.

(E) Charge to operations for in-process research and development of approximately $14,830,000.

NOTE 4

    The pro forma condensed combined statements of operations include the adjustments necessary to give effect to the merger as if it had occurred on 1 July 1997. Adjustments consist of the amortization of acquired intangible assets using the following estimated useful lives:

Assembled workforce..........................................................  3 years
Goodwill.....................................................................  3 years

NOTE 5

    Pro forma basic and diluted net loss per share amounts for the year ended 30 June 1998 and the nine-month period ended 31 March 1999, are based upon the historical weighted-average number of Valentis Common Stock outstanding adjusted to reflect the issuance, as of 1 July 1997, of approximately 4.4 million shares of Valentis common stock, which amount excludes outstanding shares subject to repurchase in accordance with SFAS No. 128.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth historical per share data of Valentis and PolyMASC and combined per share data on an unaudited pro forma basis after giving effect to the merger as a purchase. This data should be read in conjunction with the selected historical information and unaudited pro forma condensed combined financial information of Valentis and PolyMASC and notes thereto, included elsewhere herein. The unaudited pro forma combined per share data are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

                                                                                                   YEAR ENDED    NINE MONTHS
                                                                                                  30 JUNE 1998      ENDED
                                                                                                  ------------  31 MARCH 1999
                                                                                                       $        --------------
                                                                                                                      $
Historical Valentis:
  Net loss per basic and diluted share..........................................................      (0.83)          (2.73)
  Book value per share(1).......................................................................       3.90            2.47

                                                                                                   YEAR ENDED    NINE MONTHS
                                                                                                  31 DECEMBER       ENDED
                                                                                                      1998       31 DECEMBER
                                                                                                  ------------       1998
                                                                                                       $        --------------
                                                                                                                      $
Historical PolyMASC:
  Net loss per basic and diluted share..........................................................      (0.13)          (0.10)
  Book value per share(1).......................................................................       0.13            0.13

                                                                                                   YEAR ENDED    NINE MONTHS
                                                                                                    30 JUNE         ENDED
                                                                                                    1998(4)        31 MARCH
                                                                                                  ------------     1999(4)
                                                                                                       $        --------------
                                                                                                                      $
Pro Forma Combined Net Loss(2):
  Per Valentis basic and diluted share..........................................................      (1.23)          (1.04)
  Per equivalent PolyMASC basic and diluted share(3)............................................      (0.26)          (0.22)

                                                                                                                   31 MARCH
                                                                                                                     1999
                                                                                                                --------------
                                                                                                                      $
Pro Forma Combined Book Value per Share(5):
  Per Valentis share..........................................................................................         2.24
  Per equivalent PolyMASC share(3)............................................................................         0.47

------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of Valentis Common Stock outstanding and PolyMASC Ordinary Shares in issue at the end of each period.

(2) Includes the results of operations of GeneMedicine on a pro forma basis.

(3) The PolyMASC Equivalent Pro Forma combined per share amounts are calculated by multiplying the Valentis combined pro forma per share amounts by the exchange ratio of 0.209.

(4) The historical results of operations for GeneMedicine and PolyMASC included in the pro forma condensed combined statements of operations for the nine months ended 31 March 1999 reflect the results of operations for the nine months ended 31 December 1998. Consequently, operating results for GeneMedicine and PolyMASC for the three months ended 30 June 1998 are also included in the pro forma condensed combined statements of operations for the year ended 30 June 1998.

(5) The Pro Forma Combined Book Value per Share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

                         INFORMATION REGARDING POLYMASC

1. SELECTED POLYMASC FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements of PolyMASC and the notes thereto included elsewhere herein and PolyMASC's "Management Discussion and Analysis of Financial Condition and Results of Operations" for the three financial periods ended 31 December 1998 which are derived from the audited financial statements of PolyMASC.

                       SELECTED HISTORICAL FINANCIAL DATA
                      ($ THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   FINANCIAL PERIOD ENDED 31
                                                                                           DECEMBER
                                                                                -------------------------------
                                                                                             1997       1998
                                                                                           ---------  ---------
                                                                                               L          L
                                                                                  1996
                                                                                ---------
                                                                                    L
STATEMENT OF OPERATIONS DATA:
Turnover......................................................................        117        528        582
Cost of sales.................................................................       (371)      (661)      (851)
                                                                                ---------  ---------  ---------
Gross loss....................................................................       (254)      (133)      (269)
Net operating expenses--administrative expenses...............................     (1,020)      (981)    (1,394)
                                                                                ---------  ---------  ---------
Operating loss................................................................     (1,274)    (1,114)    (1,663)
Net interest receivable.......................................................        203        139         77
                                                                                ---------  ---------  ---------
Loss for period...............................................................     (1,071)      (975)    (1,586)
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------
Loss per ordinary share (in pence)............................................       (7.0)      (5.2)      (8.4)
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------
Shares used in computing per share amount.....................................     15,219     18,750     18,925
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

                                                                                           AT 31 DECEMBER
                                                                                   -------------------------------
                                                                                                1997       1998
                                                                                              ---------  ---------
                                                                                     1996         L          L
                                                                                   ---------
                                                                                       L
BALANCE SHEET DATA:
Cash at bank and in hand.........................................................      2,938      1,956      1,373
Working capital..................................................................      2,805      1,845      1,072
Total assets.....................................................................      3,706      2,897      2,159
Creditors: amounts falling due after more than one year..........................         --         48         29
Total shareholders' equity.......................................................      3,510      2,535      1,695

2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL YEAR ENDED 31 DECEMBER 1998 VS FINANCIAL YEAR ENDED 31 DECEMBER 1997

    TURNOVER. Turnover increased by 10 per cent. from L528,000 to L582,000 in the financial year ended 31 December 1998. The increase in revenue was attributable to the increase in the number of collaborative agreements PolyMasc entered into.

    GROSS LOSS. Gross Loss increased by 102 per cent. from L133,000 to L269,000 in the financial year ended 31 December 1998.

    ADMINISTRATIVE EXPENSES. Administrative Expenses increased by 42 per cent. from L981,000 to L1,394,000 in the financial year ended 31 December 1998. Research and Development costs increased by 197% from L99,000 for the financial year ended 31 December 1997 to L294,000 in the financial year ended 31 December 1998 due to the increased research activity of PolyMASC.

    NET INTEREST INCOME. Net Interest Income declined by 45 per cent. from L139,000 receivable in the financial year ended 31 December 1997 to L77,000 receivable in the financial year ended 31 December 1998. This decrease was reflected by the change in PolyMASC's net cash position over the two financial years.

    TAXATION. There is no tax charge as PolyMASC has yet to report any profits. PolyMASC has tax losses available for offset against future trading profits.

FINANCIAL YEAR ENDED 31 DECEMBER 1997 VS FINANCIAL PERIOD ENDED 31 DECEMBER 1996

    TURNOVER. Turnover increased by 351 per cent. from L117,000 to L528,000 in the financial year ended 31 December 1997. The increase in sales was attributable to the increase in collaborative agreements PolyMASC has entered into.

    GROSS LOSS. Gross Loss decreased by 48 per cent. from L254,000 in the financial period ended 31 December 1996 to L133,000 in the financial year ended 31 December 1997.

    ADMINISTRATIVE EXPENSES. Administrative Expenses decreased by 4 per cent. from L1,020,000 in the financial period ended 31 December 1996 to L981,000 in the financial year ended 31 December 1997. Research and Development costs decreased by 17 per cent. from L119,000 for the financial period ended 31 December 1996 to L99,000 in the financial year ended 31 December 1997.

    NET INTEREST INCOME. Net Interest Income declined by 32 per cent. from L203,000 receivable in the financial period ended 31 December 1996 to L139,000 receivable in the financial year ended 31 December 1997. This decrease was reflected by the change in PolyMASC's net cash position over the two financial years.

    TAXATION. There is no tax charge as PolyMASC has yet to report any profits. PolyMASC has tax losses available for offset against future trading profits.

LIQUIDITY AND CAPITAL RESOURCES

    As at 31 December 1998, PolyMASC had cash at bank and in hand of L1,373,000 and working capital of L1,072,000. In December 1995, following the placing of 5,000,000 PolyMASC Ordinary Shares at 100p per share, PolyMASC Ordinary Shares were admitted to the Alternative Investment Market of the London Stock Exchange. PolyMASC received net proceeds of L4,581,000 in connection with the listing. In November 1998 PolyMASC issued a further 1 million PolyMASC Ordinary Shares generating L650,000 net proceeds. PolyMASC generated negative cash flow from operations in the financial years ended 31 December 1996, 1997 and 1998.

    Capital expenditures were approximately L859,000, L120,000 and L138,000 in the financial years ended 31 December 1996, 1997 and 1998 respectively. PolyMASC has used lease financing for equipment and expects to do so in the future. PolyMASC has financed its operations, including net losses and capital expenditures, over the last three financial years primarily from the net proceeds of the two equity fundraisings noted above. PolyMASC's future capital requirements will depend on many factors, including the nature and timing of commercial contracts, the progress of research and development efforts and the status of competitive products. The Directors of PolyMASC believe that PolyMASC has adequate capital resources to fund its operations for at least twelve months from the date of this document.

IMPACT OF INFLATION

    During the periods under review, the business of PolyMASC was not materially affected by inflation.

3. NATURE OF TRADING MARKET

    PolyMASC Ordinary Shares have been traded on the Alternative Investment Market of the London Stock Exchange since December 1995. There is no trading market for PolyMASC Ordinary Shares in the US.

    As at 21 June 1999, there were no registered holders of PolyMASC Ordinary Shares with registered addresses in the US. Certain US holdings may be held in nominee accounts with registered addresses outside the US.

    The following table sets out the historical high and low closing price of PolyMASC for each quarter from 1 January 1997 to 31 March 1999:

                                                                                            PER          PER
                                                                                         ORDINARY     ORDINARY
                                                                                           SHARE        SHARE
QUARTER                                                                                    HIGH          LOW
--------------------------------------------------------------------------------------  -----------  -----------
1 January 1997 to 31 March 1997.......................................................      136.5p       120.0p
1 April 1997 to 30 June 1997..........................................................      126.5p        97.5p
1 July 1997 to 30 September 1997......................................................      136.5p       108.5p
1 October 1997 to 31 December 1997....................................................      136.5p       111.5p
1 January 1998 to 31 March 1998.......................................................      128.5p       106.5p
1 April 1998 to 30 June 1998..........................................................      151.5p       115.0p
1 July 1998 to 30 September 1998......................................................      146.5p       103.5p
1 October 1998 to 31 December 1998....................................................      103.5p        58.5p
1 January 1999 to 31 March 1999.......................................................       58.5p        38.5p

                     FURTHER INFORMATION REGARDING VALENTIS

    Valentis files annual, quarterly and special reports, proxy statements and other information with the SEC. PolyMASC Ordinary Shareholders may read and copy any reports, statements or other information Valentis files at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. PolyMASC Shareholders should telephone the SEC at (001)-800-732-0330 for further information on the public reference rooms. Valentis' filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

    In addition, Valentis will file a Registration Statement on Form S-4 to register with the SEC the Valentis Common Stock to be issued to PolyMASC Ordinary Shareholders in exchange for their PolyMASC Ordinary Shares. This document will form a part of that Registration Statement and constitutes a prospectus of Valentis. As allowed by SEC rules, this document does not contain all the information (being certain information additional to that required by the City Code to be included in this document) PolyMASC Ordinary Shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

    Further, all of Valentis's reports and statements filed with the SEC, including the Registration Statement on Form S-4 relating to the Ordinary Share Offer, may be inspected at the Nasdaq National Market at Nasdaq Operations, 17th 35th Street NW, Washington D.C. 20006.

    The SEC allows Valentis to "incorporate by reference" information (being certain information additional to that required by the City Code to be included in this document) into this document which means that Valentis can disclose important information to PolyMASC Ordinary Shareholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Valentis has previously filed with the SEC. These documents contain important information about Valentis and its finances.

           VALENTIS SEC FILINGS (FILE NO. 0-22987)                                          PERIOD
--------------------------------------------------------------  --------------------------------------------------------------
Annual Report on Form 10-K*                                     Fiscal Year ended 30 June 1998

Quarterly Reports on Form 10-Q                                  Quarter ended 30 September 1998*,
                                                                31 December 1998* and 31 March 1999

Definitive Proxy Statement*                                     1998 Annual Meeting of Stockholders

The description of Valentis Common Stock set forth in the
Registration Statement on Form 8-A*                             Filed on 15 August 1997

------------------------

*   Note: filed under the company name of Megabios Corp.

    Valentis is also incorporating by reference additional documents that it files with the SEC between the date of this document and the date the Ordinary Share Offer becomes or is declared unconditional in all respects.

    If you are a PolyMASC Ordinary Shareholder, you can obtain any of these documents through Valentis or the SEC. Documents incorporated by reference are available from Valentis without charge, excluding all exhibits unless Valentis has specifically incorporated by reference an exhibit in this document. PolyMASC Ordinary Shareholders also may obtain documents incorporated by reference in this document by either inspecting them during normal business hours on any weekday (public holidays excepted) while the Ordinary Share Offer remains open for acceptance or requesting them in writing from Valentis or its legal counsel in the United Kingdom at the following address:

Valentis                  Taylor Joynson Garrett
863A Mitten Road          Carmelite
Burlinghame               50 Victoria Embankment
California 94010          Blackfriars
USA                       London EC4Y 0DX
Tel: (001) 650 697 1900   Tel: 0171 353 1234

    PolyMASC Ordinary Shareholders may rely only on the information concerning Valentis contained or incorporated by reference in this document in determining whether to accept the Offer. Valentis has not authorised anyone to provide PolyMASC Ordinary Shareholders with information that is different from what is contained in this document. This document is dated 22 June 1999. PolyMASC Ordinary Shareholders should not assume that the information contained in the document is accurate as of any date other than such date and neither the mailing of this document to PolyMASC Ordinary Shareholders nor the issuance of Valentis Common Stock in the exchange for the PolyMASC Ordinary Shares will create any implication to the contrary.

                                   APPENDIX I
            CONDITIONS AND FURTHER TERMS OF THE ORDINARY SHARE OFFER
                 PART A: CONDITIONS OF THE ORDINARY SHARE OFFER

The Ordinary Share Offer is subject to the following conditions:

(A) valid acceptances of the Ordinary Share Offer being received (and not, where permitted, withdrawn) by not later than 3.00 pm on the 13 July 1999 (or such later time(s) and/or date(s) as the Board of Valentis may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as the Board of Valentis may decide) of PolyMASC Ordinary Shares to which the Ordinary Share Offer relates, provided that this condition will not be satisfied unless Valentis shall have acquired, or agreed to acquire, either pursuant to the Ordinary Share Offer or otherwise, directly or indirectly PolyMASC Ordinary Shares carrying more than 50 per cent. of the voting rights exercisable at a general meeting of PolyMASC (including for this purpose, to the extent, if any, required by the Panel any voting rights attaching to any PolyMASC Ordinary Shares allotted or issued before the Ordinary Share Offer becomes or is declared unconditional as to acceptances pursuant to the exercise of any outstanding conversion or subscription rights or otherwise); and for this purpose the expression "PolyMASC Ordinary Shares to which the Ordinary Share Offer relates" shall mean the aggregate of (a) the PolyMASC Ordinary Shares allotted on or before the date of this document and (b) the PolyMASC Ordinary Shares allotted after that date but on or before the first closing date of the Ordinary Share Offer (or such later dates(s) as the Board of Valentis may decide) but excluding any PolyMASC Ordinary Shares held by Valentis or its associates at the date of this document (as construed in accordance with sections 428 to 430F of the Companies Act 1985);

(B) the New Valentis Common Stock having been approved for listing upon notice of issuance on the Nasdaq National Market;

(C) the New Valentis Common Stock being issued pursuant to an effective Registration Statement, or an applicable exemption from the registration requirements of the Securities Act such that the New Valentis Common Stock to be issued will be freely tradeable save where a PolyMASC Ordinary Shareholder has entered into an agreement with Valentis to restrict the transfer of the New Valentis Common Stock or otherwise as required by legislation;

(D) Valentis shall have received stockholder approval to amend its certificate of incorporation to increase the authorised shares available for issuance thereunder;

(E) no government or governmental, quasi-governmental, supranational or trade agency, statutory or regulatory body or any court or any other body or person in any jurisdiction having prior to the date when the Ordinary Share Offer becomes otherwise unconditional, instituted or threatened any action, proceedings, suit, investigation or enquiry or enacted, proposed or made any statute or regulation or made any order or imposed any condition which might:

    (i) make the Ordinary Share Offer or its implementation or the acquisition or proposed acquisition by Valentis of any or all shares or other securities, directly or indirectly, in, or control of PolyMASC void, illegal or unenforceable or otherwise restrain, restrict or prohibit or otherwise materially hinder or interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise challenge or materially interfere with the Ordinary Share Offer or acquisition by Valentis of some or all of the PolyMASC Ordinary Shares;

    (ii) result in a material delay in the ability of Valentis or render Valentis unable to acquire some or all of the PolyMASC Ordinary Shares;

   (iii) require, as a result of the acquisition of PolyMASC by Valentis, the divestiture by Valentis or PolyMASC or any other member of the Valentis Group, of all or any material portion of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct their respective businesses and own their respective assets or properties;

    (iv) impose any limitation on, or result in a delay in, the ability of Valentis to acquire or hold or to exercise effectively any rights of ownership of the PolyMASC Ordinary Shares or loans or securities convertible into securities or any other securities;

    (v) otherwise materially and adversely affect the business assets, profits or prospects of Valentis or the Valentis Group taken as a whole, or of PolyMASC;

    and all waiting periods applicable to the acquisition of PolyMASC by Valentis during which any such government, agency, body, court or person could institute or threaten any such action, suit, proceedings or investigation having expired or terminated;

(F) all necessary filings having been made in connection with the Ordinary Share Offer and all statutory requirements, regulations and obligations in any relevant jurisdiction having been complied with in connection with the Ordinary Share Offer or the acquisition by Valentis of any shares or other securities or control of PolyMASC and all appropriate waiting periods under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated;

(G) all authorisations, orders, grants, confirmations, consents, licences, permissions and approvals necessary for, or in respect of, the Ordinary Share Offer and the proposed acquisition by Valentis of any PolyMASC Ordinary Shares being obtained in a form satisfactory to Valentis from all appropriate supranational or statutory or regulatory bodies, or trade agencies and professional associations and all such authorisations, orders, grants, confirmations, consents, licences, permissions and approvals remaining in full force and effect and there being no intimation of any intention to revoke any of the same at the time at which the Ordinary Share Offer becomes otherwise unconditional;

(H) save as disclosed in writing to Valentis for the purposes of the Ordinary Share Offer on 24 May 1999, there being no provision of any arrangement, agreement, licence, permit or other instrument to which PolyMASC is a party or by or to which PolyMASC or any of its assets may be bound or be subject which could, as a result of the proposed acquisition or otherwise in connection with the acquisition, result, to an extent which is material in:

    (i) any monies borrowed by PolyMASC being or becoming repayable or any other indebtedness (actual or contingent) being capable of being declared repayable immediately or prior to their stated maturity or repayment date or the ability of PolyMASC to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of being withdrawn or inhibited;

    (ii) the rights, liabilities, obligations, interests or business of PolyMASC in or with any person, firm or body or any arrangements relating to such interest or business, being terminated or adversely modified or affected;

   (iii) any such arrangement, agreement, licence, permit or instrument being terminated or adversely modified or any action being taken or any obligation arising thereunder;

    (iv) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of PolyMASC;

    (v) the interest or business of PolyMASC in or with any firm or body or (in the case of business) person (or any arrangement relating to such interest or business) being terminated or adversely modified or affected;

    (vi) any assets of PolyMASC being disposed of other than in the ordinary course of business;

   (vii) PolyMASC's financial or trading position or prospects being prejudiced; or

  (viii) PolyMASC ceasing to be able to carry on business under the name
         PolyMASC;

(I) Save as disclosed in writing to Valentis for the purposes of the Ordinary Share Offer on 24 May 1999, prior to the date when the Ordinary Share Offer becomes otherwise unconditional no material adverse change having occurred in the financial or trading position or prospects of PolyMASC in the period since 31 December 1998;

(J) Valentis not having discovered prior to the date that the Ordinary Share Offer becomes otherwise unconditional that the financial or business information publicly disclosed and/or disclosed verbally or in writing to Valentis at any time on or prior to the first closing date of the Ordinary Share Offer by PolyMASC contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading the overall effect of which is adverse;

(K) since 31 December 1998 except as publicly announced prior to the date hereof or save as specifically disclosed in writing to Valentis for the purposes of the Ordinary Share Offer on 24 May 1999, neither PolyMASC nor any of its associates have to an extent which is material in the context of PolyMASC:

    (i) issued or authorised or proposed or granted the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any shares or convertible securities;

    (ii) issued or entered into an agreement to issue any debentures or (save in the ordinary course of trading) incurred any indebtedness or contingent liability which is material to PolyMASC;

   (iii) entered into any contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long term or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material to PolyMASC;

    (iv) authorised or proposed or announced its intention to propose (i) any change in its share or loan capital, or (ii) any merger or acquisition or (save in the ordinary course of trading) disposal of assets or shares which is material in the context of PolyMASC;

    (v) declared, paid or made or proposed to declare, pay or make any dividend, bonus or other distribution;

    (vi) entered into any contract or other transaction or arrangement otherwise than in the ordinary course of business;

   (vii) entered into or varied the terms of any service agreement with any of the Directors of PolyMASC;

  (viii) entered into any agreement which consents to the restriction of the scope of the business of PolyMASC or any member of the Valentis Group;

    (ix) purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

    (x) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed; or

    (xi) entered into any contract, commitment or agreement with respect to any of the transactions or events referred to in this paragraph (K); or

   (xii) made or proposed any change to the Memorandum or Articles of Association of PolyMASC; and

(L) prior to the date when the Ordinary Share Offer becomes otherwise unconditional no material litigation, arbitration, proceedings, prosecution or other legal proceedings to which PolyMASC is a party (whether as plaintiff or defendant or otherwise) having been instituted or threatened and no contingent liability having arisen which might be likely materially and adversely to affect PolyMASC.

Valentis reserves the right to waive, in whole or in part, all or any of the conditions E to L (inclusive). Conditions B to D (inclusive) must be fulfilled within 21 days after the later of the first closing date of the Ordinary Share Offer and the date on which condition A is fulfilled and Conditions E to L (inclusive) must be fulfilled or (if capable of waiver) waived no later than 21 days after the first closing date of the Ordinary Share Offer or after the date on which condition A is satisfied, whichever is the later, or, in each case, such later date as the Panel may agree. Valentis shall be under no obligation to waive or treat as fulfilled any of the conditions E to L (inclusive) by a date earlier than the latest date specified above for the fulfilment thereof notwithstanding that the other conditions of the Ordinary Share Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such conditions may not be capable of fulfilment.

If Valentis is required by the Panel to make an offer for PolyMASC Ordinary Shares under the provisions of Rule 9 of the City Code, Valentis may make such alterations to the conditions, including that in condition A above, as are necessary to comply with the provisions of that rule.

The Ordinary Share Offer will lapse if the Ordinary Share Offer is referred to the Competition Commission or if the European Commission in respect thereof either initiates proceedings under article 6(1)(c) of Council Regulation (EEC) 4064/89 or makes a referral to a competent authority of the United Kingdom under article 9(1) of that Regulation, before (in any such case) the later of 13 July 1999 and the date when the Ordinary Share Offer becomes or is declared unconditional as to acceptances.

PART B: FURTHER TERMS OF THE ORDINARY SHARE OFFER

The following further terms apply to the Ordinary Share Offer. Except where the context otherwise requires, any reference in Parts B or C of this Appendix I and in the Form of Acceptance:

    (i) to the "Ordinary Share Offer" shall include any revision, variation or renewal thereof or extension thereof;

    (ii) to the "Ordinary Share Offer becoming unconditional" means the acceptance condition becoming or being declared satisfied whether or not any other condition of the Ordinary Share Offer remains to be fulfilled;

   (iii) to the "acceptance condition" means the condition set out in section A of Part A of this Appendix I;

    (iv) to "acceptances of the Ordinary Share Offer" shall include deemed acceptances of the Ordinary Share Offer; and

    (v) to the "Ordinary Share Offer Document" shall mean this document and any other document containing the Ordinary Share Offer.

1.  ACCEPTANCE PERIOD

(A) The Ordinary Share Offer will initially be open for acceptance until 3.00 pm on 13 July 1999. Although no revision is envisaged, if the Ordinary Share Offer is revised it will remain open for acceptance for a period of at least 14 days from the date of dispatching written notification of the revision to PolyMASC Ordinary Shareholders. Except with the consent of the Panel, no revision of the Ordinary Share Offer may be posted to PolyMASC Ordinary Shareholders after 7 August 1999 or, if later, the date falling due 14 days prior to the last date on which the Ordinary Share Offer can become unconditional.

(B) The Ordinary Share Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 21 August 1999 (or any earlier time and/or date announced (and not withdrawn) by Valentis as the date beyond which the Ordinary Share Offer will not be extended) nor of being kept open after that time unless it has previously become unconditional, provided that Valentis reserves the right, with the permission of the Panel, to extend the Ordinary Share Offer to a later time(s) and/or date(s). Except with the consent of the Panel, Valentis may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of PolyMASC Ordinary Shares made after 1.00 pm on 21 August 1999 (or any earlier time and/or date announced (and not withdrawn) by Valentis as the date beyond which the Ordinary Share Offer will not be extended) or, if the Ordinary Share Offer is so extended, any such later time and/or date as may be agreed with the Panel. If the latest time at which the Ordinary Share Offer may become unconditional is extended beyond midnight on 21 August 1999, acceptances received and purchases made in respect of which the relevant documents are received by 21 August after 1.00 pm on the relevant date may (except where the City Code otherwise permits) only be taken into account with the agreement of the Panel.

(C) If the Ordinary Share Offer becomes or is declared unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Ordinary Share Offer has become unconditional and it is stated that the Ordinary Share Offer will remain open until further notice, then not less than 14 days' notice in writing will be given prior to the closing of the Ordinary Share Offer.

(D) If a competitive situation arises after a "no increase" and/or "no extension" statement has been made in relation to the Ordinary Share Offer, Valentis may, if it specifically reserves the right to do so at the time such statement is made, or otherwise with the consent of the Panel, withdraw such statement provided that it complies with the requirements of the City Code and, in particular, that:

    (i) it announces such withdrawal within four business days after the announcement of the competing offer and notifies PolyMASC Ordinary Shareholders in writing thereof at the earliest practicable opportunity or, in the case of PolyMASC Ordinary Shareholders with registered addresses outside the UK or whom Valentis knows to be nominees holding PolyMASC Ordinary Shares for such persons, by announcement in the UK; and

    (ii) any PolyMASC Ordinary Shareholders who accepted the Ordinary Share Offer after the date of the no extension or no increase statement are given a right of withdrawal in accordance with paragraph 3(C) below.

    Valentis may if it has reserved the right to do so, choose not to be bound by the terms of a "no increase" or "no extension" statement if it would otherwise prevent the posting of an increased or improved offer which is recommended for acceptance by the Board of PolyMASC, or in other circumstances permitted by the Panel.

(E) For the purpose of determining at any particular time whether the acceptance condition has been satisfied, Valentis shall be entitled to take account only of those PolyMASC Ordinary Shares carrying voting rights which have been unconditionally allotted or issued before that time and written notice of the allotment or issue of which, containing all the relevant details, has been received by Connaught St Michaels Limited or its agents at the address specified in paragraph 3(A) below. Telex or facsimile transmission will not be sufficient.

2.  ANNOUNCEMENTS

(A) By 8.30 am on the business day (the "relevant day") next following the day on which the Ordinary Share Offer is due to expire or become or is declared unconditional or is revised or extended, Valentis will make an appropriate announcement and simultaneously inform the London Stock Exchange of the position. Such announcements will (unless otherwise permitted by the Panel) also state (as nearly as practicable) the total number of PolyMASC Ordinary Shares and rights over PolyMASC Ordinary Shares:

    (i) for which acceptances of the Ordinary Share Offer have been received (showing the extent, if any, to which such acceptances have been received from any person deemed to be acting in concert with Valentis);

    (ii) acquired or agreed to be acquired by or on behalf of Valentis or any person deemed to be acting in concert with Valentis during the course of the Offer Period; and

   (iii) held by or on behalf of Valentis or any person deemed to be acting in concert with Valentis prior to the Offer Period, and will specify the percentage of share capital represented by each of these figures. Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.30 am on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will state the next expiry date (unless the offer is conditional). In computing the number of PolyMASC Ordinary Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes acceptances and purchases not in all respects in order or subject to verification provided that such acceptances or purchases shall not be included unless they could be counted toward fulfilling the acceptance condition in accordance with paragraphs 5(F) and (G) below.

(B) In this Appendix I, references to the making of an announcement by or on behalf of Valentis include the release of an announcement to the press by public relations consultants or by Hambrecht & Quist LLC and the delivery by hand or telephone, telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange shall be notified simultaneously to the London Stock Exchange.

3.  RIGHT OF WITHDRAWAL

(A) If Valentis, having announced the Ordinary Share Offer has become unconditional, fails to comply by 3.30 pm on the relevant day (or such later time and/or date as the Panel may agree) with any of the other relevant requirements specified in paragraph 2(A) above, an accepting PolyMASC Ordinary Shareholder may immediately thereafter withdraw his acceptance of the Ordinary Share Offer by written notice signed by such accepting PolyMASC Ordinary Shareholder (or his agent duly appointed in writing and evidence of whose appointment in a form reasonably satisfactory to Valentis is produced with the notice) given by post or by hand to Connaught St Michaels Limited, PO Box 30, Victoria Street, Luton, Bedfordshire, LU1 2PZ. Subject to paragraph 1(B) above, this right of withdrawal may be terminated not less than 8 days after the relevant day by Valentis confirming, if such be the case, that the Ordinary Share Offer is still unconditional, and complying with the other requirements specified in paragraph 2(A) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(C) above will run from the date of such confirmation and compliance.

(B) If by 3.00 pm on 3 August 1999 (or such later time and/or date as the Panel may agree) the Ordinary Share Offer has not become unconditional, an accepting PolyMASC Ordinary Shareholder may withdraw his acceptance at any time thereafter by written notice received by Connaught St Michaels Limited on behalf of Valentis at the address and in the manner referred to in paragraph 3(A) above, before the earlier of: (i) the time when the Ordinary Share Offer becomes unconditional; and (ii) the final time for lodgement of acceptances of the Ordinary Share Offer which can be taken into account in accordance with paragraph 1(B) above.

(C) If a "no increase" and/or "no extension" statement has been withdrawn in accordance with paragraph 1(D) above, any PolyMASC Ordinary Shareholder who accepts the Ordinary Share Offer after such statement is made may withdraw his acceptance thereafter in the manner referred to in paragraph 3(A) above not later than the eighth day after the date on which notice of the withdrawal of such statement is posted to PolyMASC Ordinary Shareholders.

(D) Except as provided by this paragraph 3, acceptances shall be irrevocable.

(E) In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting PolyMASC Shareholder(s) or his/their agents(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to Valentis is provided with the notice). Telex or facsimile transmission or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Valentis or its agents to have been sent from, the United States, Canada, Australia or Japan will be treated as valid.

4.  REVISED OFFER

(A) Although no such revision is envisaged, if the Ordinary Share Offer is revised and any such revision represents, on the date on which such revision is announced, (on such basis as Hambrecht & Quist LLC may consider appropriate) an improvement (or no diminution) in the value of the Ordinary Share Offer as so revised compared with the consideration on terms previously offered or in the overall value received and/or retained by a PolyMASC Ordinary Shareholder (under the Ordinary Share Offer or otherwise) the benefit of the revised Ordinary Share Offer will, subject as provided in paragraphs 4(B) and (C) and paragraph 6 below, be made available to PolyMASC Ordinary Shareholders who have accepted the Ordinary Share Offer in its original or previously revised form(s) hereinafter called "Previous Acceptors"). The acceptance by or on behalf of a Previous Acceptor of the Ordinary Share Offer in its original or any previously revised form(s) shall, subject as provided in paragraphs 4(B) and (C) and paragraph 6 below: be treated as an acceptance of the Ordinary Share Offer as so revised and shall also constitute the separate appointment of any director of Valentis or Hambrecht & Quist LLC as his attorney and/or agent with authority to accept any such revised Ordinary Share Offer on behalf of such Previous Acceptor and if such revised Ordinary Share Offer includes alternative forms of consideration, to make elections and/or accept such alternative forms of consideration in such proportions as such attorney and/or agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections. In making any such election and/or acceptance, such attorney and/or agent shall take into account the nature of any previous acceptances made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(B) The deemed acceptance referred to in paragraph 4(A) above shall not apply and the authority conferred by paragraph 4(A) above shall not be exercised by any Directors of Valentis or partners of Hambrecht & Quist LLC if, as a result thereof, the Previous Acceptor would (on such basis as Hambrecht & Quist LLC may consider appropriate) thereby receive and/or retain (as appropriate) less in aggregate under the Ordinary Share Offer or otherwise than he would have received in aggregate as a result of acceptance of the Ordinary Share Offer in the form in which it was previously accepted by him. The authorities conferred by paragraph 4(A) above shall not be exercised in respect of any election available under the revised Ordinary Share Offer save in accordance with this paragraph.

(C) The deemed acceptance referred to in paragraph 4(A) above shall not apply and the authority conferred by paragraph 4(A) above shall be ineffective to the extent that a Previous Acceptor shall lodge with Connaught St Michaels Limited, within 14 days of the posting of the document pursuant to which the revision of the Ordinary Share Offer is made available to PolyMASC Ordinary Shareholders, a Form of Acceptance or some other form issued by or on behalf of Valentis in which he validly elects to receive the consideration receivable by him under such revised offer in some other manner.

(D) The authorities conferred by this paragraph 4 and any acceptance of a revised offer and any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly does so.

(E) Valentis reserves the right to treat an executed Form of Acceptance relating to the Ordinary Share Offer (in its original or any previously revised form(s)) which is received after the announcement or issue of the Ordinary Share Offer in any revised form as a valid acceptance of the revised offer and such acceptance shall constitute an authority in the terms of paragraph 4(A) above mutatis mutandis on behalf of the relevant PolyMASC Ordinary Shareholder.

5.  GENERAL

(A) Save with the consent of the Panel, the Ordinary Share Offer will lapse unless all the conditions have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Valentis in its reasonable opinion to be or remain satisfied by 3 August 1999 or within 21 days after the date on which the Ordinary Share Offer becomes unconditional, whichever is the later, or such later date as Valentis may, with the consent of the Panel, decide. If the Ordinary Share Offer lapses for any reason, the Ordinary Share Offer shall cease to be capable of further acceptance, and Valentis and PolyMASC Ordinary Shareholders shall cease to be bound by prior acceptances.

(B) The expression "Offer Period" when used in this document means, in relation to the Ordinary Share Offer, the period commencing on 25 May 1999 until whichever of the following dates shall be the latest: (i) 3.00 pm on 13 July 1999; (ii) the date on which the Ordinary Share Offer becomes unconditional; and (iii) the date on which the Ordinary Share Offer lapses.

(C) Except with the consent of the Panel, settlement of the consideration to which any PolyMASC Shareholder is entitled under the Ordinary Share Offer will be implemented in full in accordance with the terms of the Ordinary Share Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which PolyMASC or Hambrecht & Quist LLC may otherwise be, or claim to be, entitled as against such PolyMASC Ordinary Shareholder and will be posted not later than 14 days after the date on which the Ordinary Share Offer becomes unconditional in all respects or 14 days after receipt of a valid and complete acceptance, whichever is the later.

(D) The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Ordinary Share Offer. Words and expressions defined in this document will have the same meanings when used in the Form of Acceptance unless the context otherwise requires.

(E) Notwithstanding the right reserved by Valentis to treat a Form of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other documents of title, except as otherwise agreed with the Panel, an acceptance of the Ordinary Share Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it.

(F) Except as otherwise agreed with the Panel, a purchase of PolyMASC Ordinary Shares by Valentis or persons acting in concert with it or its nominee(s) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 to Rule 10 of the City Code are satisfied in respect of it.

(G) Except with the consent of the Panel, the Ordinary Share Offer will not become or be declared unconditional unless Connaught St Michaels Limited has issued a certificate to Valentis or Hambrecht & Quist LLC which states the number of PolyMASC Ordinary Shares in respect of which acceptances have been received which comply with paragraph 5(E) above and the number of PolyMASC Ordinary Shares otherwise acquired, whether before or during the Offer Period, which comply with the requirements of paragraph 5(F) above. Copies of such certificate will be sent to the Panel and to PolyMASC's financial adviser as soon as possible after it is issued.

(H) The Ordinary Share Offer and all acceptances thereof or pursuant thereto and the relevant Form of Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. Execution by or on behalf of a PolyMASC Ordinary Shareholder of a Form of Acceptance will constitute his submission, in relation to all matters arising out of or in connection with the Ordinary Share Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and Wales and his agreement that nothing shall limit the right of Valentis or Hambrecht & Quist LLC to bring any action, suit or proceeding arising out of or in connection with the Ordinary Share Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

(I) Any reference in this document and in the Form of Acceptance to 13 July 1999 shall, except in the final paragraph of Part A of this Appendix 1 and paragraphs 1(A) and 5(B) of this Part B of Appendix I and except where the context otherwise requires, be deemed, if the expiry date of the Ordinary Share Offer be extended, to refer to the expiry date of the Ordinary Share Offer as so extended.

(J) Any omission to dispatch this document or the Form of Acceptance or any notice required to be dispatched under the terms of the Ordinary Share Offer to, or any failure to receive the same by any person to whom the Ordinary Share Offer is made, or should be made, shall not invalidate the Ordinary Share Offer in any way. Subject to paragraph 6 below, the Ordinary Share Offer extends to all PolyMASC Ordinary Shareholders to whom this document, the Form of Acceptance and any related documents may not be dispatched, and such persons may collect copies of those documents from Connaught St Michaels Limited at the address set out in paragraph 3(A) above.

(K) Without prejudice to any other provision in this Part B of Appendix I, Valentis and Hambrecht & Quist LLC reserve the right to treat acceptance of the Ordinary Share Offer as valid if received by or on behalf of either of them at any place or places determined by them otherwise than as set out herein or in the Form of Acceptance.

(L) All powers of attorney, appointments or agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the PolyMASC Ordinary Shareholders concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with section 3 above and duly does so.

(M) No acknowledgement of receipt of any Form of Acceptance, share certificate(s) and/or other document(s) of title will be given. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from PolyMASC Ordinary Shareholders (or their designated agent(s)) will be delivered by or sent to or from such PolyMASC Ordinary Shareholders (or their designated agent(s)) at their risk.

(N) If the Ordinary Share Offer does not become unconditional in all respects: the Form of Acceptance and any share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Ordinary Share Offer lapsing, at the risk of the person entitled thereto, to the person or agent whose name and address (outside the United States, Canada, Australia or Japan) is set out in the relevant Box on the Form of Acceptance or, if none is set out, to the first-named holder at his/her registered address (outside the United States, Canada, Australia or Japan). No such documents will be sent to an address in the United States, Canada, Australia or Japan.

(O) The Ordinary Share Offer is made on 22 June 1999 and is capable of acceptance from and after that time. Copies of this document, the Form of Acceptance and any related documents are available from Connaught St Michaels Limited at the address set out in paragraph 3(A) above from that time.

(P) If sufficient acceptances are received, Valentis intends to apply the provisions of Section 428 to 430F of the Companies Act to acquire compulsorily any outstanding PolyMASC Ordinary Shares.

(Q) Valentis and Hambrecht & Quist LLC reserve the right to notify any matter (including the making of the Ordinary Share Offer) to all or any PolyMASC Ordinary Shareholder(s) with registered address(es) outside the UK or whom Valentis or Hambrecht & Quist LLC know to be nominees for such persons by announcement or paid advertisement in any daily newspaper published and circulated in the UK. In which case, such notice shall be deemed to have been sufficiently given, notwithstanding any failure by any such shareholders to receive such notice, and all references in this document to notice in writing (other than in paragraph 3 above) shall be construed accordingly.

(R) If Valentis is required by the Panel to make an offer for PolyMASC Ordinary Shares under the provisions of Rule 9 of the City Code, Valentis may make such alterations to the conditions of the Ordinary Share Offer as are necessary to comply with the provisions of that rule.

(S) All references in this Appendix to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

6.  OVERSEAS SHAREHOLDERS

(A) The making of the Ordinary Share Offer in, or to citizens, residents or nationals of, jurisdiction outside the United Kingdom ("overseas shareholders") may be affected by the laws of the relevant jurisdiction. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Ordinary Share Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or other requisite payments due in such jurisdiction. Any such PolyMASC Ordinary Shareholder will be responsible for any such issue, transfer or other taxes or other requisite payments by whomsoever payable and Valentis shall be fully indemnified and held harmless by such shareholder for any such issue, transfer of other taxes as Valentis may be required to pay.

    In particular, the Ordinary Share Offer is not being made, directly, in or into, or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan. This includes, but is not limited to, facsimile transmission, telex and telephone. Accordingly, copies of this document, the Form of Acceptance and any related offering documents are not being, and must not be, mailed or otherwise distributed or sent in, into or from the United States, Canada, Australia or Japan including to PolyMASC Ordinary Shareholders or participants in the PolyMASC Share Option Schemes with registered addresses in the United States, Canada, Australia or Japan or to custodians, trustees or nominees holding PolyMASC Ordinary Shares for such persons. Persons receiving such documents (including, without limitation, custodians, trustees and nominees) must not distribute, send or mail them in, into or from the United States, Canada, Australia or Japan, use the United States, Canadian, Australian or Japanese mails or any such means or instrumentality for any purpose, directly or indirectly, in connection with the Ordinary Share Offer, and so doing will invalidate any related purported acceptance of the Ordinary Share Offer. Persons wishing to accept the Ordinary Share Offer must not use the United States, Canadian, Australian or Japanese mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Ordinary Share Offer. Envelopes containing Forms of Acceptance should not be postmarked in the United States, Canada, Australia or Japan or otherwise dispatched from the United States, Canada, Australia or Japan and all acceptors must provide addresses outside the United States, Canada, Australia or Japan for the remittance of cash or for the return of Forms of Acceptance, PolyMASC Ordinary Share certificates and/or other documents of title.

    A PolyMASC Ordinary Shareholder will be deemed not to have accepted the Ordinary Share Offer if: (i) he puts "No" in Box 4 of the Form of Acceptance and thereby does not give the representation and warranty set out in paragraph (B) of Part C of this Appendix I to the effect that he has not received or sent copies of this document, the Form of Acceptance or any related offering documents in, into or from the United States, Canada, Australia or Japan and has not otherwise utilised in connection with the Ordinary Share Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, facsimile, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan; (ii) having completed Box 4 of the Form of Acceptance with a registered address in the United States, Canada, Australia or Japan he does not insert in Box 5 of the Form of Acceptance the name and address of a person or agent outside the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Ordinary Share Offer to be sent; (iii) he inserts in Box 5 of the Form of Acceptance the name and address of a person or agent in the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Ordinary Share Offer to be sent; or (iv) in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to Valentis or its agents to have been sent from, the United States, Canada, Australia or Japan. Valentis reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representation and warranty set out in paragraph (B) of Part C of this Appendix I could have been truthfully given by the relevant PolyMASC Ordinary Shareholder and, if such investigation is made and, as a result Valentis cannot satisfy itself that such representation and warranty was true and correct, such acceptance shall not be valid.

    If, in connection with the making of the Ordinary Share Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Form of Acceptance or any related offering documents, in, into or from the United States, Canada, Australia or Japan or uses the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan in connection with such forwarding, such person should: (i) inform the recipient of such fact; (ii) explain to the recipient that such action will invalidate any purported acceptance by the recipient; and (iii) draw the attention of the recipient to this paragraph 6(A).

(B) The provisions of this section 6 and/or any other terms of the Ordinary Share Offer relating to overseas shareholders may be waived, varied or modified as regards specific PolyMASC Ordinary Shareholder(s) or, on a general basis, by Valentis in its absolute discretion. Subject to this, the provisions of this paragraph 6 supersede any terms of the offer inconsistent therewith. Reference in this paragraph 6 to a PolyMASC Ordinary Shareholder shall include the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this section 6 shall apply to them jointly and to each of them.

PART C: FORM OF ACCEPTANCE

Each PolyMASC Ordinary Shareholder by whom, or on whose behalf, a Form of Acceptance is executed and received by Connaught St Michaels Limited, or by or on behalf of Valentis or Hambrecht & Quist LLC irrevocably undertakes, represents, warrants and agrees to and with Valentis and Hambrecht & Quist LLC (so as to bind him, his personal representatives, heirs, successors and assigns), to the following effect:

(A) that the execution of a Form of Acceptance, whether or not any other Boxes are completed, shall constitute:

    (i) an acceptance of the Ordinary Share Offer in respect of the relevant PolyMASC Ordinary Shareholder's entire holding of PolyMASC Ordinary Shares (or such lesser number as may have been inserted in Box 1 of the Form of Acceptance), provided that if a number is inserted in Box 1 which exceeds such shareholder's holding of PolyMASC Ordinary Shares, the acceptance will be deemed to have been made in respect of that shareholder's entire holding of PolyMASC Ordinary Shares; and

    (ii) an undertaking to execute any further documents and give any further assurances which may be required to enable Valentis to obtain the full benefit of this Part C and/or to perfect any of the authorities expressed to be given hereunder;

    on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix I, each such acceptance shall be irrevocable;

(B) that, unless "No" has been put in Box 4 of the Form of Acceptance has been completed, such PolyMASC Ordinary Shareholder has not received or sent copies or originals of this document, the Form of Acceptance or any related documents in, into or from the United States, Canada, Australia or Japan and has not otherwise utilised in connection with the Ordinary Share Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, the post, facsimile transmission, telex and telephone) of interstate or foreign commerce or any facility of a national securities exchange of the United States, Canada, Australia or Japan; was outside the United States, Canada, Australia or Japan when the Form of Acceptance was delivered; and, in respect of the PolyMASC Ordinary Shares to which the Form of Acceptance relates, is not an agent or a fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an unauthorised employee of such principal or such principal has given any instructions with respect to the Ordinary Share Offer from outside the United States, Canada, Australia or Japan;

(C) that the PolyMASC Ordinary Shares in respect of which the Ordinary Share Offer is accepted or deemed to be accepted are sold with full title guarantee or (only in the case of the Trustees of the PolyMASC Employee Benefit Trust) with limited title guarantee and (in all cases) free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching thereto after 25 May 1999 including voting rights and the right to all dividends and other distributions declared, made or paid after 25 May 1999;

(D) that the execution of the Form of Acceptance and such receipt will constitute, subject to the Ordinary Share Offer becoming unconditional in all respects and to the person accepting the Ordinary Share Offer not having validly withdrawn his acceptance, the irrevocable appointment of each of Valentis and Hambrecht & Quist LLC and their respective directors and partners as such shareholder's attorney and/or agent (the "attorney"), and an irrevocable instruction to the attorney with the authority to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney in relation to the PolyMASC Ordinary Shares in respect of which the Ordinary Share Offer has been accepted in favour of Valentis or such other person or persons as Valentis or its agents may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent together with the share certificate(s) and/or other document(s) of title relating to such PolyMASC Ordinary Shares for registration within six months of the Ordinary Share Offer becoming or being declared unconditional in all respects and to do all such other acts and things as may in the opinion of the attorney be necessary or expedient for the purposes of, or in connection with, the acceptance of the Ordinary Share Offer to vest in Valentis or its nominee(s) the PolyMASC Ordinary Shares as aforesaid;

(E) that the execution of the Form of Acceptance and such receipt will constitute, subject to the Ordinary Share Offer becoming unconditional in all respects and to an accepting PolyMASC Ordinary Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request:

    (i) to PolyMASC or its agents to procure the registration of the transfer of the PolyMASC Ordinary Shares pursuant to the Ordinary Share Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Valentis or as it may direct; and

    (ii) subject to the provisions of section 6 of Part B of this Appendix I, to Valentis or its agents to procure the dispatch by post (or by such other method as may be approved by the Panel) of a cheque drawn on a branch of a UK clearing bank for the cash Deferred Consideration to which an accepting PolyMASC Ordinary Shareholder becomes entitled pursuant to his acceptance of the Ordinary Share Offer at the risk of such PolyMASC Ordinary Shareholder to the person whose name and address is set out in Box 3 (or Box 5, if that box has been completed) of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address (outside the United States, Canada, Australia or Japan);

(F) that the execution of the Form of Acceptance and such receipt will constitute the irrevocable appointment of each of Valentis, Hambrecht & Quist LLC and their respective directors and agents as such shareholder's attorney and/or agent (the "attorney") within the terms of section 4 of Part B of this Appendix I and this Part C and with authority to execute any further documents and give any further assurances which may be required in connection with the matters referred to in Parts B and C of this Appendix I and an irrevocable undertaking to such attorney to execute any such further documents and/or give any such further assurances as may be required;

(G) that Valentis shall be entitled, after the Ordinary Share Offer becomes unconditional in all respects, or if the Ordinary Share Offer will become unconditional in all respects, to direct the exercise of any proxies and any or all other rights and privileges (including the right to requisition the convening of a general or separate class meeting of PolyMASC) attaching to any PolyMASC Ordinary Shares in respect of which the Ordinary Share Offer has been accepted and not validly withdrawn, and the execution of the Form of Acceptance will constitute an authority to PolyMASC from such shareholder to send any notice, circular, warrant or other document of communication which may be required to be sent to him as a member of PolyMASC in respect of such shares to Valentis at its registered office, and an authority to Valentis or any person nominated by Valentis to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to execute a form of proxy in respect of such PolyMASC Ordinary Shares appointing any person nominated by Valentis to attend general and separate class meetings of PolyMASC and to exercise the votes attaching to such shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Ordinary Share Offer, and will also constitute the agreement of such shareholder not to exercise any such rights without the consent of Valentis and the irrevocable undertaking of such shareholder not to appoint a proxy for or to attend such general or separate class meeting. This authority will cease to be valid if the acceptance is withdrawn in accordance with section 3 of Part B of this Appendix I;

(H) that he will deliver or procure the delivery to Connaught St Michaels Limited, at the address set out in paragraph 3(A) of Part B of this Appendix I his share certificate(s) and/or other document(s) of title in respect of the PolyMASC Ordinary Shares in respect of which the Ordinary Share Offer has been accepted and not validly withdrawn held by him, or an indemnity acceptable to Valentis in lieu thereof, as soon as possible and in any event within six months of the offer becoming unconditional in all respects;

(I) that he agrees to ratify each and every act or thing which may be done or effected by Valentis or Hambrecht & Quist LLC or any of their respective directors or agents or PolyMASC or its agents, as the case may be, in the proper exercise of any of its or his powers and/or authorities hereunder; and

(J) that, if any provision of Part B of this Appendix I or this Part C shall be unenforceable or invalid or shall not operate so as to afford Valentis or Hambrecht & Quist LLC or any of their respective directors or partners the benefit of the authority expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents that may be required to enable Valentis and/or Hambrecht & Quist LLC and/or any of their respective directors or partners or agents to secure the full benefits of Part B of this Appendix I and this Part C.

References in this Part C to a PolyMASC Ordinary Shareholder shall include references to the person or persons executing a Form of Acceptance and in the event of more than one person executing a Form of Acceptance the provisions of this Part C shall apply to them jointly and to each of them.

                                  APPENDIX II

DESCRIPTION OF VALENTIS COMMON STOCK AND CHANGES IN THE RIGHTS OF POLYMASC
  ORDINARY SHAREHOLDERS

1.  DESCRIPTION OF THE CAPITAL STOCK OF VALENTIS

1.1 VALENTIS PREFERRED STOCK. The Valentis Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Valentis preferred stock, par value $.001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions of such preferred stock, including:

    - dividend rights;

    - conversion rights;

    - voting rights;

    - terms of redemption;

    - liquidation preferences;

    - sinking fund terms; and

    - the number of shares constituting any series or the designation of such series.

    The issuance of Valentis preferred stock could adversely affect the voting power of holders of Valentis Common Stock and the likelihood that such holders will receive dividends and liquidation payments and could have the effect of delaying, deferring or preventing a change in control of Valentis. There are currently no shares of preferred stock outstanding and Valentis has no present plan to issue any shares of Valentis preferred stock.

1.2 VALENTIS COMMON STOCK. 30,000,000 shares of Valentis common stock, par value $.001 per share, are currently authorised under Valentis' Amended and Restated Certificate of Incorporation. In August 1999, Valentis stockholders will vote to increase the number of authorized shares of Valentis Common Stock to 45,000,000. As of April 30, 1999 there were 22,070,803 shares of Valentis Common Stock outstanding. No shares of preferred stock are outstanding.

2.  DESCRIPTION OF VALENTIS COMMON STOCK

    The following is a brief description of certain rights of holders of Valentis Common Stock. For a complete understanding of these rights, Valentis' stockholders are referred to the laws and applicable regulations and listing requirements of the United States, the State of Delaware, the Nasdaq National Market and Valentis' Amended and Restated Certificate of Incorporation and Bylaws.

2.1 GENERAL. Valentis is incorporated in the State of Delaware, United States, and operates in accordance with the Delaware General Corporation Law. The rights of Valentis' stockholders are determined in accordance with the Delaware General Corporation Law, the securities and other legislation of the United States, Valentis' Amended and Restated Certificate of Incorporation and Valentis' Bylaws, as amended. Valentis Common Stock is traded on the Nasdaq National Market under the symbol "VLTS."

2.2 CERTIFICATES. Valentis Common Stock is issued in registered form. Every holder of Valentis Common Stock is entitled to a share certificate.

2.3 DIVIDENDS. Subject to preferences applicable to any outstanding Valentis preferred stock, holders of Valentis Common Stock are entitled to receive rateably such dividends as may be declared by the Valentis Board of Directors out of funds legally available for this purpose.

2.4 MEETINGS. Annual meetings of the Valentis' stockholders are held on the date designated by the Valentis Board of Directors. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than sixty days before the date of the meeting. The presence of person or by proxy of the holders of record of a majority of the issued and outstanding shares of Valentis entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Valentis' Bylaws provide that special meetings of stockholders may be called by the Chairman of the Valentis Board of Directors, the Chief Executive Officer, the Valentis Board of Directors or by the holders of ten per cent. of the voting shares of Valentis.

2.5 VOTING RIGHTS. The holders of Valentis Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Stockholders may vote by proxy.

2.6 LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of a liquidation, dissolution or winding up of Valentis, holders of Valentis Common Stock are entitled to share in all assets remaining after payment of liabilities.

2.7 TRANSFERS. The Valentis Bylaws do not allow the Valentis Board of Directors to refuse to register transfers of stock.

2.8 OTHER RIGHTS. Holders of Valentis Common Stock have no preemptive rights and no right to convert their Valentis Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Valentis Common Stock. All outstanding Valentis Common Stock are fully paid and nonassessable.

2.9 DELAWARE LAW AND CHARTER PROVISIONS. Valentis is subject to the provisions of Delaware's anti-takeover law. In general, this law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of this law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and employees, owns or owned within three years 15% or more of the corporation's voting stock. Valentis' Amended and Restated Certificate of Incorporation and Bylaws also require that any action required or permitted to be taken by stockholders of Valentis must be approved at a duly called annual or special meeting of the stockholders and may not be approved by written consent. The Valentis Amended and Restated Certificate of Incorporation also provides for a classified board and specifies that the authorised number of directors may be changed only by resolution of the Valentis Board. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Valentis.

3. PRINCIPAL DIFFERENCES BETWEEN VALENTIS COMMON STOCK AND POLYMASC ORDINARY SHARES

    There are a number of differences between the rights attaching to Valentis Common Stock, as detailed above, and those attaching to PolyMASC Ordinary Shares. Certain rights attaching to PolyMASC Ordinary Shares, where those differences exist, are identified below. Such differences may arise from the differences between the legislation governing PolyMASC and Valentis as well as between the constitutional documents of the two companies. The following is not a complete description of the differences between the rights associated with PolyMASC Ordinary Shares compared to Valentis Common Stock.

    For a complete understanding of such differences, PolyMASC Ordinary Shareholders are referred to the laws and applicable regulations of England and Wales and the State of California, United States, the rules of the London Stock Exchange applicable to the Alternative Investment Market, the Nasdaq National Market and the constitutional documents of both PolyMASC and Valentis.

    A  GENERAL

       PolyMASC is incorporated in England and Wales and operates in accordance with the Companies Act. Rules and norms governing trading of PolyMASC Ordinary Shares differ from those relating to Valentis.

    B  DIVIDENDS

       Pursuant to PolyMASC's Articles of Association and subject to the restrictions of English law, dividends may be declared by the Board of PolyMASC, or by PolyMASC on the recommendation of the Board of PolyMASC, by ordinary resolution in an amount not to exceed that recommended by the Board of PolyMASC.

    C  MEETINGS

       The holders of not less than one tenth of the paid up voting capital of PolyMASC have the right to require the Board of PolyMASC to convene general meetings of PolyMASC Ordinary Shareholders.

    D  TRANSFERS

       PolyMASC's Articles of Association allow the Board of PolyMASC, in its absolute discretion, to refuse to register certain transfers of shares, including those which are not fully paid up, are encumbered, involve more than one class of shares, or are in favour of more than four joint transferees.

                                  APPENDIX III
                       FINANCIAL INFORMATION ON VALENTIS

    The Valentis financial information at 30 June 1998 and for the years ended 30 June 1998, 1997 and 1996 contained in this Appendix III has been extracted, without material adjustment, from the audited financial statements of Valentis included in its Form 10-K for the year ended 30 June 1998 filed with the SEC. Such financial statements have been prepared in accordance with US generally accepted accounting principles and the rules and regulations of the SEC. The unqualified audit opinion of Ernst & Young LLP, independent auditors of Valentis, is also included in such Form 10-K which is incorporated by reference.

    The financial information at 31 March 1999 and for the three and nine month periods ended 31 March 1999 and 1998 has been extracted, without material adjustment, from the unaudited financial statements of Valentis included in its Form 10-Q for the quarter ended 31 March 1999 filed with the SEC. Such financial statements have been prepared in accordance with US GAAP and the rules and regulations of the SEC.

                                 BALANCE SHEET

                      ($ THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                      30 JUNE
                                                                                                                       1998
                                                                                                                     ---------
ASSETS
Current assets:
Cash and cash equivalents..........................................................................................  $  15,172
Short-term investments.............................................................................................      7,794
Other receivables..................................................................................................        616
Prepaid expenses and other current assets..........................................................................        539
                                                                                                                     ---------
  Total current assets.............................................................................................     24,121

Property and equipment, net........................................................................................      6,151
Long-term investments..............................................................................................     25,460
Other receivables..................................................................................................        130
Deposits and other assets..........................................................................................         39
                                                                                                                     ---------
                                                                                                                     $  55,901
                                                                                                                     ---------
                                                                                                                     ---------

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable...................................................................................................  $     898
Accrued compensation...............................................................................................        595
Accrued construction-in-progress...................................................................................        589
Other accrued liabilities..........................................................................................         56
Deferred revenue...................................................................................................         --
Current portion of long-term debt..................................................................................      1,017
                                                                                                                     ---------
  Total current liabilities........................................................................................      3,155

Long-term debt.....................................................................................................      2,464

Commitments

Stockholders' equity:
Preferred stock, no par value, issuable in series; 10,000,000 shares authorised; none and 8,420,720 convertible
  shares issued and outstanding at June 30, 1998 and 1997, respectively............................................         --
Common stock, $.001 par value, 30,000,000 shares authorised; 12,880,978 and 1,567,727 shares issued and outstanding
  at June 30, 1998 and 1997, respectively..........................................................................         13
Additional paid-in capital.........................................................................................     79,838
Deferred compensation, net of amortisation.........................................................................       (976)
Net unrealized loss on available-for-sale securities...............................................................         (7)
Accumulated deficit................................................................................................    (28,586)
                                                                                                                     ---------
  Total stockholders' equity.......................................................................................     50,282
                                                                                                                     ---------
                                                                                                                     $  55,901
                                                                                                                     ---------
                                                                                                                     ---------

                            SEE ACCOMPANYING NOTES.

                            STATEMENTS OF OPERATIONS

                    ($ THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                     YEAR ENDED 30 JUNE
                                                                                              --------------------------------
                                                                                                 1998       1997       1996
                                                                                              ----------  ---------  ---------
Collaborative research and development revenue..............................................  $    8,083  $   5,793  $   1,890
Operating expenses:
  Research and development..................................................................      15,111      8,598      6,487
  General and administrative................................................................       3,561      2,417      2,169
                                                                                              ----------  ---------  ---------
    Total operating expenses................................................................      18,672     11,015      8,656
                                                                                              ----------  ---------  ---------
Loss from operations........................................................................     (10,589)    (5,222)    (6,766)
Interest income.............................................................................       2,651        656        230
Interest expense and other..................................................................        (440)      (381)      (365)
                                                                                              ----------  ---------  ---------
Net loss....................................................................................  $   (8,378) $  (4,947) $  (6,901)
                                                                                              ----------  ---------  ---------
                                                                                              ----------  ---------  ---------
Basic and diluted net loss per share........................................................  $    (0.83) $   (4.40) $   (9.86)
                                                                                              ----------  ---------  ---------
                                                                                              ----------  ---------  ---------
Shares used in computing net loss per share.................................................      10,088      1,126        700
                                                                                              ----------  ---------  ---------
                                                                                              ----------  ---------  ---------

                            SEE ACCOMPANYING NOTES.

                       STATEMENT OF STOCKHOLDERS' EQUITY

               ($ THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                     PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                                                  ---------------------  -----------------------    PAID-IN        DEFERRED
                                                    SHARES     AMOUNT      SHARES      AMOUNT       CAPITAL      COMPENSATION
                                                  ----------  ---------  ----------  -----------  -----------  -----------------
Balance at June 30, 1995........................   3,441,501  $  10,342     682,105   $     237    $      --       $      --
Issuance of Series C convertible preferred
  stock, net of issuance costs of $36...........   1,827,871      7,063          --          --           --              --
Issuance of Series D convertible preferred
  stock.........................................     484,697      3,500          --          --           --              --
Exercise of stock options.......................          --         --     693,543         208           --              --
Repurchase of common stock from employee........          --         --      (7,500)         (3)          --              --
Net loss........................................          --         --          --          --           --              --
                                                  ----------  ---------  ----------  -----------  -----------         ------
Balance at June 30, 1996........................   5,754,069     20,905   1,368,148         442           --              --
Issuance of Series E convertible preferred
  stock, net of issuance costs of $15...........   1,333,325      9,985          --          --           --              --
Issuance of Series F convertible preferred
  stock, net of issuance costs of $11...........   1,333,326     13,989          --          --           --              --
Issuance of common stock in lieu of cash payment
  of Series E and F stock offering
  commissions...................................                   (179)    119,046         179           --              --
                                                         ---
Exercise of stock options.......................          --         --     116,517          56           --              --
Repurchase of common stock from employees.......          --         --     (35,984)        (17)          --              --
Deferred compensation related to grant of
  certain stock options, net of amortisation....          --         --          --         750           --            (750)
Amortisation of deferred compensation...........          --         --          --          --           --              71
Net loss........................................          --         --          --          --           --              --
                                                  ----------  ---------  ----------  -----------  -----------         ------
Balance at June 30, 1997........................   8,420,720     44,700   1,567,727       1,410           --            (679)
Reincorporation in Delaware with par value......          --         --          --      (1,408)       1,408              --
Issuance of common stock in initial public
  offering, September 1997 ($12 per share), net
  of offering costs of $3,124...................          --         --   2,875,000           3       31,373              --
Conversion of convertible preferred stock into
  common stock..................................  (8,420,720)   (44,700)  8,154,779           8       44,692              --
Issuance of common stock for technology
  license.......................................          --         --     117,555          --        1,500              --
Exercise of stock options and warrants..........          --         --     184,346          --          237              --
Repurchase of common stock from employees.......          --         --     (18,429)         --           (8)             --
Deferred compensation related to grant of
  certain stock options, net of amortisation....          --         --          --          --          636            (636)
Amortisation of deferred compensation...........          --         --          --          --           --             339
Net unrealized loss on available-for-sale
  securities....................................          --         --          --          --           --
                                                                                                                         ---
Net loss........................................          --         --          --          --           --              --
                                                  ----------  ---------  ----------  -----------  -----------         ------
Balance at June 30, 1998........................          --         --  12,880,978   $      13    $  79,838       $    (976)
                                                  ----------  ---------  ----------  -----------  -----------         ------
                                                  ----------  ---------  ----------  -----------  -----------         ------

                                                       NET
                                                   UNREALIZED                       TOTAL
                                                     LOSS ON      ACCUMULATED   STOCKHOLDERS'
                                                   SECURITIES       DEFICIT        EQUITY
                                                  -------------  -------------  -------------
Balance at June 30, 1995........................    $      --      $  (8,360)     $   2,219
Issuance of Series C convertible preferred
  stock, net of issuance costs of $36...........           --             --          7,063
Issuance of Series D convertible preferred
  stock.........................................           --             --          3,500
Exercise of stock options.......................           --             --            208
Repurchase of common stock from employee........           --             --             (3)
Net loss........................................           --         (6,901)        (6,901)
                                                        -----    -------------  -------------
Balance at June 30, 1996........................           --        (15,261)         6,086
Issuance of Series E convertible preferred
  stock, net of issuance costs of $15...........           --             --          9,985
Issuance of Series F convertible preferred
  stock, net of issuance costs of $11...........           --             --         13,989
Issuance of common stock in lieu of cash payment
  of Series E and F stock offering
  commissions...................................           --             --             --

Exercise of stock options.......................           --             --             56
Repurchase of common stock from employees.......           --             --            (17)
Deferred compensation related to grant of
  certain stock options, net of amortisation....           --             --             --
Amortisation of deferred compensation...........           --             --             71
Net loss........................................           --         (4,947)        (4,947)
                                                        -----    -------------  -------------
Balance at June 30, 1997........................           --        (20,208)        25,223
Reincorporation in Delaware with par value......           --             --             --
Issuance of common stock in initial public
  offering, September 1997 ($12 per share), net
  of offering costs of $3,124...................           --             --         31,376
Conversion of convertible preferred stock into
  common stock..................................           --             --             --
Issuance of common stock for technology
  license.......................................           --             --          1,500
Exercise of stock options and warrants..........           --             --            237
Repurchase of common stock from employees.......           --             --             (8)
Deferred compensation related to grant of
  certain stock options, net of amortisation....           --             --             --
Amortisation of deferred compensation...........           --             --            339
Net unrealized loss on available-for-sale
  securities....................................           (7)            --             (7)

Net loss........................................           --         (8,378)        (8,378)
                                                        -----    -------------  -------------
Balance at June 30, 1998........................    $      (7)     $ (28,586)     $  50,282
                                                        -----    -------------  -------------
                                                        -----    -------------  -------------

                            SEE ACCOMPANYING NOTES.

                            STATEMENTS OF CASH FLOWS

                                 ($ THOUSANDS)

                                                                                                                    YEAR ENDED
                                                                                                                      30 JUNE
                                                                                                                       1998
                                                                                                                    -----------
Cash flows from operating activities
  Net loss........................................................................................................   $  (8,378)
  Adjustments to reconcile net loss to net cash used in operations:
    Depreciation and amortisation.................................................................................       2,044
    Amortisation of deferred compensation.........................................................................         339
    Purchase of in-process research and development...............................................................       1,500
    Changes in operating assets and liabilities:
      Other receivables...........................................................................................        (481)
      Prepaid expenses and other assets...........................................................................        (149)
      Deferred revenue............................................................................................        (887)
      Accounts payable............................................................................................         204
      Accrued liabilities.........................................................................................         197
                                                                                                                    -----------
Net cash used in operating activities.............................................................................      (5,611)
                                                                                                                    -----------
Cash flows from investing activities
  Purchase of property and equipment..............................................................................      (2,719)
  Deposits and other assets.......................................................................................         282
  Purchases of available-for-sale investments.....................................................................     (41,890)
  Maturities of available-for-sale investments....................................................................      23,700
                                                                                                                    -----------
Net cash used in investing activities.............................................................................     (20,627)
                                                                                                                    -----------
Cash flows from financing activities
  Proceeds from issuance of long-term debt........................................................................       2,128
  Payments on long-term debt......................................................................................      (1,367)
  Proceeds from issuance of convertible preferred stock, net of issuance costs....................................          --
  Proceeds from issuance of common stock, net of repurchases......................................................      31,605
                                                                                                                    -----------
Net cash provided by financing activities.........................................................................      32,366
                                                                                                                    -----------
Net increase in cash and cash equivalents.........................................................................       6,128
Cash and cash equivalents, beginning of year......................................................................       9,044
                                                                                                                    -----------
Cash and cash equivalents, end of year............................................................................   $  15,172
                                                                                                                    -----------
                                                                                                                    -----------
Interest paid.....................................................................................................   $     423
                                                                                                                    -----------
                                                                                                                    -----------
Schedule of noncash transactions
  Construction-in-progress included in accrued liabilities........................................................   $     589
                                                                                                                    -----------
                                                                                                                    -----------
  Net exercise of warrants to purchase common stock...............................................................   $      84
                                                                                                                    -----------
                                                                                                                    -----------

                            SEE ACCOMPANYING NOTES.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANISATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANISATION AND BASIS OF PRESENTATION

    Valentis (formerly called Megabios Corp.) develops proprietary gene delivery systems and provides preclinical development expertise to create gene-based therapeutics designed for the treatment or prevention of genetic and acquired diseases. Valentis has developed several in vivo, non-viral gene delivery systems to address a number of potential therapeutic applications using a variety of therapeutic genes. Valentis' clinical development and commercialisation strategy is to enter into collaborative research and development agreements or "corporate partnerships" with pharmaceutical and biotechnology companies.

    In September 1997, Valentis completed its initial public offering and reincorporation in the State of Delaware. Valentis may require additional financial resources to complete development and commercialisation of its products. Management plans to continue to finance Valentis primarily through issuances of equity securities, collaborative research and development arrangements and debt financing. Prior to product commercialisation, if the financing arrangements contemplated by management are not consummated, Valentis may have to seek other sources of capital or re-evaluate its operating plans.

REVENUE RECOGNITION

    Revenue related to collaborative research agreements with Valentis' corporate partners is recognised over the related funding periods for each contract. Valentis is required to perform research and development activities as specified in each respective agreement on a best-efforts basis. Valentis is reimbursed based on the costs associated with the number of full time equivalent employees working on each specific contract over the term of the agreement. Research and development expenses under the collaborative research agreements approximate or exceeds the revenue recognised under such agreements over the term of the respective agreements. Deferred revenue may result when Valentis does not incur the required level of effort during a specific period in comparison to funds received under the respective contracts. Milestone payments, if any, will be recognised pursuant to collaborative agreements upon the achievement of specified milestones, such as the filing of Investigational New Drug Applications, commencement of clinical trials or receipt of regulatory approvals. No milestone payments have been earned or recognised to date.

RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses consist of costs incurred for independent and collaborative research and development. These costs include direct and research-related overhead expenses.

CASH, CASH EQUIVALENTS AND INVESTMENTS

    Cash equivalents consist of highly liquid investments with maturities from date of purchase of 90 days or less. Short-term investments consist of investments with original maturities greater than three months, but less than one year, while long-term investments have maturities greater than one year.

    Valentis accounts for its cash equivalents and investments under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under the provisions of SFAS 115, Valentis has classified its cash equivalents and investments as "available-for-sale." Such investments are recorded at fair value, determined based on quoted market prices, and unrealised gains and losses, which are considered to be temporary, are recorded as a separate component of stockholders' equity until realised.

    At 30 June 1997, all investments were classified as held-to-maturity. However, in fiscal year 1998, Valentis reassessed its investment portfolio and determined it is more appropriate to classify all investments as available-for-sale. The difference between the amortised cost and the estimated fair value of the investments on the date of the redesignation was immaterial.

DEPRECIATION AND AMORTISATION

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets (generally five years). Leasehold improvements are amortised over the shorter of five years or the estimated useful life of the assets.

LONG-LIVED ASSETS

    Valentis accounts for its long-lived assets under Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("SFAS 121"). In accordance with SFAS 121, Valentis identifies and records impairment losses, as circumstances dictate, on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No such events have occurred with respect to Valentis's long-lived assets, which consist primarily of machinery and equipment and leasehold improvements.

STOCK-BASED COMPENSATION

    Valentis generally grants stock options to employees for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. In accordance with the provisions of Statements of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"), Valentis has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations in accounting for option grants to employees under its employee stock option plan and to adopt the pro forma disclosure alternative as described in SFAS 123 (see Note 9). Option grants to all others are accounted for using the fair value method prescribed by SFAS 123.

COMPREHENSIVE INCOME

    In June 1997, the FASB released Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for Valentis' fiscal year 1999. Valentis believes that adoption of SFAS 130 will not have a material impact on Valentis' financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NET LOSS PER SHARE

    Effective 31 December 1997, Valentis adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," ("SFAS 128") and Securities and Exchange Commission Staff Accounting Bulletin No.98 ("SAB 98"). SFAS 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share, if dilutive, for all periods presented. Basic earnings per share is computed by dividing income or loss applicable to common stockholders by the weighted-average number of common shares outstanding for the period net of certain common shares outstanding which are subject to continued vesting and Valentis' right of repurchase. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted net loss per share has not been presented separately as, given Valentis' net loss position, the result would be anti-dilutive. SAB 98 eliminates the inclusion in the calculation of net loss per share of common and common equivalent shares (stock options, warrants, convertible notes and preferred stock) issued during the 12 month period prior to an initial public offering at prices below the initial public offering price as if they were outstanding for all periods presented. All loss per share amounts for all periods presented have been presented and, where appropriate, restated to conform to SFAS 128 and SAB 98.

    The following have been excluded from the calculation of loss per share because the effect of inclusion would be antidilutive: approximately 220,455 common shares which are outstanding but are subject to Valentis' right of repurchase which expires ratably over 4 years; and options to purchase approximately 808,100 shares of common stock at a weighted average price of $5.72 per share. The repurchasable shares and options will be included in the calculation at such time as the effect is no longer antidilutive, as calculated using the treasury stock method.

    For comparison purposes, the pro forma net loss per share amounts have been presented for fiscal year 1998 and 1997 in the reconciliation below. Pro forma net loss per share has been computed as described above and also gives effect to the conversion of the convertible preferred stock that automatically converted upon completion of Valentis' initial public offering (using the if converted method) from the original date of issuance.

    A reconciliation of shares used in the calculation of basic and diluted and pro forma basic and diluted net loss per share follows:

                                                                                                     YEAR ENDED 30 JUNE
                                                                                               -------------------------------
                                                                                                 1998       1997       1996
                                                                                               ---------  ---------  ---------
                                                                                               ($ THOUSANDS, EXCEPT PER SHARE
                                                                                                            DATA)
Net loss.....................................................................................  $  (8,378) $  (4,947) $  (6,901)
BASIC AND DILUTED
Weighted average shares of common stock outstanding used in computing net loss per share.....     10,088      1,126        700
                                                                                               ---------  ---------  ---------
                                                                                               ---------  ---------  ---------
Basic and diluted net loss per share.........................................................  $   (0.83) $   (4.40) $   (9.86)
                                                                                               ---------  ---------  ---------
                                                                                               ---------  ---------  ---------

PRO FORMA
Shares used in computing net loss per share..................................................     10,088      1,126
Adjusted to reflect the effect of the assumed conversion of preferred stock from the date of
  issuance...................................................................................      1,810      6,650
Shares used in computing pro forma net loss per share........................................     11,898      7,776
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Pro forma net loss per share.................................................................  $   (0.70) $   (0.64)
                                                                                               ---------  ---------
                                                                                               ---------  ---------

2. INVESTMENTS

    Investments consist of the following (in thousands):

                                                                                            AMORTISED    UNREALIZED    ESTIMATED
                                                                                               COST     GAIN/ (LOSS)   FAIR VALUE
                                                                                            ----------  -------------  ----------
30 JUNE 1998
Money market funds........................................................................  $   15,509    $      --    $   15,509
Corporate debt securities.................................................................       7,766           28         7,794
                                                                                            ----------        -----    ----------
Total.....................................................................................      23,275           28        23,303
Less amounts classified as cash equivalents...............................................     (15,509)          --       (15,509)
                                                                                            ----------        -----    ----------
Total short-term investments..............................................................       7,766           28         7,794
                                                                                            ----------        -----    ----------
Long-term investments (corporate debt securities).........................................      25,495          (35)       25,460
                                                                                            ----------        -----    ----------
Total investments.........................................................................  $   33,261    $      (7)   $   33,254
                                                                                            ----------        -----    ----------
                                                                                            ----------        -----    ----------

30 JUNE 1997
Money market funds........................................................................  $    8,041    $      --    $    8,041
Corporate debt securities.................................................................      15,225           (8)       15,217
                                                                                            ----------        -----    ----------
Total.....................................................................................      23,266           (8)       23,258
Less amounts classified as cash equivalents...............................................      (8,041)          --        (8,041)
                                                                                            ----------        -----    ----------
Total short-term investments..............................................................  $   15,225    $      (8)   $   15,217
                                                                                            ----------        -----    ----------

    Unrealised gains were not material and have therefore been netted against unrealised losses.

    At June 30, 1998, the contractual maturities of short-term investments were all due in one year or less, while all long-term investments have contractual maturities of one to two years.

3. COLLABORATIVE AGREEMENTS

ELI LILLY AND COMPANY

    In May 1997, Valentis entered into a two-year collaborative research agreement with Eli Lilly and Company ("Lilly") to develop gene-based therapeutics using BRCA1, a gene that has been identified as a putative tumor suppressor. The agreement provides for research and development funding as well as funding to support manufacturing and process development efforts. If Lilly and Valentis agree on an appropriate level of research and development efforts, funding may be extended for up to an additional two years. However, after 21 months from the commencement date of the collaborative research agreement, Lilly can, at its option, cancel the collaborative research agreement upon three-months advance notice to Valentis. The agreement provides for certain royalty and milestone payments to Valentis upon the occurrence of specified events as set forth in the agreement. Lilly will be responsible for clinical development and regulatory functions, as well as large-scale clinical and commercial manufacturing and sales and marketing. Revenue recognised under the collaborative research agreement with Lilly was $4,041,000 (50% of total revenues) and $270,000 (5% of total revenues) for the years ended 30 June 1998 and 1997, respectively.

    In June 1997, in connection with the Lilly agreement, Lilly purchased 285,714 shares of Valentis' Series F convertible preferred stock at $10.50 per share.

PFIZER INC

    In May 1996, Valentis entered into a four-year collaborative research agreement, as well as a license and royalty agreement, with Pfizer Inc ("Pfizer") to develop a gene-based therapeutic for the treatment of solid tumors via angiogenesis inhibition. Under the terms of the collaborative research agreement, Valentis conducted research and preclinical development activities. In December 1997, Pfizer exercised the option as stated in the agreement to discontinue its research and development program. Under the terms of the agreement, Pfizer continued funding the program through 31 May 1998. Valentis intends to continue to advance the angiogenesis inhibition program and is actively seeking a new corporate partner. Revenue recognized under the collaborative research agreement with Pfizer was $4,042,000 (50% of total revenues), $3,352,000 (58% of total revenues) and $265,000 (14% of total revenues) for the years ended 30 June 1998, 1997 and 1996, respectively.

    In May 1996, in connection with the above agreements, Pfizer purchased 484,697 shares of Valentis' Series D convertible preferred stock at $7.22 per share.

GLAXO WELLCOME PLC

    In April 1994, Valentis entered into a five-year collaborative agreement with Glaxo Wellcome plc ("Glaxo Wellcome") to develop a gene-based therapeutic for the treatment of cystic fibrosis. In May 1996, the agreement was amended such that the research and development portion of the agreement expired as of 1 April 1997. The agreement provided for quarterly nonrefundable research and development fees. Valentis has completed all of its obligations under the Glaxo Wellcome agreement and will receive future payments, if any, only through the achievement of a certain clinical milestone and the payment of royalties. Revenue for research and development was recorded as earned in accordance with the agreement. For the years ended 30 June 1997 and 1996, respectively, revenue recognized under agreement with Glaxo Wellcome was $1,971,000 (34% of total revenues), and $1,625,000 (86% of total revenues). No revenue was recognized under the agreement for the fiscal year ended 30 June 1998.

4. LICENSE AND RESEARCH AGREEMENTS

    Valentis has entered into several research agreements with universities and other organisations. These agreements are generally cancellable by either party upon written notice and may be extended by mutual consent of both parties. Research and development expenses are recognized as the related services are performed, generally ratably over the period of service. Expenses under these agreements were approximately $1,077,000, $865,000, and $1,100,000 for the years ended 30 June 1998, 1997 and 1996, respectively.

    In March of 1998, Valentis entered into a licensing and collaboration agreement with the University of Pittsburgh Medical Center ("UPMC") through which Valentis obtained an exclusive license to certain patent rights held by UPMC in the field of viral and non-viral gene-based therapy for rheumatology. Of these patent rights, one patent has issued in the United States and related applications are pending in the USA and worldwide. Under the terms of the license and collaboration agreement, Valentis issued 117,555 shares of common stock in payment for the exclusive license to these patent rights. The value of the common stock issued in the transaction was $1.5 million, which was expensed to research and development during the period. Valentis expensed the value of this common stock as the technology was not complete at the date of acquisition. Under the terms of the license agreement,

Valentis is not obligated to pay additional royalty payments upon the sale of products, if any, in the field of non-viral gene therapy, but is required to share revenue with UPMC at a specified rate upon sub-license of rights in the field of viral gene therapy. Valentis is obligated to make payments upon the completion of certain milestones. Certain of the license rights may revert back to UPMC in the event that Valentis fails to commit resources to the development of products in the field of rheumatology. In addition, the license and collaboration agreement with UPMC established exclusive collaborations between Valentis and several researchers at UPMC for the research and development of gene-based therapies in the field of rheumatology. Intellectual property developed by UPMC under the collaboration will be included in the exclusive license to Valentis described above at no additional cost to Valentis.

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                                             30 JUNE
                                                                                       --------------------
                                                                                         1998       1997
                                                                                       ---------  ---------
Machinery and equipment..............................................................  $   4,417  $   3,239
Furniture and fixtures...............................................................        836        481
Leasehold improvements...............................................................      5,121      3,235
Construction-in-progress.............................................................        818        954
                                                                                       ---------  ---------
                                                                                          11,192      7,909
Less accumulated depreciation........................................................     (5,041)    (3,176)
                                                                                       ---------  ---------
Property and equipment, net..........................................................  $   6,151  $   4,733
                                                                                       ---------  ---------
                                                                                       ---------  ---------

6. LONG-TERM DEBT

OPERATING LINES OF CREDIT

    In June 1998, Valentis established a line of credit for $8,000,000 with a commercial bank. As of 30 June 1998, Valentis had drawn $1,016,000 under the line of credit. In accordance with the terms of the agreement, the entire balance was converted into a term loan bearing interest at prime plus 1/2% (9% at 30 June 1998) due in 42 equal monthly installments. Additional draws under the credit line will be converted into a term loan on 31 December 1998. The loan is secured by all tangible personal property, accounts receivable and funds on deposit, other than the assets securing the equipment financing. As a condition of the credit line, Valentis must maintain a minimum cash and short-term investments balance of not less than the greater of the prior two quarters net cash usage or 90% of the total principal drawn under the line of credit.

    In 1995, Valentis established a line of credit for $1,500,000 with a commercial bank which was fully utilised by August 1995, and, in accordance with the terms of the agreement, Valentis elected to convert the entire balance to a term loan bearing interest at prime plus 2% due in 36 equal monthly installments. The loan is secured by all tangible personal property, accounts receivable and funds on deposit, other than the assets securing the equipment financing. As a condition of the term loan, Valentis must maintain a minimum net worth of $3,000,000 and is prohibited from paying dividends. In conjunction with this financing arrangement, Valentis issued the bank a warrant to purchase 24,140 shares of Valentis' common stock at $3.88 per share (see Note 9).

    The carrying amounts of these obligations approximate their fair value determined using a discounted cash flow model and Valentis' current incremental borrowing rate.

EQUIPMENT FINANCING

    In May 1996, Valentis entered into an equipment financing agreement for up to $2,700,000 with a financing company. As of June 30 1998 and 1997, Valentis had financed $2,700,000 and $1,587,000, respectively, in equipment purchases under this agreement structured as loans. The equipment loans are to be repaid over 48 months at interest rates ranging from 15.2% to 16.2% and are secured by the related equipment. In conjunction with this equipment financing agreement, Valentis issued a warrant to purchase 38,238 shares of common stock at $3.88 per share (see Note 9).

    In December 1993, Valentis entered into an equipment financing agreement for up to $2,300,000 with a financing company. As of 30 June 1998 and 1997, Valentis had financed $1,922,000 in equipment purchases under this agreement structured as loans. The equipment loans are to be repaid over 42 months at interest rates ranging from

13.8 to 16.2 per cent. and are secured by the related equipment. In conjunction with the original agreement, Valentis issued the financing company a warrant to purchase 21,630 shares of Valentis' common stock at $3.88 per share (see Note
9).

    Following is a schedule of future minimum principal payments under the term loans and equipment financing arrangements at 30 June 1998 (in thousands):

YEAR ENDED 30 JUNE
-------------------------------------------------------------------------------------------------
1999.............................................................................................  $   1,017
2000.............................................................................................      1,084
2001.............................................................................................        935
2002.............................................................................................        445
                                                                                                   ---------
                                                                                                   $   3,481
                                                                                                   ---------
                                                                                                   ---------

7. FACILITY LEASE

    Valentis leases its facilities under two operating leases. These leases expire in November 2004 and October 2007 with renewal options at the end of the initial terms of the leases. Minimal annual rental commitments under the operating leases at 30 June 1998 are as follows (in thousands):

YEAR ENDED 30 JUNE
-------------------------------------------------------------------------------------------------
1999.............................................................................................  $     512
2000.............................................................................................        527
2001.............................................................................................        540
2002.............................................................................................        544
2003.............................................................................................        567
Thereafter.......................................................................................      1,547
                                                                                                   ---------
                                                                                                   $   4,237
                                                                                                   ---------
                                                                                                   ---------

    Rent expense for the years ended 30 June 1998, 1997 and 1996 was approximately $526,000, $295,000, and $273,000, respectively.

8. RELATED PARTY TRANSACTIONS

    Valentis has issued loans to certain employees, of which $130,000 was outstanding at 30 June 1998 and $27,500 as of 30 June 1997. The loan outstanding as of 30 June 1998 bears an interest rate of 5.68%. The loan is due and payable on the fifth anniversary of the date of the loan. Accrued interest is forgiven annually and recorded as income to the employee. The loan amount outstanding as of 30 June 1997 has been repaid. Both loans were classified as other receivables on the balance sheet.

9. STOCKHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

    On 15 September 1997, Valentis completed its initial public offering of 2,500,000 shares of common stock at $12.00 per share. In addition, on 29 September 1997, Valentis' underwriters exercised their over-allotment option and purchased an additional 375,000 shares of Valentis' common stock at $12.00 per share. The combined net proceeds raised from the offering was approximately $31.4 million. Upon the completion of the initial public offering, all of the Series A, B, C, D, E and F preferred stock outstanding were converted into 8,154,779 shares of common stock. Also, upon the completion of the offering, Valentis' Certificate of Incorporation was amended to authorise 10,000,000 shares of preferred stock, none of which are issued or outstanding and 30,000,000 of common stock.

WARRANTS

    In connection with the equipment financing agreement entered into in December 1993, Valentis issued a warrant to purchase 21,630 shares of common stock at an exercise price of $3.88 per share. In September 1997, Valentis issued 14,629 shares of its common stock upon the exercise of the warrant, in accordance with the terms stated in the warrant agreement.

    Valentis issued a warrant to purchase 28,969 shares of common stock at $3.88 per share to the commercial bank providing a line of credit to Valentis. In accordance with the terms of the warrant, the number of shares subject to the warrant was reduced from 28,969 to 24,140 in July 1995. The warrant provided for a reduction in the number of shares upon securing a commitment of at least $7,000,000 in sales of Series C preferred stock. The warrant is exercisable immediately and expires at the earlier of 1 June 2000, or in the event of a merger or sale of substantially all of the assets of Valentis.

    In connection with the equipment financing agreement in May 1996, Valentis issued a warrant to purchase 38,238 shares of common stock at $3.88 per share. The warrant is exercisable immediately and expires at the earlier of ten years from the date of issuance or five years after Valentis' initial public offering.

    The value ascribed to warrants issued by Valentis as noted above, both individually and in the aggregate, was immaterial.

1997 STOCK PURCHASE PLAN

    In July 1997, the Board of Directors of Valentis adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 200,000 shares of common stock. The Purchase Plan was approved by shareholders in September 1997. The Purchase Plan is designed to allow eligible employees of Valentis to purchase shares of common stock through periodic payroll deductions. The price of common stock purchased under the Purchase Plan must be equal to at least 85 per cent. of the lower of the fair market value of the common stock on the commencement date of each offering period or the specified purchase date. At 30 June 1998, no shares had been issued under the Purchase Plan.

EQUITY INCENTIVE PLAN

    In July 1997, the Board of Directors of Valentis amended and restated the 1993 Stock Option Plan, renamed it as the 1997 Equity Incentive Plan (the "Incentive Plan") and reserved 2,100,000 shares of Valentis' common stock for issuance under the Incentive Plan. The Incentive Plan was approved by shareholders in September 1997. The Incentive Plan provides for grants to employees, directors and consultants of the Company. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors but cannot be less than 100 per cent. of the fair market value of the common stock on the date of the grant. Options under the Incentive Plan generally vest 25 per cent. one year after the date of grant and on a pro rata basis over the following 36 months.

    Activity under all option plans was as follows:

                                                                      OUTSTANDING STOCK OPTIONS
                                                         ----------------------------------------------------
                                                                                                   WEIGHTED
                                                           SHARES                                   AVERAGE
                                                         AVAILABLE    NUMBER OF     PRICE PER      EXERCISE
                                                         FOR GRANT     SHARES         SHARE          PRICE
                                                         ----------  -----------  --------------  -----------
Balance at 30 June 1995................................     141,682     556,814   $         0.30   $    0.30
Additional authorisation...............................     320,000          --               --          --
Options granted........................................    (387,329)    387,329   $         0.30   $    0.30
Options exercised......................................          --    (693,543)  $         0.30   $    0.30
Options cancelled......................................      16,582     (16,582)  $         0.30   $    0.30
Shares repurchased.....................................       7,500          --   $         0.30   $    0.30
                                                         ----------  -----------  --------------       -----
Balance at 30 June 1996................................      98,435     234,018   $         0.30   $    0.30
Additional authorisation...............................     353,333          --               --          --
Options granted........................................    (388,680)    388,680   $         1.50   $    1.50
Options exercised......................................          --    (116,517)  $   0.30-$1.50   $    0.45
Options cancelled......................................      26,566     (26,566)  $   0.30-$1.50   $    0.51
Shares repurchased.....................................      32,045          --   $   0.30-$1.50   $    0.39
                                                         ----------  -----------  --------------       -----
Balance at 30 June 1997................................     121,699     479,615   $   0.30-$1.50   $    1.22
Additional authorisation...............................     770,985          --               --          --
Options granted........................................    (550,722)    550,722   $  2.70-$15.50   $    8.15
Options exercised......................................          --    (169,719)  $   0.30-$2.88   $    1.28
Options cancelled......................................      52,518     (52,518)  $  0.30-$15.50   $    4.12
Shares repurchased.....................................      18,429          --   $   0.30-$1.50   $    0.43
                                                         ----------  -----------  --------------       -----
Balance at 30 June 1998................................     412,909     808,100   $  0.30-$15.50   $    5.72
                                                         ----------  -----------  --------------       -----
                                                         ----------  -----------  --------------       -----

    The options outstanding and exercisable at 30 June 1998 have been segregated into ranges for additional disclosure as follows:

                  OPTIONS       WEIGHTED
                OUTSTANDING      AVERAGE
                    AND         REMAINING      WEIGHTED
   EXERCISE     EXERCISABLE    CONTRACTUAL      AVERAGE
  PRICE PER     AT JUNE 30,     LIFE (IN       EXERCISE
    SHARE          1998          YEARS)          PRICE
--------------  -----------  ---------------  -----------
$0.30.........      69,562           7.11      $    0.30
$1.50.........     220,164           8.62      $    1.50
$2.70-$2.88...      88,624           9.14      $    2.86
$7.63-$15.50..     429,750           9.76      $    9.35
                -----------
                   808,100
                -----------
                -----------

    The weighted average fair value of options granted in fiscal 1998, 1997 and 1996 was $8.15, $0.199 and $0.037 respectively.

    At 30 June 1998, 225,486 shares of common stock at a weighted average price of $0.76 per share were subject to repurchase.

    Valentis recorded deferred compensation expense for the difference between the exercise price and the deemed fair value for financial statement presentation purposes of the Valentis' common stock, as determined by the board of directors, for options granted through the year ended 30 June 1997. Deferred compensation of $750,000 was recorded on these options based on the deemed fair value of the common stock at the dates of grant at prices ranging from $1.50 to $3.75 per share, respectively. In July and August 1997, Valentis granted options to purchase a total of 59,949 shares at exercise prices ranging from $2.70 to $2.88 per share. Additional deferred compensation of approximately $636,000 was recorded based on the deemed fair values of common stock ranging from $9.00 to $9.60 per share. The deferred compensation is being amortised to expense over the vesting period of the options, generally four years. Amortisation of $339,000 and $71,000 was recorded in 1998 and 1997, respectively.

    Valentis has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires use of valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognised.

    Pro forma information regarding net loss and net loss per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair market value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996: risk free interest rate range of 5.3 per cent. to 6.2 per cent.,
5.7 per cent. to 6.5 per cent. and 4.8 per cent. to 6.4 per cent., respectively; volatility factors of the expected market price of the Company's common stock of 70 per cent., 0 per cent., and 0 per cent., respectively; no expected dividends; and a weighted-average expected life of the option of 2.5 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Valentis' employee stock options and employee stock purchase plans have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair market value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options and shares issued pursuant to the employee stock purchase plan.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Valentis pro forma information follows (in thousands except for net loss per share information):

                                                                                  YEAR ENDED 30 JUNE
                                                                            -------------------------------
                                                                              1998       1997       1996
                                                                            ---------  ---------  ---------
Net loss-as reported......................................................  $  (8,378) $  (4,947) $  (6,901)
Net loss-pro forma........................................................  $  (8,708) $  (4,965) $  (6,903)
Net loss per share-as reported............................................  $   (0.83) $   (4.40) $   (9.86)
Net loss per share-pro forma..............................................  $   (0.86) $   (4.41) $   (9.86)

    Because SFAS 123 is applicable only to options granted subsequent to 30 June 1995, its pro forma effect will not be fully reflected until fiscal 1999.

10. INCOME TAXES

    As of 30 June 1998, Valentis had federal net operating loss carryforwards and federal research credit carryforwards of approximately $23,900,000 and $600,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 2007 through 2012, if not utilised.

    Utilisation of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilisation.

    Significant components of Valentis' deferred tax assets and liabilities for federal income taxes as of 30 June are as follows (in thousands):

                                                                                         1998       1997
                                                                                      ----------  ---------
Net operating loss carryforwards....................................................  $    8,200  $   5,425
Research and development credits....................................................         600        625
Manufacturing and research equipment credit carryforward............................         200         --
Capitalised research and development................................................       1,600        724
Depreciation........................................................................       1,300        840
Other, net..........................................................................        (600)       467
                                                                                      ----------  ---------
Net deferred tax assets.............................................................      11,300      8,081
Valuation allowance.................................................................     (11,300)    (8,081)
                                                                                      ----------  ---------
                                                                                      $       --  $      --
                                                                                      ----------  ---------
                                                                                      ----------  ---------

    The net valuation allowance increased by $3,219,000 and $2,005,000 during the years ended June 30, 1998 and 1997, respectively.

11. SUBSEQUENT EVENTS

    In September 1998, Valentis (then called Megabios Inc.) and DSM Biologics ("DSM") announced the formation of a broad, strategic partnership focused on the manufacture and supply of DNA plasmids and lipid:DNA complexes to the entire gene therapy industry. Plasmids are circular pieces of DNA that contain a therapeutic gene and instructional elements that regulate the activity of the gene. The manufacturing process can be used to produce any plasmid.

    Under the agreement, Valentis has exclusively licensed its proprietary manufacturing technology to DSM for use in its facility in Montreal, Canada and may be extended to include DSM's facility in Gronigen, The Netherlands. In return, DSM will pay license and milestone fees to Valentis, and DSM and Valentis will share in the profits generated by the sale of material produced using Valentis' process. The term of the exclusive partnership is at least three years, and will continue for as long as the venture is profitable.

    The Valentis--DSM manufacturing method has already been used to produce material for a Phase I/II trial for cystic fibrosis conducted by Valentis' partner, Glaxo Wellcome, and a Phase I/II study for metastatic melanoma, conducted by Valentis and its academic collaborators at the University of Colorado Health Sciences Center.

    The partnership will create the first manufacturing facility that can produce high-quality, ultrapure material for plasmid-based therapeutics on every scale, from preclinical toxicology studies to commercial products. DSM will have full responsibility for manufacturing material to be marketed to any company or institution working in the field of gene therapy. The partnership will use Valentis' proprietary methods for the manufacture of DNA plasmids and complexing that DNA with lipids. This arrangement could provide revenue for Valentis in advance of the launch of commercial gene-based products.

INTERIM FINANCIAL STATEMENTS OF VALENTIS

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                (IN $ THOUSANDS)

                                                                                                        31 MARCH     30 JUNE
                                                                                                          1999         1998
                                                                                                       -----------  ----------
                                                                                                       (UNAUDITED)   (NOTE 1)
ASSETS
Current assets:
Cash and cash equivalents............................................................................   $  13,090   $   15,172
Short-term investments...............................................................................      23,886        7,794
Other receivables....................................................................................       1,235          616
Prepaid expenses and other current assets............................................................         697          539
                                                                                                       -----------  ----------
Total current assets.................................................................................      38,908       24,121

Property and equipment, net..........................................................................      11,987        6,151
Long-term investments................................................................................      10,250       25,460
Other receivables....................................................................................         130          130
Deposits and other assets............................................................................          55           39
Goodwill and other intangible assets.................................................................       9,831           --
                                                                                                       -----------  ----------
                                                                                                        $  71,161   $   55,901
                                                                                                       -----------  ----------
                                                                                                       -----------  ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable.....................................................................................   $   2,891   $      898
Accrued compensation.................................................................................         608          595
Accrued construction-in-progress.....................................................................         243          589
Other accrued liabilities............................................................................         314           56
Deferred revenue.....................................................................................       4,487           --
Current portion of long-term debt....................................................................       2,246        1,017
                                                                                                       -----------  ----------
Total current liabilities............................................................................      10,789        3,155

Long-term debt.......................................................................................       5,926        2,464

Commitments

Stockholders' equity:
Common stock.........................................................................................          13           13
Additional paid-in capital...........................................................................     119,619       79,838
Deferred compensation................................................................................        (555)        (976)
Accumulated other comprehensive income(loss).........................................................          41           (7)
Accumulated deficit..................................................................................     (64,672)     (28,586)
                                                                                                       -----------  ----------
Total stockholders' equity...........................................................................      54,446       50,282
                                                                                                       -----------  ----------
                                                                                                        $  71,161   $   55,901
                                                                                                       -----------  ----------
                                                                                                       -----------  ----------

                             SEE ACCOMPANYING NOTES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    ($ THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  THREE MONTHS ENDED 31  NINE MONTHS ENDED 31
                                                                                          MARCH                  MARCH
                                                                                  ---------------------  ---------------------
                                                                                     1999       1998        1999       1998
                                                                                  ----------  ---------  ----------  ---------
Collaborative research and development revenue..................................  $      790  $   1,862  $    2,176  $   6,615
Operating expenses:
  Research and development......................................................       3,501      4,826      10,287     10,741
  General and administrative....................................................       1,286      1,002       3,380      2,429
  Acquired in-process research and development..................................      25,870         --      25,870         --
                                                                                  ----------  ---------  ----------  ---------
    Total operating expenses....................................................      30,657      5,828      39,537     13,170
                                                                                  ----------  ---------  ----------  ---------
Loss from operations............................................................     (29,867)    (3,966)    (37,361)    (6,555)
Interest income.................................................................         592        757       1,893      1,931
Interest and other expense......................................................        (274)      (112)       (618)      (320)
Net loss........................................................................  $  (29,549) $  (3,321) $  (36,086) $  (4,944)
                                                                                  ----------  ---------  ----------  ---------
                                                                                  ----------  ---------  ----------  ---------
Basic and diluted net loss per share............................................  $    (2.09) $   (0.27) $    (2.73) $   (0.54)
                                                                                  ----------  ---------  ----------  ---------
                                                                                  ----------  ---------  ----------  ---------

Shares used in computing basic and diluted net loss per share...................      14,175     12,469      13,236      9,208
                                                                                  ----------  ---------  ----------  ---------
                                                                                  ----------  ---------  ----------  ---------

                             SEE ACCOMPANYING NOTES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 ($ THOUSANDS)

                                                                                                           NINE MONTHS ENDED
                                                                                                                31 MARCH
                                                                                                          --------------------
                                                                                                            1999       1998
                                                                                                          ---------  ---------
Cash flows from operating activities:
  Net loss..............................................................................................  $ (36,086) $  (4,944)
  Adjustments to reconcile net loss to net cash used in operations
    Depreciation........................................................................................      1,570      1,355
    Amortisation of deferred compensation...............................................................        422        309
    Purchased in-process research and development.......................................................     25,870      1,500
    Changes in operating assets and liabilities:
      Other receivables.................................................................................       (590)      (890)
      Prepaid expenses and other........................................................................     (1,772)       (54)
      Deferred revenue..................................................................................        317       (254)
      Accounts payable..................................................................................     (2,621)       159
      Other accrued liabilities.........................................................................        273        355
                                                                                                          ---------  ---------
        Net cash used in operations.....................................................................    (12,617)    (2,464)
                                                                                                          ---------  ---------
Cash flows from investing activities
  Cash acquired in GeneMedicine merger..................................................................     11,844         --
  Purchase of property and equipment....................................................................     (5,312)    (2,113)
  Deposits and other assets.............................................................................        (16)       282
  Purchase of available-for-sale investments............................................................     (9,568)   (35,324)
  Maturities of available-for-sale investments..........................................................      8,735     11,200
                                                                                                          ---------  ---------
        Net cash provided by (used in) investing activities.............................................      5,683    (25,955)
                                                                                                          ---------  ---------
Cash flows from financing activities
  Proceeds from issuance of long-term debt..............................................................      5,847        681
  Payments on long-term debt............................................................................     (1,174)      (636)
  Proceeds from issuance of common stock, net...........................................................        179     31,509
                                                                                                          ---------  ---------
        Net cash provided by financing activities.......................................................      4,852     31,554
                                                                                                          ---------  ---------
Net increase (decrease) in cash and cash equivalents....................................................     (2,082)     3,135
Cash and cash equivalents, beginning of period..........................................................     15,172      9,044
                                                                                                          ---------  ---------
Cash and cash equivalents, end of period................................................................  $  13,090  $  12,179
                                                                                                          ---------  ---------
                                                                                                          ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.........................................................................................  $     560  $     317
                                                                                                          ---------  ---------
                                                                                                          ---------  ---------
SCHEDULE OF NON-CASH TRANSACTIONS:
  Accrued construction-in-progress......................................................................  $    (346)        --
                                                                                                          ---------  ---------
                                                                                                          ---------  ---------
  Assets acquired for shares of common stock, net of cash acquired and liabilities assumed..............  $   3,596         --
                                                                                                          ---------  ---------
                                                                                                          ---------  ---------
  Common stock issued and options assumed in business acquisition.......................................  $  39,603         --
                                                                                                          ---------  ---------
                                                                                                          ---------  ---------

                             SEE ACCOMPANYING NOTES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ORGANISATION AND BASIS OF PRESENTATION

    The accompanying condensed consolidated financial statements are unaudited and have been prepared by Valentis in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in Valentis' annual financial statements as required by generally accepted accounting principles have been condensed or omitted. The interim financial statements, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair statement of the results for the interim periods ended 31 March 1999 and 1998. The balance sheet at 30 June 1998 is derived from the audited financial statements at that date but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

    For the purposes of the quarter ended, and the nine months ended, 31 March 1999, the balance sheet, statement of operations, and statement of cash flows presented are consolidated financial statements, reflecting the operations of Gene Medicine commencing 18 March 1995.

    The results of operations for the three and nine months ended 31 March 1999 are not necessarily indicative of the results of operations to be expected for the fiscal year, although Valentis expects to incur a substantial loss for the year ended 30 June 1999. These interim financial statements should be read in conjunction with the audited financial statements for the year ended 30 June 1998, which are contained in Valentis' Annual Report on Form 10-K filed with the Securities and Exchange Commission.

REVENUE RECOGNITION

    Revenue related to collaborative research agreements with Valentis' corporate partners is recognised over the related funding periods for each contract. Valentis is required to perform research and development activities as specified in each respective agreement on a best-efforts basis. The payments received under each respective agreement are not refundable. Valentis is reimbursed based on the costs associated with the number of full time equivalent employees working on each specific contract over the term of the agreement. Research and development expenses under the collaborative research agreements approximate or exceed the revenue recognised under such agreements over the term of the respective agreements. Deferred revenue may result when Valentis does not incur the required level of effort during a specific period in comparison to funds received under the respective contracts. In addition, as a result of the GeneMedicine merger, deferred revenue at 31 March 1999, include an obligation related to a research agreement with Roche Holdings Ltd. ("Roche"). Under a corporate partnership with Roche, Valentis may upon certain circumstances be obligated to conduct research and development in an amount not to exceed $5 million at the end of the five year agreement. Valentis has therefore, deferred a portion of research funding received from Roche under this agreement to provide for this obligation.

    Milestone payments are recognised pursuant to collaborative agreements upon the achievement of specified milestones, such as the filing of Investigational New Drug Applications, commencement of clinical trials or receipt of regulatory approvals. In the three months ended 31 March 1999, a milestone payment of $250,000 was recognized from Valentis' manufacturing partnership with DSM upon the successful technology transfer of Valentis' plasmid DNA technology to DSM, following a successful 3,500 liter production run at DSM's facility in Montreal, Quebec, Canada.

NET LOSS PER SHARE

    Basic earnings per share is computed by dividing income or loss applicable to common stockholders by the weighted-average number of common shares outstanding for the period net of certain common shares outstanding which are subject to continued vesting and Valentis' right of repurchase. Basic earnings per share excludes any dilutive effects of options.

    Diluted net loss per share has not been presented separately as, given Valentis' net loss position, the result would be anti-dilutive.

    The following have been excluded from the calculation of loss per share because the effect of inclusion would be antidilutive: approximately 70,965 common shares which are outstanding but are subject to Valentis' right of repurchase which expires ratably over 4 years, and options to purchase approximately 2,704,709 shares of common stock at a weighted average price of $7.02 per share. The repurchasable shares and options will be included in the calculation at such time as the effect is no longer antidilutive, as calculated using the treasury stock method.

    A reconciliation of shares used in the calculation of basic and diluted net loss per share follows:

                                                                                  THREE MONTHS ENDED 31  NINE MONTHS ENDED 31
                                                                                          MARCH                  MARCH
                                                                                  ---------------------  ---------------------
                                                                                     1999       1998        1999       1998
                                                                                  ----------  ---------  ----------  ---------
                                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss........................................................................  $  (29,549) $  (3,321) $  (36,086) $  (4,944)
                                                                                  ----------  ---------  ----------  ---------
                                                                                  ----------  ---------  ----------  ---------
BASIC AND DILUTED
Weighted average shares of common stock outstanding.............................      14,246     12,743      13,339      9,513
Common shares subject to repurchase.............................................         (71)      (274)       (103)      (305)
                                                                                  ----------  ---------  ----------  ---------
Weighted average shares of common stock used in computing net loss per share....      14,175     12,469      13,236      9,208
                                                                                  ----------  ---------  ----------  ---------
                                                                                  ----------  ---------  ----------  ---------
Basic and diluted net loss per share............................................  $    (2.09) $   (0.27) $    (2.73) $   (0.54)
                                                                                  ----------  ---------  ----------  ---------
                                                                                  ----------  ---------  ----------  ---------

MERGER WITH GENEMEDICINE, INC.

    On 18 March 1999, Valentis (then called Megabios Inc.) completed its merger with GeneMedicine, Inc. On 29 April 1999, the combined company was renamed Valentis, Inc. Under the terms of the merger agreement, each outstanding share of GeneMedicine common stock was converted into 0.571 of a share of Valentis' common stock. This resulted in the issuance of approximately 9.1 million additional shares of Valentis' common stock, valued at $38.7 million. The purchase price also included approximately $850,000 related to GeneMedicine's stock options and outstanding warrants assumed by Valentis and $1.7 million of transaction costs, for an aggregate purchase price of $41.3 million.

    The merger transaction was accounted for as a purchase. As a result of the purchase, $25.9 million of the purchase price was charged to in-process research and development in the Company's Condensed Consolidated Statements of Operations for the quarter ended 31 March 1999.

    The following is a summary of the purchase price allocation (in thousands):

Tangible assets acquired....................................................  $  14,410
In-process research and development.........................................     25,870
Intangible assets-assembled workforce and goodwill..........................      9,831
Liabilities assumed (including GeneMedicine transaction costs and other
  obligations due upon close of the merger).................................     (8,801)
                                                                              ---------
                                                                              $  41,310
                                                                              ---------
                                                                              ---------

    The intangible assets--assembled workforce and goodwill will be amortised over their estimated useful lives of three years.

    The Board of Directors of the combined company consists of eight directors, three of whom were directors of GeneMedicine. Benjamin F. McGraw III remains as chairman, president and CEO of the combined entity.

CREDIT FACILITY

    In June 1998, Valentis obtained an $8.0 million line of credit from a commercial bank. As of 30 June 1998, Valentis had drawn and converted $1.0 million of this line of credit into a term loan bearing interest at the prime rate plus 0.5%. The loan is payable in 42 equal monthly installments beginning 31 July 1998. An additional $5.9 million was drawn from the line of credit in the nine months ended 31 March 1999. Interest on $4.6 million of this amount is accrued and paid monthly and was converted into a term loan bearing interest at the prime rate plus 0.5% on 31 December 1998, payable in 42 monthly installments beginning 31 January 1999. On 28 January 1999, Valentis amended the terms of the line of credit. Under the amended terms, Valentis extended its remaining credit facility draws to 31 March 1999, from the original date of 31 December 1998, making the remaining $2.4 million of credit available through 31 March 1999. Draws of $1.3 million made after 31 December 1998 are payable in 39 monthly installments beginning 31 March 1999. Valentis fully utilised its line of credit with a final draw of $1.1 million in April 1999.

COMPREHENSIVE INCOME (LOSS)

    As of 1 July 1998, Valentis adopted Statement of Financial Accounting Standards No.130, "Reporting of Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however the adoption of SFAS 130 had no impact on Valentis' net loss or stockholders' equity. SFAS 130 requires unrealised gains or losses on Valentis' available-for-sale securities which, prior to adoption, were reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130. For the quarters ended March 31, 1999 and 1998, total comprehensive loss amounted to $29.5 million and $3.4 million, respectively. For the nine-month periods ended March 31, 1999 and 1998, total comprehensive losses were $36.1 million and $5.0 million, respectively

NEW ACCOUNTING STANDARDS

    Effective 1 July 1998, Valentis adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 superceded SFAS 14, "Financial Reporting for Segments of a Business Enterprise". SFAS 131 establishes standards for the way that public business enterprises report selected financial information about operating segments in annual financial statements. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 will have no impact on Valentis' results of operations, or financial position.

                                  APPENDIX IV
                       FINANCIAL INFORMATION ON POLYMASC

INTRODUCTION

    The financial information contained in this Appendix IV is extracted without material adjustment from the audited accounts of PolyMASC for the three financial periods ended 31 December 1996, 1997 and 1998.

    The information contained in this Appendix IV has been extracted from previously published sources and does not constitute statutory accounts within the meaning of the Companies Act. Audited statutory accounts have been delivered to the Registrar of Companies for each of the three financial periods ended 31 December 1996, 1997 and 1998. Unqualified audit reports issued by Registered Auditors, in accordance with the requirements of the Companies Act, have been given by Coopers and Lybrand for the financial periods ended for 31 December 1996 and 1997, and BDO Stoy Hayward, for the financial period ended 31 December 1998.

PROFIT AND LOSS ACCOUNTS

    The profit and loss accounts for the three financial periods ended 31 December 1998 are set out below:

                                                                                       1998       1997        1996
                                                                                     ---------  ---------   17 MONTHS
                                                                           NOTES                           -----------
                                                                           -----      L000'S     L000'S
                                                                                                             L000'S
TURNOVER..............................................................           1         582        528         117
Cost of sales.........................................................                    (851)      (661)       (371)
                                                                                     ---------  ---------  -----------
GROSS LOSS............................................................                    (269)      (133)       (254)
Administrative expenses...............................................                  (1,394)      (981)     (1,020)
                                                                                     ---------  ---------  -----------
OPERATING LOSS........................................................                  (1,663)    (1,114)     (1,274)
Interest receivable...................................................                      86        143         203
Interest payable......................................................                      (9)        (4)         --
                                                                                     ---------  ---------  -----------
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION...........................           4      (1,586)      (975)     (1,071)
Tax on ordinary activities............................................           5          --         --          --
                                                                                     ---------  ---------  -----------
LOSS FOR THE PERIOD...................................................                  (1,586)      (975)     (1,071)
                                                                                     ---------  ---------  -----------
                                                                                     ---------  ---------  -----------
Loss per ordinary share (in pence)....................................           6        (8.4)      (5.2)       (7.0)

    All activities of PolyMASC are continuing operations.

    There is no difference between the loss on ordinary activities before taxation and the loss for the periods stated above, and their historical cost equivalents.

    PolyMASC has no recognised gains and losses other than those reported above and therefore no separate statement of total recognised gains and losses has been presented.

RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                                                    1998       1997        1996
                                                                                                  ---------  ---------   17 MONTHS
                                                                                                   L000'S     L000'S    -----------
                                                                                                                          L000'S
Loss for the financial period...................................................................     (1,586)      (975)     (1,071)
New share capital issued........................................................................        677         --       5,214
Expenses of share issues........................................................................         --         --        (633)
VAT recovered on start up costs in previous years...............................................         69         --          --
                                                                                                  ---------  ---------  -----------
Net (reduction) addition to shareholders' funds.................................................       (840)      (975)      3,510
Opening shareholders' funds.....................................................................      2,535      3,510          --
                                                                                                  ---------  ---------  -----------
CLOSING SHAREHOLDERS' FUNDS.....................................................................      1,695      2,535       3,510
                                                                                                  ---------  ---------  -----------
                                                                                                  ---------  ---------  -----------

BALANCE SHEETS

    The balance sheets for the three financial periods ended 31 December 1998 are set out below:

                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
                                                                             NOTES
                                                                             -----      L000'S     L000'S     L000'S
FIXED ASSETS
Intangible assets.......................................................           7         260        390        520
Tangible assets.........................................................           8         391        347        184
Own shares..............................................................           9           1          1          1
                                                                                       ---------  ---------  ---------
                                                                                             652        738        705
CURRENT ASSETS
Stock...................................................................          10          16         19         22
Debtors: amounts falling due within one year............................          11         118        184         41
Cash at bank and in hand................................................                   1,373      1,956      2,938
                                                                                       ---------  ---------  ---------
                                                                                           1,507      2,159      3,001
CREDITORS: amounts falling due within one year..........................          12         435        314        196
                                                                                       ---------  ---------  ---------
NET CURRENT ASSETS......................................................                   1,072      1,845      2,805
                                                                                       ---------  ---------  ---------
Total assets less current liabilities...................................                   1,724      2,583      3,510
CREDITORS: amounts falling due after more than one year.................          12          29         48         --
                                                                                       ---------  ---------  ---------
NET ASSETS..............................................................                   1,695      2,535      3,510
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
CAPITAL AND RESERVES
Called up share capital.................................................          14          71         70         70
Share premium account...................................................          15       5,256      4,511      4,511
Profit and loss account.................................................          15      (3,632)    (2,046)    (1,071)
Equity shareholders' funds..............................................                   1,645      2,485      3,460
Non-equity shareholders' funds..........................................                      50         50         50
                                                                                       ---------  ---------  ---------
TOTAL SHAREHOLDERS' FUNDS...............................................                   1,695      2,535      3,510
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

CASH FLOW STATEMENTS

    The cash flow statements for the three financial periods ended 31 December 1998 are set out below:

                                                                                     1997       1998        1996
                                                                                   ---------  ---------   17 MONTHS
                                                                          NOTES                          -----------
                                                                        ---------   L000'S     L000'S
                                                                                                           L000'S
Cash outflow from operating activities................................         16     (1,207)      (971)       (987)
Returns on investments and servicing of finance.......................         17         77        139         203
Capital expenditure and financial investment..........................         17       (138)      (120)       (859)
                                                                                   ---------  ---------  -----------
Cash outflow before management of liquid resources and financing......                (1,268)      (952)     (1,643)
Management of liquid resources........................................         17        880      1,020      (2,920)
Financing.............................................................         17        685        (30)      4,581
                                                                                   ---------  ---------  -----------
Increase in cash for the period.......................................      18,19        297         38          18
                                                                                   ---------  ---------  -----------
                                                                                   ---------  ---------  -----------

    All cash flows are from continuing activities

NOTES TO THE ACCOUNTS

1. PRINCIPAL ACCOUNTING POLICIES

    The financial statements have been prepared in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important accounting policies, which have been applied consistently, is set out below.

BASIS OF ACCOUNTING

    The financial statements are prepared in accordance with the historical cost convention.

TANGIBLE AND INTANGIBLE FIXED ASSETS

    The cost of tangible and intangible fixed assets is their purchase cost, together with any incidental costs of acquisition. Depreciation is calculated so as to write off the cost of tangible and intangible fixed assets, less their estimated residual values, on a straight line basis over the expected useful economic lives of the assets concerned. The principal annual rates used for this purpose are:

                                                                                                         %
                                                                                                     ---------
Improvements to leasehold property.................................................................         25
Equipment and furniture............................................................................         20
Computer equipment.................................................................................       33.3
Intellectual property rights.......................................................................         20
Know how...........................................................................................         20
Patents............................................................................................         20

RESEARCH AND DEVELOPMENT EXPENDITURE

    Research and development expenditure is written off to the profit and loss account as it is incurred.

FINANCE AND OPERATING LEASES

    Costs in respect of operating leases are charged on a straight line basis over the lease term. Leasing agreements which transfer to PolyMASC substantially all the benefits and risks of ownership of an asset are treated as if the asset had been purchased outright. The assets are included in fixed assets and the capital element of the leasing commitments is shown as obligations under finance leases. The lease rentals are treated as consisting of capital and interest elements. The capital element is applied to reduce the outstanding obligations and the interest element is charged against profit so as to give a constant periodic rate of charge on the remaining balance outstanding at each accounting period. Assets held under finance leases are depreciated over the shorter of the lease terms and the useful lives of equivalent owned assets.

STOCKS

    Stocks are stated at the lower of cost and net realisable value. Cost is determined on a first in first out basis.

FOREIGN CURRENCIES

    Transactions in foreign currencies are translated into sterling at the rates ruling when the transactions are incurred. At the end of the financial period assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date.

TURNOVER

    Turnover, which excludes value added tax, represents the income receivable under collaborative agreements.

PENSION COSTS

    The amount charged in the profit and loss account represents contributions payable to the pension schemes of certain directors and employees in respect of the accounting period (Note 13).

SEGMENTED ANALYSIS

    PolyMASC has only one class of business. Turnover consists principally of sales made to North America originating from the United Kingdom. PolyMASC's loss before taxation and its net assets employed arise entirely in the United Kingdom.

2. DIRECTORS' EMOLUMENTS

    Details of the emoluments of the individual Directors of PolyMASC for the three financial periods are as follows:

                                                                                        MONEY PURCHASE
                                                              SALARY AND      SHARE         PENSION      TOTAL YEAR TO
                                                                 FEES        AWARDS        PREMIUMS        31 DEC 98
                                                                L000'S       L000'S         L000'S          L000'S
                                                              -----------  -----------  ---------------  -------------
J T Rees....................................................          25            5             --              30
Dr G E Francis..............................................         100           --             --             100
P W C Lomax.................................................          16           --             --              16
Dr S A Charles..............................................          55           --              6              61
R S Harris..................................................          25            9             --              34
D M M Dutton................................................          --            4             --               4
J A Batten..................................................          --           --             --              --
                                                                                   --             --
                                                                     ---                                         ---
                                                                     221           18              6             245
                                                                                   --             --
                                                                                   --             --
                                                                     ---                                         ---
                                                                     ---                                         ---

                                                                               TOTAL 17
                                                              TOTAL YEAR TO  MONTHS TO 31
                                                                31 DEC 97       DEC 96
                                                                 L000'S         L000'S
                                                              -------------  -------------
J T Rees....................................................           25             34
Dr G E Francis..............................................           84             65
P W C Lomax.................................................           16             16
Dr S A Charles..............................................           83             18
R S Harris..................................................           16             22
D M M Dutton................................................           --             --
J A Batten..................................................           --            104

                                                                      ---            ---
                                                                      224            259

                                                                      ---            ---
                                                                      ---            ---

    The share awards included above were made by the Trustees of the PolyMASC Pharmaceuticals plc Employee Benefit Trust, and represent the market value of the shares on the date of the award.

    Dr Francis is employed by the Royal Free and University College Hospital School of Medicine and seconded to the Company and an administration fee of L9,099 (1997: L7,950; 1996 17 months: L7,733) which is not included in the above was paid by PolyMASC to the Royal Free and University College Hospital School of Medicine. The amounts shown for salary and fees for Dr Francis and Dr Charles include L10,000 and L7,120 respectively (1997: L10,000 each 1996: L10,000 each)
for a car allowance which is not pensionable, and director's fees for Dr Francis from the Company of L5,000 (1997: L4,000; 1996 L4,000) which are not pensionable.

    During the year ended 31 December 1998, L42,520 (including pension contributions of L4,020) was paid in lieu of notice to Dr S A Charles, a former director. This amount is not included within the emoluments disclosed above.

    For the period ended 31 December 1996, L40,320 was paid in respect of inter alia compensation for loss of office to J A Batten, a former director.

    No director waived emoluments in respect of the year ended 31 December 1998 (1997: L0; 1996 17 months: L0).

    On 9 June 1998 J T Rees exercised options over 25,000 ordinary shares at 100p each making a notional gain of L8,375.

PENSION ARRANGEMENTS

    PolyMASC paid 12 per cent. of pensionable salary to a money purchase pension scheme for Dr Charles. Dr Francis, the highest paid director, who is employed by the Royal Free and University College Hospital School of Medicine and seconded to PolyMASC, is a member of her employer's defined benefit pension scheme. The Company is charged for the employer's contributions to the scheme. In the year to 31 December 1998 the contributions were L11,900 (1997: L9,800; 1996 17 months: L11,231). The following disclosure for Dr Francis is based on the accrued benefits method and the amounts shown represent the pension accrued in the year and payable on retirement at 65, based on pensionable services to date, current pensionable salary and benefits transferred from previous employers.

                                                                                                           1998       1997
                                                                                                         ---------  ---------
Age at 31 December.....................................................................................   51 years   50 years
Pensionable service at 31 December.....................................................................   20 years   19 years
Dr Francis' contributions in the year..................................................................     L5,398     L4,445
Increase in accrued pension during the year............................................................     L4,736     L3,548
Increase in the accrued lump sum during the year.......................................................    L14,208    L10,644
Accumulated total accrued pension at 31 December.......................................................    L21,789    L17,143
Accumulated total accrued lump sum at 31 December......................................................    L65,637    L51,429

3. EMPLOYEE INFORMATION

    The average monthly number of persons (including executive directors) employed by PolyMASC during the three financial periods was:

                                                                                                   1998           1997
                                                                                                  NUMBER         NUMBER
                                                                                               -------------  -------------
By category
Scientists...................................................................................           15              9
Administrative...............................................................................            7              4
                                                                                                        --             --
                                                                                                        22             13
                                                                                                        --             --
                                                                                                        --             --

                                                                                                     1996
                                                                                                  (17 MONTHS)
                                                                                                    NUMBER
                                                                                               -----------------
By category
Scientists...................................................................................              7
Administrative...............................................................................              3
                                                                                                          --
                                                                                                          10
                                                                                                          --
                                                                                                          --

                                                                                                  1998         1997
                                                                                                  L'000        L'000
                                                                                               -----------  -----------
Staff costs (for the above persons) consist of
Wages and salaries...........................................................................         686          441
Social security costs........................................................................          60           40
Other pensions costs (Note 13)...............................................................          44           41
                                                                                                      ---          ---
                                                                                                      790          522
                                                                                                      ---          ---
                                                                                                      ---          ---

                                                                                                    1996
                                                                                                    L'000
                                                                                               ---------------
Staff costs (for the above persons) consist of
Wages and salaries...........................................................................           335
Social security costs........................................................................            32
Other pensions costs (Note 13)...............................................................            42
                                                                                                        ---
                                                                                                        409
                                                                                                        ---
                                                                                                        ---

    PolyMASC's policy is to appoint junior scientists and technicians from agencies for evaluation prior to full time employment. The above staff do not include agency staff and a part time Patents Executive and part time IT Manager working with PolyMASC.

4. LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                                                                       1998         1997
                                                                                                       L'000        L'000
                                                                                                       -----        -----
This is stated after charging:
Depreciation charge for the period:
Intangible fixed assets...........................................................................         130          130
Tangible fixed assets.............................................................................         120           67
Tangible fixed assets under finance leases........................................................          15           11
Research and development expenditure..............................................................         294           99
Auditors' remuneration for:
Audit.............................................................................................          13           14
Other services to PolyMASC........................................................................          --            2
Hire of plant and machinery--operating leases.....................................................          --           15
Hire of other assets--operating leases............................................................          70           56
Finance lease interest............................................................................           9            4

                                                                                                         1996
                                                                                                      (17 MONTHS)
                                                                                                         L'000
                                                                                                    ---------------
This is stated after charging:
Depreciation charge for the period:
Intangible fixed assets...........................................................................           130
Tangible fixed assets.............................................................................            24
Tangible fixed assets under finance leases........................................................            --
Research and development expenditure..............................................................           119
Auditors' remuneration for:
Audit.............................................................................................             8
Other services to PolyMASC........................................................................             1
Hire of plant and machinery--operating leases.....................................................             1
Hire of other assets--operating leases............................................................            53
Finance lease interest............................................................................            --

5. TAX ON LOSS ON ORDINARY ACTIVITIES

    There is no tax charge based on the result for the year (1997: L0, 1996 17 months: L0). PolyMASC has tax losses available for offset against future trading profits.

6. LOSS PER ORDINARY SHARE

    The loss per share has been calculated in accordance with FRS14. Prior year figures have been restated to accord with the current year's presentation.

    The 1998 loss per ordinary share has been calculated by dividing the loss of L1,586,000 for the year by 18,925,000, being the weighted average number of ordinary shares in issue and ranking for dividends, adjusted by the weighted average number of own shares held of 1,233,000, during the year ended 31 December 1998.

    For 1997 the loss per ordinary share was calculated by dividing the loss of L975,000 for the year by 18,750,000, being the weighted average number of ordinary shares in issue and ranking for dividends, adjusted by the weighted average number of own shares held of 1,250,000, during the year ended 31 December 1997.

    The 1996 loss per ordinary share was calculated by dividing the loss of L1,071,000 for the year by 15,194,049, being the weighted average number of ordinary shares in issue and ranking for dividends during the period from 4 August 1995, (the date PolyMASC was incorporated) to 31 December 1996.

7. INTANGIBLE FIXED ASSETS

                                                                                       KNOW HOW       PATENTS       TOTAL
                                                                                     -------------  -----------     -----
                                                                    INTELLECTUAL
                                                                   PROPERTY RIGHTS       L'000         L'000        L'000
                                                                  -----------------
                                                                        L'000
COST
At 1 January 1998 and at 31 December 1998.......................            100               50           500          650
                                                                                              --
                                                                            ---                            ---          ---
DEPRECIATION
At 1 January 1998...............................................             40               20           200          260
Charge for the year.............................................             20               10           100          130
                                                                                              --
                                                                            ---                            ---          ---
At 31 December 1998.............................................             60               30           300          390
                                                                                              --
                                                                            ---                            ---          ---
NET BOOK VALUE
At 31 December 1998.............................................             40               20           200          260
                                                                                              --
                                                                                              --
                                                                            ---                            ---          ---
                                                                            ---                            ---          ---
At 31 December 1997.............................................             60               30           300          390
                                                                                              --
                                                                                              --
                                                                            ---                            ---          ---
                                                                            ---                            ---          ---
COST
At 1 January 1997 and at 31 December 1997.......................            100               50           500          650
                                                                                              --
                                                                            ---                            ---          ---
DEPRECIATION
At 1 January 1997...............................................             20               10           100          130
Charge for year.................................................             20               10           100          130
                                                                                              --
                                                                            ---                            ---          ---
At 31 December 1997.............................................             40               20           200          260
                                                                                              --
                                                                            ---                            ---          ---
NET BOOK VALUE
At 31 December 1997.............................................             60               30           300          390
                                                                                              --
                                                                                              --
                                                                            ---                            ---          ---
                                                                            ---                            ---          ---
At 31 December 1996.............................................             80               40           400          520
                                                                                              --
                                                                                              --
                                                                            ---                            ---          ---
                                                                            ---                            ---          ---
COST
Additions.......................................................            100               50           500          650
                                                                                              --
                                                                            ---                            ---          ---
At 31 December 1996.............................................            100               50           500          650
                                                                                              --
                                                                            ---                            ---          ---
DEPRECIATION
Charge for period...............................................             20               10           100          130
                                                                                              --
                                                                            ---                            ---          ---
At 31 December 1996.............................................             20               10           100          130
                                                                                              --
                                                                            ---                            ---          ---
NET BOOK VALUE
At 31 December 1996.............................................             80               40           400          520
                                                                                              --
                                                                                              --
                                                                            ---                            ---          ---
                                                                            ---                            ---          ---

8. TANGIBLE FIXED ASSETS

                                                                                 EQUIPMENT AND     COMPUTER
                                                                                   FURNITURE       EQUIPMENT       TOTAL
                                                                                ---------------  -------------     -----
                                                              IMPROVEMENT TO
                                                                 LEASEHOLD           L'000           L'000         L'000
                                                                 PROPERTY
                                                             -----------------
                                                                   L'000
COST
At 1 January 1998..........................................             29               358              61           448
Additions..................................................              6               149              28           183
Disposals..................................................             --                (9)             --            (9)
                                                                                                          --
                                                                       ---               ---                           ---
At 31 December 1998........................................             35               498              89           622
                                                                                                          --
                                                                       ---               ---                           ---
DEPRECIATION
At 1 January 1998..........................................              4                80              17           101
Charge for the year........................................              8               101              26           135
Disposals..................................................             --                (5)             --            (5)
                                                                                                          --
                                                                       ---               ---                           ---
At 31 December 1998........................................             12               176              43           231
                                                                                                          --
                                                                       ---               ---                           ---
NET BOOK VALUE
At 31 December 1998........................................             23               322              46           391
                                                                                                          --
                                                                                                          --
                                                                       ---               ---                           ---
                                                                       ---               ---                           ---
At 31 December 1997........................................             25               278              44           347
                                                                                                          --
                                                                                                          --
                                                                       ---               ---                           ---
                                                                       ---               ---                           ---
COST
At 1 January 1997..........................................              0               179              29           208
Additions..................................................             29               182              32           243
Disposals..................................................             --                (3)             --            (3)
                                                                                                          --
                                                                       ---               ---                           ---
At 31 December 1997........................................             29               358              61           448
                                                                                                          --
                                                                       ---               ---                           ---
DEPRECIATION
At 1 January 1997..........................................              0                21               3            24
Charge for the year........................................              4                60              14            78
Disposals..................................................             --                (1)             --            (1)
                                                                                                          --
                                                                       ---               ---                           ---
At 31 December 1997........................................              4                80              17           101
                                                                                                          --
                                                                       ---               ---                           ---
NET BOOK VALUE
At 31 December 1997........................................             25               278              44           347
                                                                                                          --
                                                                                                          --
                                                                       ---               ---                           ---
                                                                       ---               ---                           ---
At 31 December 1996........................................             --               158              26           184
                                                                                                          --
                                                                                                          --
                                                                       ---               ---                           ---
                                                                       ---               ---                           ---
COST
Additions..................................................            157                22              29           208
                                                                                                          --
                                                                       ---               ---                           ---
At 31 December 1996........................................            157                22              29           208
                                                                                                          --
                                                                       ---               ---                           ---
DEPRECIATION
Charge for the period......................................             18                 3               3            24
                                                                                                          --
                                                                       ---               ---                           ---
At 31 December 1996........................................             18                 3               3            24
                                                                                                          --
                                                                       ---               ---                           ---
NET BOOK VALUE
At 31 December 1996........................................            139                19              26           184
                                                                                                          --
                                                                                                          --
                                                                       ---               ---                           ---
                                                                       ---               ---                           ---

    The net book value of tangible fixed assets includes an amount of L104,969 (1997: L102,712, 1996: Nil) in respect of assets held under finance leases.

9. EMPLOYEE SHARE OWNERSHIP PLAN

    On 17 November 1995 the PolyMASC Pharmaceuticals plc Employee Benefit Trust ("the Trust") was established for the benefit of officers and employees of the Company.

    The trustees have the power, INTER ALIA, to invest trust monies in the purchase or acquisition of such property as they see fit, and have discretion to provide benefits to the beneficiaries of the Trust.

    At 31 December 1998, PolyMASC had provided a loan to the Trust of L1,250 (1997 L1,250).

    At 31 December 1998 the Trust held 1,231,117 (1997: 1,250,000; 1996:
1,250,000) ordinary shares of 0.1 pence each having a nominal value of L1,231 (1997: L1,250; 1996: L1,250) in PolyMASC. In accordance with UITF 13 this amount is included in the balance sheet as a fixed asset in respect of own shares. The market value of the Trust's shares at 31 December 1998 was L720,203 (1997:
L1,456,250; 1996: L1,518,750).

    The cost of shares held by the Trust is written off to the profit and loss account in the year to which the share award relates.

    No dividends have been received or waived by the Trust and no costs have been incurred by it.

10. STOCKS

                                                                                                     1997         1996
                                                                                                     -----        -----
                                                                                        1998
                                                                                        -----        L'000        L'000
                                                                                        L'000
Raw materials and consumables......................................................          16           19           22
                                                                                            ---          ---          ---
                                                                                            ---          ---          ---

    The directors consider that the replacement value of stocks is not materially different from the value stated above.

11. DEBTORS: amounts falling due within one year

                                                                                                     1997         1996
                                                                                                     -----        -----
                                                                                        1998
                                                                                        -----        L'000        L'000
                                                                                        L'000
Trade debtors......................................................................          12          137           --
Other debtors......................................................................          87           33           30
Prepayments and accrued income.....................................................          19           14           11
                                                                                            ---          ---          ---
                                                                                            118          184           41
                                                                                            ---          ---          ---
                                                                                            ---          ---          ---

12. CREDITORS: amounts falling due within one year

                                                                                                     1997         1996
                                                                                                     -----        -----
                                                                                        1998
                                                                                        -----        L'000        L'000
                                                                                        L'000
Trade creditors....................................................................         130          194          122
Taxation and social security.......................................................          15           11           --
Obligations under finance leases...................................................          48           45           12
Accruals...........................................................................         242           64           62
                                                                                            ---          ---          ---
                                                                                            435          314          196
                                                                                            ---          ---          ---
                                                                                            ---          ---          ---
CREDITORS: amounts falling due after more than one year
Obligations under finance leases due within one to two years.......................          29           33           --
Obligations under finance leases due within two to five years......................          --           15           --
                                                                                            ---          ---          ---
                                                                                             29           48           --
                                                                                            ---          ---          ---
                                                                                            ---          ---          ---

13. PENSION COSTS

    The total pension cost charge of L43,883 (1997: L41,392, 1996: L42,107) in
Note 3 represents contributions payable by PolyMASC during the year. PolyMASC was charged L19,572 (1997: L16,787) in the year for the membership of defined benefit schemes for a director and two employees. No contributions were outstanding at the year end (1997: L0, 1996: L1,726).

14. CALLED UP SHARE CAPITAL

                                                                                                     1997         1996
                                                                                                     -----        -----
                                                                                        1998
                                                                                        -----        L'000        L'000
                                                                                        L'000
Authorised
27,000,000 (1997: 20,000,000; 1996: 20,000,000) ordinary shares of 0.1p each.......          27           20           20
50,000 deferred shares of L1 each..................................................          50           50           50
                                                                                            ---          ---          ---
                                                                                             77           70           70
                                                                                            ---          ---          ---
                                                                                            ---          ---          ---
Allotted, called up and fully paid
21,025,000 (1997: 20,000,000; 1996: 20,000,000) ordinary shares of 0.1p each.......          21           20           20
50,000 deferred shares of L1 each..................................................          50           50           50
                                                                                            ---          ---          ---
                                                                                             71           70           70
                                                                                            ---          ---          ---
                                                                                            ---          ---          ---

    On 26 March 1998, the authorised share capital of PolyMASC was increased to L77,000 by the creation of 7,000,000 ordinary shares of 0.1p each.

    On 9 June 1998, options over 25,000 ordinary shares of 0.1p each were exercised at 100p per share.

    On 10 November 1998, 1,000,000 ordinary shares of 0.1p each were allotted for cash at 65.1605p per share to Nomura International plc.

    The deferred shares are non-voting, with no rights to dividends and have a right of return of capital after all ordinary share capital has been paid up on a winding up. The deferred shares do not have any rights to participate in any surplus remaining after such repayment of capital or any rights over the assets of PolyMASC.

15. SHARE PREMIUM ACCOUNT AND RESERVES

                                                                                                  PROFIT AND
                                                                                                     LOSS
                                                                                                    ACCOUNT
                                                                                        SHARE     -----------
                                                                                       PREMIUM
                                                                                       ACCOUNT       L'000
                                                                                     -----------
                                                                                        L'000
At 1 January 1998..................................................................       4,511       (2,046)
Premium on shares issued in the year...............................................         676           --
Loss for the year..................................................................          --       (1,586)
VAT recovered on start up costs in previous years..................................          69           --
                                                                                          -----   -----------
At 31 December 1998................................................................       5,256       (3,632)
                                                                                          -----   -----------
                                                                                          -----   -----------
At 1 January 1997..................................................................       4,511       (1,071)
Loss for the year..................................................................           0         (975)
                                                                                          -----   -----------
At 31 December 1997................................................................       4,511       (2,046)
                                                                                          -----   -----------
                                                                                          -----   -----------
Premium on share issues............................................................       5,144           --
Expenses of share issues...........................................................        (633)          --
Loss for the period................................................................          --       (1,071)
                                                                                          -----   -----------
At 31 December 1996................................................................       4,511       (1,071)
                                                                                          -----   -----------
                                                                                          -----   -----------

16. RECONCILIATION OF OPERATING LOSS TO CASH OUTFLOWS FROM OPERATING ACTIVITIES

                                                                                                                          1996
                                                                                                              1997      17 MONTHS
                                                                                                   1998     ---------  -----------
                                                                                                 ---------    L'000       L'000
                                                                                                   L'000
Operating loss.................................................................................     (1,663)    (1,114)     (1,274)
Depreciation charges on intangible fixed assets................................................        130        130         130
Depreciation charges on tangible fixed assets..................................................        135         78          24
Loss on disposal of tangible fixed assets......................................................          4          2          --
Decrease/(increase) in stocks..................................................................          3          3         (22)
Decrease/(increase) in debtors.................................................................         66       (143)        (41)
Increase in creditors..........................................................................        118         73         196
                                                                                                 ---------  ---------  -----------
Net cash outflow from operating activities.....................................................     (1,207)      (971)       (987)
                                                                                                 ---------  ---------  -----------
                                                                                                 ---------  ---------  -----------

17. NOTES TO THE CASH FLOW STATEMENT

    Analysis of cash flows for headings netted in the cash flow statement

                                                                                                                          1996
                                                                                                              1997      17 MONTHS
                                                                                                   1998     ---------  -----------
                                                                                                 ---------    L'000       L'000
                                                                                                   L'000
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received..............................................................................         86        143         203
Interest paid on finance leases................................................................         (9)        (4)         --
                                                                                                 ---------  ---------  -----------
                                                                                                        77        139         203
                                                                                                 ---------  ---------  -----------
                                                                                                 ---------  ---------  -----------
CAPITAL EXPENDITURE
Payments to acquire intangible fixed assets....................................................         --         --        (650)
Payments to acquire tangible fixed assets......................................................       (138)      (120)       (208)
Own shares.....................................................................................         --         --          (1)
                                                                                                 ---------  ---------  -----------
MANAGEMENT OF LIQUID RESOURCES.................................................................       (138)      (120)       (859)
                                                                                                 ---------  ---------  -----------
                                                                                                 ---------  ---------  -----------
Cash from (placed on) deposit..................................................................        880      1,020      (2,920)
                                                                                                 ---------  ---------  -----------
                                                                                                 ---------  ---------  -----------
FINANCING
Issue of ordinary shares and deferred shares...................................................        652         --       5,214
Expenses paid in connection with share issues..................................................         --         --        (633)
Exercise of share options......................................................................         25         --          --
VAT recovered on start up costs in previous years..............................................         69         --          --
Repayment of principal under finance leases....................................................        (61)       (30)         --
                                                                                                 ---------  ---------  -----------
                                                                                                       685        (30)      4,581
                                                                                                 ---------  ---------  -----------
                                                                                                 ---------  ---------  -----------

18. ANALYSIS OF NET FUNDS

                                                                                            OTHER NON       AT 31
                                                                               CASHFLOW       CASH      DECEMBER 1998
                                                                              -----------    CHANGES    -------------
                                                                    AT 1                   -----------
                                                                   JANUARY       L'000                      L'000
                                                                    1998                      L'000
                                                                 -----------
                                                                    L'000
Cash at bank and in hand.......................................          56          297           --           353
Current asset investments......................................        1900         (880)          --         1,020
Finance leases.................................................         (93)          61          (45)          (77)
                                                                      -----   -----------         ---         -----
                                                                      1,863         (522)         (45)        1,296
                                                                      -----   -----------         ---         -----
                                                                      -----   -----------         ---         -----

                                                                                            OTHER NON       AT 31
                                                                               CASHFLOW       CASH      DECEMBER 1997
                                                                              -----------    CHANGES    -------------
                                                                    AT 1                   -----------
                                                                   JANUARY       L'000                      L'000
                                                                    1997                      L'000
                                                                 -----------
                                                                    L'000
Cash at bank and in hand.......................................          18           38           --            56
Current asset investments......................................       2,920       (1,020)          --         1,900
Finance leases.................................................          --           30         (123)          (93)
                                                                      -----   -----------         ---         -----
                                                                      2,938         (952)        (123)        1,863
                                                                      -----   -----------         ---         -----
                                                                      -----   -----------         ---         -----

                                                                                                            AT 31
                                                                               CASHFLOW                 DECEMBER 1996
                                                                              -----------               -------------
                                                                                 L'000                      L'000
Cash in hand, at bank..........................................                       18                         18
Current asset investments......................................                    2,920                      2,920
                                                                              -----------                     -----
                                                                                   2,938                      2,938
                                                                              -----------                     -----
                                                                              -----------                     -----

    Current asset investments represent cash placed on treasury deposit.

19. RECONCILIATION OF NET CASH INFLOW TO MOVEMENT IN NET FUNDS

                                                                                                                           1996
                                                                                                               1997      17 MONTHS
                                                                                                    1998     ---------  -----------
                                                                                                  ---------    L'000       L'000
                                                                                                    L'000
INCREASE IN CASH IN THE PERIOD..................................................................        297         38          18
Repayment of principal under finance leases.....................................................         61         30          --
Cash inflow from decrease in liquid resources...................................................       (880)    (1,020)      2,920
                                                                                                  ---------  ---------       -----
Change in net funds resulting from cash flows...................................................       (522)      (952)      2,938
New finance leases..............................................................................        (45)      (123)         --
                                                                                                  ---------  ---------       -----
Movement in net funds for the period............................................................       (567)    (1,075)      2,931
Net funds at 1 January..........................................................................      1,863      2,938          --
                                                                                                  ---------  ---------       -----
Net funds at 31 December........................................................................      1,296      1,863       2,938
                                                                                                  ---------  ---------       -----
                                                                                                  ---------  ---------       -----

20. RELATED PARTY TRANSACTIONS

    At 1 January 1998, the Royal Free Hospital School of Medicine (RFHSM) owned Freemedic plc which owned 18.48% of PolyMASC's shares. On 1 August 1998 RFHSM merged with University College London (UCL) which then became the owner of Freemedic plc and RFHSM became the Royal Free and University College Hospital School of Medicine (RFUCHSM). At 31 December 1998, UCL owned Freemedic plc which owned 17.57% of the Company's shares. During the year ended 31 December 1998, RFUCHSM charged PolyMASC L104,268 (1997: L101,466; 17 months 1996: L103,543) for rent and the provision of facilities. Dr G E Francis and two other persons are employed by RFUCHSM but seconded to PolyMASC. During the year ended 31 December 1998, PolyMASC was charged for the salary and pension costs incurred by RFUCHSM plus an administration charge, the total costs being L225,810 (1997: L198,650; 17 months 1996: L215,548). At 31 December 1998 PolyMASC owed RFUCHSM L167,906 (1997: L93,989; 17 months 1996: L30,347).

    The Company Secretary is a partner in Withers, PolyMASC's Solicitors, who were instructed in the ordinary course of business and at normal professional rates. In the year to 31 December 1998 the fees and disbursements invoiced amounted to L121,720 (1997: L56,458; 17 months 1996: L203,256).

    Until 30 June 1998, P W C Lomax was an employee of Teather and Greenwood Limited, PolyMASC's nominated broker for the whole year and nominated adviser from 25 August 1998 which was instructed in the normal course of business and at normal professional rates. In the year to 31 December 1998, these fees amounted to L16,986 (1997: L10,000; 17 months 1996: L214,000).

21. FINANCIAL COMMITMENTS

    At 31 December 1998 PolyMASC had annual commitments under non-cancelable operating leases as follows:

                                                                                                1997                 1996
                                                                    1998             --------------------------  -------------
                                                         --------------------------    LAND AND                    LAND AND
                                                                           OTHER       BUILDINGS       OTHER       BUILDINGS
                                                                        -----------  -------------  -----------  -------------
                                                           LAND AND        L'000         L'000         L'000         L'000
                                                           BUILDINGS
                                                         -------------
                                                             L'000
Expiring between two and five years inclusive..........           79            55            60            53            50
                                                                  --            --            --            --            --
                                                                  --            --            --            --            --


                                                            OTHER
                                                         -----------

                                                            L'000

Expiring between two and five years inclusive..........          51
                                                                 --
                                                                 --

    At the year end PolyMASC had no capital commitments for which it had not provided (1997: L45,000; 1996 17 months: L0).

22. POST BALANCE SHEET EVENT

    Since 31 December 1998, an offer has been made to acquire the entire issued share capital of PolyMASC. In addition to the offer, the offeror has agreed to make available to PolyMASC a secured term loan facility not exceeding $3,000,000, for working capital.

    The first draw down against this facility must be made within five business days of the loan agreement.

    The loan is repayable within twelve months of the date of approval of the 31 December 1998 financial statements.

                                   APPENDIX V
                             ADDITIONAL INFORMATION

1.  RESPONSIBILITY

1.1 The Directors of Valentis, whose names appear in paragraph 2.1 below, accept responsibility for the information contained in this document other than that relating to PolyMASC, the Directors of PolyMASC, their immediate families and persons connected with the Directors of PolyMASC (but including such information where it appears in the section headed "Information regarding Valentis"). To the best of the knowledge and belief of the Directors of Valentis (who have taken all reasonable care to ensure that such is the case), the information contained in this document, other than that relating to PolyMASC, the Directors of PolyMASC, their immediate families and persons connected with the Directors of PolyMASC (but including such information where it appears in the section headed "Information regarding Valentis"), is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2 The Directors of PolyMASC, whose names appear in paragraph 2.2 below, accept responsibility for the information contained in this document relating to PolyMASC, the Directors of PolyMASC, their immediate families and persons connected with the Directors of PolyMASC (other than such information where it appears in the section headed "Information regarding Valentis"). To the best of the knowledge and belief of the Directors of PolyMASC (who have taken all reasonable care to ensure that such is the case), the information contained in this document relating to PolyMASC, the Directors of PolyMASC, their immediate families and persons connected with the Directors of PolyMASC (other than such information where it appears in the section headed "Information regarding Valentis"), is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.  DIRECTORS

2.1 Valentis:

Benjamin F. McGraw III       -- Chairman, Chief Executive Officer and President
Patrick G. Enright           -- Non-Executive Director
Stanley T. Crooke            -- Non-Executive Director
Russell Hirsch               -- Non-Executive Director
Raju Kucherlapati            -- Non-Executive Director
Arthur M. Pappas             -- Non-Executive Director
Bert W. O'Malley             -- Non-Executive Director
Frank J. Caufield            -- Non-Executive Director

    The business address of each of the Directors listed in this paragraph 2.1 is 863A Mitten Road, Burlingame, CA 94010, USA which is also the registered address of Valentis.

2.2 Poly MASC:

James Thomas Rees            -- Non-Executive Chairman
Dr. Gillian Elizabeth
Francis                      -- Chief Executive Officer
Dr. Julian Clive Gilbert     -- Commercial Development Director
David Martin Maxfield
Dutton                       -- Non-Executive Director
Ralph Stephen Harris         -- Non-Executive Director

    The business address of each of the Directors of PolyMASC is Fleet Road, London NW3 2EZ.

3.  IRREVOCABLE UNDERTAKINGS

    Irrevocable undertakings to accept the Ordinary Share Offer have been given by the following PolyMASC Ordinary Shareholders in respect of the following holdings of PolyMASC Ordinary Shares:

                                                                                                      NUMBER OF POLYMASC
SHAREHOLDERS                                                                                           ORDINARY SHARES
---------------------------------------------------------------------------------------------------  --------------------
Freemedic plc......................................................................................        3,695,000
Trustees of the PolyMASC Employee Benefit Trust....................................................        1,231,117
Dr Derek Fisher....................................................................................        1,593,300
Dr Cristina Delgado................................................................................        1,280,600

    In addition, irrevocable undertakings to accept the Ordinary Share Offer and the Deferred Share Offer have been given by Directors of PolyMASC in respect of the following holdings of PolyMASC Ordinary Shares and PolyMASC Deferred
    Shares:

                                                                                NUMBER OF POLYMASC     NUMBER OF POLYMASC
DIRECTORS                                                                        ORDINARY SHARES         DEFERRED SHARES
-----------------------------------------------------------------------------  --------------------  -----------------------
J. T. Rees...................................................................          129,292                  5,000
Dr G. E. Francis.............................................................        2,990,500                     --
R. S. Harris.................................................................          153,433                  7,500
D. M. M. Dutton..............................................................           28,433                     --

    Each of the irrevocable undertakings referred to above will be of no further effect upon the withdrawal or lapsing of the Ordinary Share Offer or the failure by Valentis to declare the Ordinary Share Offer unconditional in all respects not later than 23July 1999. Each of the undertakings (other than the one given by Dr. Gillian Francis) provides that the shareholder shall lodge a duly completed Form of Acceptance, together with the appropriate documents of title, by no later than the fifth business day of this document being posted. The undertaking given by Dr. Francis provides for the lodging of the Form of Acceptance and associated documents only upon three business days of being required to do so by Valentis.

4.  MARKET QUOTATIONS

    The following table shows the middle market quotations for PolyMASC Ordinary Shares and for Valentis Common Stock, in each case for the first dealing day of each of the six months before the date of this document, on 21 and 24 May 1999 (being the last business day before the Announcement) and 21 June 1999 (the last practicable date prior to the posting of this document):

DATE
---------------------------------------------------------------------------------             MIDDLE MARKET QUOTATIONS
                                                                                   ----------------------------------------------
                                                                                     VALENTIS COMMON STOCK     POLYMASC ORDINARY
                                                                                   -------------------------        SHARES
                                                                                         (IN DOLLARS)         -------------------
                                                                                                                  (IN PENCE)
4 January 1999...................................................................               5.06                    58.5
1 February 1999..................................................................               5.88                    56.0
1 March 1999.....................................................................               4.88                    45.0
1 April 1999.....................................................................               4.50                    41.5
3 May 1999.......................................................................               4.62                    46.5
21 May 1999 (Valentis) and 24 May 1999 (PolyMASC)................................               4.90                    46.5
1 June 1999......................................................................               4.13                    48.5
21 June 1999.....................................................................               3.97                    41.5

5.  DIVIDEND POLICY

    No cash dividends have ever been paid on Valentis' Common Stock. Valentis' current policy is to retain earnings for use in its business. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements and earnings of Valentis, as well as other factors as the Board of Valentis may deem relevant.

6.  DISCLOSURE OF INTERESTS AND DEALINGS IN SHARES

6.1 INTERESTS AND DEALINGS IN VALENTIS COMMON STOCK

    (a) The interests of the Directors of Valentis and their immediate families, all of which are beneficial unless the contrary is stated, in the issued share capital of Valentis as at 21 June 1999 (the last practicable date prior to the posting of this document) are set out below:

                                                                                                         NUMBER OF
                                                                                                      VALENTIS COMMON
DIRECTOR                                                                                                   STOCK
---------------------------------------------------------------------------------------------------  -----------------
B. F. McGraw.......................................................................................        373,333
P. G. Enright......................................................................................        112,499
R. Hirsch..........................................................................................          1,633
F. J. Caufield.....................................................................................        335,289
R. Kucherlapati....................................................................................             --
A. M. Pappas.......................................................................................          3,997
B. W. O'Malley.....................................................................................         33,914
S. T. Crooke.......................................................................................         10,604

    (b) As at 21 June 1999 (the last practicable date prior to the posting of this document), the following options over Valentis Common Stock had been granted to the Directors of Valentis under the Valentis Stock Option Plans and remained outstanding:

                                                                                        NUMBER OF
                                                                                        VALENTIS
                                                                             DATE OF     COMMON     EXERCISE   EXERCISE
NAME                                                                          GRANT       STOCK      PRICE $    PERIOD
--------------------------------------------------------------------------  ---------  -----------  ---------  ---------
F. J. Caufield............................................................    8/12/98      10,000        5.25    8/12/08
S. T. Crooke..............................................................     3/3/99      25,000       4.063     3/3/09
S. T. Crooke..............................................................    17/5/96      17,130      11.814    17/5/06
P. G. Enright.............................................................    28/2/97      30,000        1.50    2/28/07
P. G. Enright.............................................................    4/11/97      50,000       15.50    4/11/07
P. G. Enright.............................................................    8/12/98      10,000        5.25    8/12/08
R. Hirsch.................................................................    8/12/98      10,000        5.25    8/12/08
R. Kucherlapati...........................................................    28/3/95      13,333        0.30    28/3/05
R. Kucherlapati...........................................................    28/2/97      13,333        1.50    28/2/07
R. Kucherlapati...........................................................    8/12/98      10,000        5.25    8/12/08
A. M. Pappas..............................................................     3/3/99      25,000       4.063     3/3/09
B. W. O'Malley............................................................     3/3/99      25,000       4.063     3/3/09
B. W. O'Malley............................................................    13/7/93      33,444       .3065    13/7/03
B. W. O'Malley............................................................    17/5/96       5,710     11.8214    17/5/06
B. W. O'Malley............................................................     8/7/97       3,426     12.0403     8/7/07
B. F. McGraw..............................................................    16/9/98      60,000       5.875    16/9/08

    (c) The Trustees of the PolyMASC Employee Benefit Trust have advised Valentis that, in the event that the Ordinary Share Offer is declared unconditional in all respects, the Trustees intend to transfer the following number of New Valentis Common Stock to certain PolyMASC
       Directors:

                                                                                                                 NEW
                                                                                                              VALENTIS
                                                                                                               COMMON
DIRECTOR                                                                                                        STOCK
-----------------------------------------------------------------------------------------------------------  -----------
J.T. Rees..................................................................................................       7,090
R.S. Harris................................................................................................      12,094
D.M.M. Dutton..............................................................................................       6,717

    (d) Save as disclosed in this paragraph 6, none of the Directors of Valentis, their families and persons deemed to be acting in concert with Valentis for the purposes of the Ordinary Share Offer owns or controls or (in the case of the Directors of Valentis) is interested in any relevant securities of Valentis, nor has any such person dealt for value therein during the disclosure period.

    (e) Neither PolyMASC nor the Directors of PolyMASC, nor any member of their immediate families and nor any persons deemed to be acting in concert with PolyMASC for the purposes of the Ordinary Share Offer, nor any person who has irrevocably committed to accepting the Ordinary Share Offer owns or controls or (in the case of the Directors of PolyMASC) is interested in any relevant securities of Valentis, nor has any such person dealt for value therein during the disclosure period.

    (f) There are no arrangements in relation to relevant securities of Valentis to which Valentis or, so far as the Directors of Valentis are aware, any person acting in concert with Valentis or which is an associate of Valentis for that purpose, is a party.

6.2 INTERESTS AND DEALINGS IN POLYMASC ORDINARY SHARES AND POLYMASC DEFERRED SHARES

    (a) The interests of the Directors of PolyMASC and their immediate families, all of which are beneficial unless the contrary is stated, in the issued share capital of PolyMASC as at 21 June 1999 (the last practicable date prior to the issue of this document) which have been notified to PolyMASC pursuant to sections 324 and 328 of the Companies Act as shown in the register of such interests required to be maintained pursuant to section 325 of that Companies Act are set out below:

                                                                           NUMBER OF POLYMASC     NUMBER OF POLYMASC
DIRECTOR                                                                    ORDINARY SHARES         DEFERRED SHARES
------------------------------------------------------------------------  --------------------  -----------------------
J.T. Rees...............................................................          129,292                  5,000
Dr. G.E. Francis........................................................        2,990,500                     --
Dr. J.C. Gilbert........................................................               --                     --
R.S. Harris.............................................................          178,433                  7,500
D.M.M. Dutton...........................................................           28,433                     --

    (b) As at 21 June 1999 (the last practicable date prior to the issue of this document), no options over PolyMASC Ordinary Shares had been granted to the Directors of PolyMASC under the PolyMASC Share Option Schemes. PolyMASC has undertaken to grant the following options over PolyMASC Ordinary Shares to Dr. J.C. Gilbert (such options had not, as at 21 June 1999, been granted):

   NUMBER OF
   POLYMASC                            EXERCISE
ORDINARY SHARES   EXERCISE PRICE        PERIOD
---------------  -----------------  --------------
     190,475               42p          2002-2009
     190,475               42p          2002-2009

    (c) The only dealing for value in PolyMASC Ordinary Shares (including the exercise of options under the PolyMASC Share Option Schemes) by Directors of PolyMASC, members of their immediate families and connected persons, during the disclosure period was as follows:

                                                  NUMBER OF
                              NATURE OF       POLYMASC ORDINARY  PRICE PER POLYMASC
    DATE        NAME         TRANSACTION           SHARES               SHARE
------------  ---------  -------------------  -----------------  -------------------
9 June 1998   J.T. Rees  Exercise of options         25,000                100p

    (d) Neither Valentis nor the Directors of Valentis nor any member of their immediate families and nor any persons deemed to be acting in concert with Valentis for the purposes of the Ordinary Share Offer, owns or controls or (in the case of the Directors of Valentis) is interested in any relevant securities of PolyMASC, nor has any such person dealt for value therein during the disclosure period.

    (e) There are no arrangements in relation to the relevant securities of PolyMASC to which PolyMASC or, so far as the Directors of PolyMASC are aware, any person which is an associate of PolyMASC for that purpose is a party.

    (f) Save as disclosed in this paragraph 6, neither PolyMASC nor the Directors of PolyMASC, nor any member of their immediate families or persons connected with them, nor any person who has irrevocably committed to accepting the Ordinary Share Offer are interested in any relevant securities nor has any such person dealt for value therein during the disclosure period and neither any subsidiary of PolyMASC or any associated company of PolyMASC, nor any pension fund of PolyMASC or of a subsidiary of PolyMASC, nor any bank or financial or other professional adviser of PolyMASC (including stockbrokers but excluding market makers), including any person controlling, controlled by or under the same control as any such bank or financial or other professional adviser; nor any person whose investments are managed on a discretionary basis by a fund manager (other than an exempt fund manager) which is controlled by, controls or is under the same control as PolyMASC or any bank or financial or other professional adviser to PolyMASC, owns or controls any relevant securities nor has any such person dealt for value therein during the disclosure period.

6.3 GENERAL

    For the purposes of this paragraph 6:

    (i) references to an "associate" are to:

       (1) subsidiaries and associated companies of Valentis or PolyMASC and companies of which any such subsidiaries or associated companies are associated companies;

       (2) banks, financial and other professional advisers (including stockbrokers) to Valentis or PolyMASC or a company covered in (1) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

       (3) the Directors of Valentis and PolyMASC and the directors of any company covered in (1) above (together in each case with their close relatives and related trusts);

       (4) the pension funds of Valentis or PolyMASC or a company covered in (1) above; and

       (5) (in relation to Valentis) an investment company, unit trust or other person whose investments an associate (as otherwise defined in this sub-paragraph (i)) manages on a discretionary basis, in respect of the relevant investment accounts;

    (ii) references to a "bank" does not apply to a bank whose sole relationship with Valentis or PolyMASC or a company covered in sub-paragraph (i)(1) above is the provision of normal commercial banking services or such activities in connection with the Ordinary Share Offer as handling acceptances and other registration work;

   (iii) references to "relevant securities" mean existing Valentis Common Stock and PolyMASC Ordinary Shares and PolyMASC Deferred Shares and securities convertible into, rights to subscribe for, options (including traded options) in respect thereof and derivatives referenced thereto;

    (iv) ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control;

    (v) "disclosure period" means the period commencing on 25 May 1998 (the date 12 months prior to the commencement of the Offer Period) and ending on 21 June 1999 (the last practicable date prior to the posting of this document); and

    (vi) references to "arrangements" in relation to relevant securities shall have the meaning referred to in Note 6(b) on Rule 8 of the City Code.

7.  BASES OF CALCULATIONS AND SOURCES OF INFORMATION

7.1 Unless otherwise stated, the information concerning Valentis is extracted from the Valentis financial information set out in this document as at 30 June 1998 and for the years ended 30 June 1998, 1997 and

    1996 has been extracted, without material adjustment, from the audited financial statements of Valentis included in its Form 10-K for the year ended 30 June 1998 filed with the SEC. The unqualified audit opinion of Ernst & Young LLP, independent auditors of Valentis, is also included in such Form 10-K.

    The Valentis information set out in this document at 31 March 1999 and for the three and six month periods ended 31 March 1999 and 1998 has been extracted, without material adjustment, from the unaudited financial statements of Valentis included in its Form 10-Q for the quarter ended 31 March 1999 filed with the SEC.

7.2 Unless otherwise stated, the information concerning PolyMASC is extracted from the Annual Reports for the periods ended 31 December 1996, 1997 and 1998 or has been supplied by PolyMASC.

7.3 The value of the Ordinary Share Offer is based on 21,025,000 PolyMASC Ordinary Shares in issue.

7.4 The Closing Prices of PolyMASC Ordinary Shares and Valentis Common Stock are derived from SEDOL and the Bloomberg Stock Quotation System, respectively, for the relevant dates.

8.  POLYMASC'S DIRECTORS' SERVICE AGREEMENTS

    Dr. Julian Gilbert entered into a service agreement with PolyMASC on 29 March 1999, which provided that it could be terminated, following an initial period of one year, on 6 months' notice by either party, at an initial salary of L80,000 per annum. Save as aforesaid, there are no service contracts between any director of PolyMASC and PolyMASC having more than 12 months to run and no such contract has been entered into or amended within the six months prior to the date of this document.

9.  MATERIAL CONTRACTS

A. VALENTIS

    The following contracts (not being contracts entered into in the ordinary course of business) have been entered into by Valentis and/or its subsidiaries since 24 May 1997, being two years prior to the commencement of the Offer Period and are or may be material:

    (a) Agreement and Plan of Merger and Reorganisation dated as of 24 October, 1998, as amended, by and among Megabios Corp. (now called Valentis), a Delaware corporation, Montana Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Megabios Corp., and GeneMedicine, a Delaware corporation ("the Merger Agreement"). Pursuant to the Merger Agreement, GeneMedicine agreed to merge with and into a wholly-owned subsidiary of Megabios Corp. The merger was consummated in March 1999. The combined entity has been renamed Valentis, Inc.

    (b) Promissory Note for $8,000,000 from Valentis to Imperial Bank, dated 13 May 1998. In June 1998, Valentis obtained an $8.0 million line of credit from a commercial bank. As at 30 June 1998, Valentis had drawn and converted $1.0 million of this line of credit into a term loan bearing interest at the prime rate plus 0.5%. An additional $5.9 million was drawn from the line of credit in the nine months ended 31 March 1999. Valentis fully utilised its line of credit with a final draw of $1.1 million in April 1999. The loan is secured by all tangible personal property, accounts receivable and funds on deposit, other than the assets securing the equipment financing. As a condition of the credit line, Valentis must maintain a minimum cash and short-term investments balance of not less than the greater of the prior two quarters net cash usage or 90% of the total principal drawn under the line of credit.

B.  POLYMASC

    The only contract (not being a contract entered into in the ordinary course of business) entered into by PolyMASC since 25 May 1997, being two years prior to the commencement of the Offer Period which is or may be material is a loan agreement dated 25 May 1999 made between PolyMASC and Valentis whereby a drawdown facility of $3 million was made available to PolyMASC for a term of approximately one year available in four tranches of $1 million, $750,000, $750,000 and $500,000, each tranche bearing interest at the three month LIBOR rate at the date of its drawdown. The loan facility is not conditional upon the Offer becoming or being declared fully unconditional in all respects and is secured on the lipoMASC-TM- Technology. No tranche may be drawn down within three months of the previous tranche.

10. COMPULSORY ACQUISITION

    If, on or before the expiration of four months from the date of posting of this document, Valentis has as a result of acceptances of the Ordinary Share Offer, or, subject to certain conditions, acquired or contracted to acquire, at least 90 per cent. in value of the PolyMASC Ordinary Shares to which the Ordinary Share Offer relates then (i) Valentis will be entitled, and intends, to acquire compulsorily the remainder of the outstanding PolyMASC Ordinary Shares in accordance with sections 428 to 430F of the Companies Act, and (ii) in such circumstances a holder of PolyMASC Ordinary Shares may require Valentis to purchase his PolyMASC Ordinary Shares in accordance with the procedures and time limits described in section 430A of the Companies Act. A copy of sections 428-430F of the Companies Act is set out in Appendix VI to this document.

11. LEGAL MATTERS

    Certain matters with respect to UK tax consequences discussed under "United Kingdom taxation" in the letter from Hambrecht & Quist LLC have been reviewed by Taylor Joynson Garrett, London.

12. OTHER INFORMATION

12.1 The expenses of, and incidental to, the preparation and circulation of the Ordinary Share Offer will be paid by Valentis. If the Ordinary Share Offer does not become unconditional or is withdrawn each of PolyMASC and Valentis will pay its own business and legal expenses incurred relating to the Ordinary Share Offer, save that certain accountancy expenses of PolyMASC have been agreed in certain circumstances to be borne by Valentis.

12.2 Save in respect of the proposed transfer of Valentis Common Stock to certain PolyMASC Directors described in paragraph 6.1 above, no proposal exists in connection with the Ordinary Share Offer that any payment or other benefit shall be made or given by Valentis to any director of PolyMASC as compensation for loss of office or as consideration for or in connection with his retirement from office.

12.3 There is no agreement, arrangement or understanding (including any compensation arrangement) between Valentis or any person acting in concert with them for the purposes of the Ordinary Share Offer and any of the Directors or recent Directors, shareholders or recent shareholders of PolyMASC having any connection with or dependence on, or which is conditional on, the outcome of the Ordinary Share Offer.

12.4 There is no agreement, arrangement or understanding whereby the beneficial ownership of the PolyMASC Ordinary Shares to be acquired by Valentis pursuant to the Ordinary Share Offer will be transferred to any person, save that Valentis reserves the right to transfer any such shares to any member of the Valentis Group.

12.5 Valentis does not intend that the payment of interest on, repayment of, or security for any liability (contingent or otherwise) in connection with the Ordinary Share Offer will depend to any significant extent on the business of PolyMASC.

12.6 Hambrecht & Quist LLC is satisfied that Valentis has available to it sufficient cash resources necessary to satisfy the cash element of the consideration payable under the Ordinary Share Offer.

12.7 The total emoluments of the Directors of Valentis will not be varied as a consequence of the proposed acquisition of PolyMASC or by any other associated transaction.

12.8 Except as disclosed in this document, the Directors of Valentis are not aware of any material change in the financial or trading position of the Valentis Group since 30 June 1998, the date to which the last published audited consolidated accounts of Valentis were prepared.

12.9 Except as disclosed in PolyMASC's annual report for the year ended 31 December 1998 and in this document, the Directors of PolyMASC are not aware of any material change in the financial or trading position of PolyMASC since 31 December 1998, the date to which the last published audited accounts of PolyMASC were prepared.

12.10  The contents of this document have been approved for the purposes of
       Section 57 of the Financial Services Act 1986 by Hambrecht & Quist LLC. Hambrecht & Quist LLC is regulated in the United Kingdom by The Securities and Futures Authority Limited to carry on investment business.

12.11 Hambrecht & Quist LLC has given and not withdrawn its written consent to the issue of this document with the inclusion of its letter and the references to its name in the form and context in which they appear.

12.12 Arthur Andersen Corporate Finance has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name and recommendations in the form and context in which they appear.

13. DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection, during normal business hours, on any week day (Saturdays, Sundays and public holidays excepted) at the offices of Taylor Joynson Garrett, Carmelite, 50 Victoria Embankment, Blackfriars, London, EC4Y ODX whilst the Ordinary Share Offer remains open for acceptance:

(a) the Amended and Restated Certificates of Incorporation and Bylaws of
    Valentis;

(b) the Memorandum and Articles of Association of PolyMASC;

(c) the Annual Report on Form 10-K of Valentis for the period ended 30 June 1998, as amended (File No. 0-22987);

(d) the Quarterly reports on Form 10-Q of Valentis for the quarters ended 30 September 1998, 31 December 1998 and 31 March 1999 (File No. 0-22987);

(e) the Definitive Proxy Statement of Valentis filed in connection with Valentis' 1998 Annual Meeting of Stockholders (File No. 0-22987);

(f) the published audited accounts of PolyMASC for each of the last three completed financial periods;

(g) the irrevocable undertakings referred to in paragraph 3 of this Appendix;

(h) the material contracts referred to in paragraph 9 of this Appendix;

(i) the letters of consent referred to in sub-paragraphs 12.11 and 12.12 of this Appendix; and

(j) this document and the formal document containing the Deferred Share Offer.

                                  APPENDIX VI
                    CERTAIN PROVISIONS OF THE COMPANIES ACT

Set out below is an extract from the Companies Act:

                                  "PART XIIIA
                                TAKEOVER OFFERS

428 TAKEOVER OFFERS

1. In this Part of this Act "takeover offer" means an offer to acquire all the shares, or all the shares of any class or classes, in a company (other than shares which at the date of the offer are already held by the offeror), being an offer on terms which are the same in relation to all the shares to which the offer relates or, where those shares include shares of different classes, in relation to all the shares of each class.

2. In subsection (1) "shares" means shares which have been allotted on the dale of the offer but a takeover offer may include among the shares to which it relates all or ally shares that are subsequently allotted before a date specified in or determined in accordance with the terms of the offer.

3. The terms offered in relation to any shares shall for the purposes of this section be treated as being the same in relation to all the shares or, as the case may be, all the shares of a class to which the offer relates notwithstanding any variation permitted by subsection (4).

4.  A variation is permitted by this clause where:

    a. the law of a country or territory outside the United Kingdom precludes an offer of consideration in the form or any of the forms specified in the terms in question or precludes it except after compliance by the offeror with conditions with which he is unable to comply or which he regards as unduly onerous; and

    b. the variation is such that the persons to whom an offer of consideration in that form is precluded are able to receive consideration otherwise than in that form but of substantially equivalent value.

5. The reference in subsection (1) to shares already held by the offeror includes a reference to shares which he has contracted to acquire but that shall not be construed as including shares which are the subject of a contract binding the holder to accept the offer when it is made, being a contract entered into by the holder either for no consideration and under seal or for no consideration other than a promise by the offeror to make the offer.

6. In the application of subsection (5) to Scotland, the words "and under seal" shall be omitted.

7. Where the terms of an offer make provision for their revision and for acceptances on the previous terms to be treated as acceptances on the revised terms, the revision shall not be regarded for the purposes of this Part of this Act as the making of a fresh offer and references in this Part of this Act to the date of the offer shall accordingly be construed as references to the date on which the original offer was made.

8. In this Part of this Act the "offeror" means, subject to section 430D, the person making a takeover offer and the "company" means the company whose shares are the subject of the offer.

429 RIGHT OF OFFEROR TO BUY OUT MINORITY SHAREHOLDERS

1. If, in a case in which a takeover offer does not relate to shares of different classes, the offeror has by virtue of acceptance of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares to which the offer relates he may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

2. If, in a case in which a takeover offer relates to shares of different classes, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, he may give notice to the holder of any shares of that class which the offeror has not acquired or contracted to acquire that he desires to acquire those shares.

3. No notice shall be given under subsection (1) or (2) unless the offeror has acquired or contracted to acquire the shares necessary to satisfy the minimum specified in that clause before the end of the period of four months beginning with the date of the offer; and no such notice shall be given after the end of the period of two months beginning with the date on which he has acquired or contracted to acquire shares which satisfy that minimum.

4. Any notice under this section shall be given in the prescribed manner, and when the offeror gives the first notice in relation to an offer he shall send a copy of it to the company together with a statutory declaration by him in the prescribed form stating that the conditions for the giving of the notice are satisfied.

5. Where the offeror is a company (whether or not a company within the meaning of this Act) the statutory declaration shall be signed by a director.

6. Any person who fails to send a copy of a notice or statutory declaration as required by subsection (4) or makes such a declaration for the purposes of that clause knowing it to be false or without having reasonable grounds for believing it to be true shall be liable to imprisonment or a fine, or both, and for continued failure to send the copy or declaration, to a daily default fine.

7. If any person is charged with an offence for failing to send a copy of a notice as required by subsection (4) it is a defence for him to prove that he took reasonable steps for securing compliance with that clause.

8. When during the period within which a takeover offer can be accepted the offeror acquires or contracts to acquire any of the shares to which the offer relates but otherwise than by virtue of acceptances of the offer, then, if:

    (a) the value of the consideration for which they are acquired or contracted to be acquired (the "acquisition consideration") does not at that time exceed the value of the consideration specified in the terms of the offer; or

    (b) those terms are subsequently revised so that when the revision is announced the value of the acquisition consideration, at the time mentioned in paragraph (a) above, no longer exceeds the value of the consideration specified in those terms, the offeror shall be treated for the purposes of this section as having acquired or contracted to acquire those shares by virtue of acceptances of the offer, but in any other case those shares shall be treated as excluded from those to which the offer relates.

430 EFFECT OF NOTICE UNDER SECTION 429

1. The following provisions shall, subject to section 430C, have effect where a notice is given in respect of any shares under section 429.

2. The offeror shall be entitled and bound to acquire those shares on the terms of the offer.

3. Where the terms of an offer are such as to give the holder of any shares a choice of consideration the notice shall give particulars of the choice and state:

    (a) that the holder of the shares may within six weeks from the date of the notice indicate his choice by a written communication sent to the offeror at an address specified in the notice; and

    (b) which consideration specified in the offer is to be taken as applying in default of his indicating a choice as aforesaid;

    and the terms of the offer mentioned in subsection 2 shall be determined accordingly.

4. Subsection (3) applies whether or not any time-limit or the other conditions applicable to the choice under the terms of the offer can still be complied with; and if the consideration chosen by the holders of the shares:

    (a) is not cash and the offeror is no longer able to provide it; or

    (b) was to have been provided by a third party who is no longer bound or able to provide it, the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date of the notice is equivalent to the chosen consideration.

5. At the end of six weeks from the date of the notice the offeror shall forthwith:

    (a) send a copy of the notice to the company; and

    (b) pay or transfer to the company the consideration for the shares to which the notice relates.

6. If the shares to which the notice relates are registered, the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by an instrument of transfer executed on behalf of the shareholder by a person appointed by the offeror; and on receipt of that instrument the company shall register the offeror as the holder of those shares.

7. If the shares to which the notice relates are transferable by the delivery of warrants or other instruments, the copy of the notice sent to the company under subsection (5)(a) shall be accompanied by a statement to that effect; and the company shall on receipt of the statement issue the offeror with warrants or other instruments in respect of the shares and those already in issue in respect of the shares shall become void.

8. Where the consideration referred to in paragraph (b) of subsection (5) consists of shares or securities to be allotted by the offeror the reference in that clause to the transfer of the consideration shall be construed as a reference to the allotment of the shares or securities to the company.

9. Any sum received by a company under paragraph (b) of subsection (5) and any other consideration received under that clause shall be held by the company on trust for the person entitled to the shares in respect of which the sum or other consideration was received.

10. Any sum received by a company under paragraph (b) of subsection (5), and any dividend or other sum accruing from any other consideration received by a company under that clause, shall be paid into a separate bank account, being an account the balance on which bears interest at an appropriate rate and can be withdrawn by such notice (if any) as is appropriate.

11. Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection
    (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up the consideration (together with any interest, dividend or other benefit that has accrued from it) shall be paid into court.

12. In relation to a company registered in Scotland, subsections (13) and (14) shall apply in place of subsection (11).

13. Where after reasonable enquiry made at such intervals as are reasonable the person entitled to any consideration held on trust by virtue of subsection
    (9) cannot be found and twelve years have elapsed since the consideration was received or the company is wound up:

    (a) the trust shall terminate;

    (b) the company or, as the case may be, the liquidator shall sell any consideration other than cash and any benefit other than cash that has accrued from the consideration; and

    a sum representing:

        (i) the consideration so far as it is cash;

        (ii) the proceeds of any sale under paragraph (b) above; and

       (iii) any interest, dividend or other benefit that has accrued from the consideration,

    shall be deposited in the name of the Accountant of Court in a bank account such as is referred to in subsection (10) and the receipt for the deposit shall be transmitted to the Accountant of Court.

14. Section 58 of the Bankruptcy (Scotland) Act 1985 (so far as consistent with this Act) shall apply with any necessary modifications to sums deposited under subsection (13) as that clause applies to sums deposited under section 57(1) of that Act.

15. The expenses of any such enquiry as is mentioned in subsection (11) or (13) may be defrayed out of the money or other property held on trust for the person or persons to whom the enquiry relates.

430A  RIGHT OF MINORITY SHAREHOLDER TO BE BOUGHT OUT BY OFFEROR

1. If a takeover offer relates to all the shares in a company and at any time before the end of the period within which the offer can be accepted:

    (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares to which the offer relates; and

    (b) those shares, with or without any other shares in the company which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares in the company, the holder of any shares to which the offer relates who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

2. If a takeover offer relates to shares of any class or classes and at any time before the end of the period within which the offer can be accepted:

    (a) the offeror has by virtue of acceptances of the offer acquired or contracted to acquire some (but not all) of the shares of any class to which the offer relates; and

    (b) those shares, with or without any other shares of that class which he has acquired or contracted to acquire, amount to not less than nine-tenths in value of all the shares of that class, the holder of any shares of that class who has not accepted the offer may by a written communication addressed to the offeror require him to acquire those shares.

3. Within one month of the time specified in subsection (1) or, as the case may be, subsection (2) the offeror shall give any shareholder who has not accepted the offer notice in the prescribed manner of the rights that are exercisable by him under that clause; and if the notice is given before the end of the period mentioned in that clause it shall state that the offer is still open for acceptance.

4. A notice under subsection (3) may specify a period for the exercise of the rights conferred by this section and in that event the rights shall not be exercisable after the end of that period; but no such period shall end less than three months after the end of the period within which the offer can be accepted.

5. Subsection (3) does not apply if the offeror has given the shareholder a notice in respect of the shares in question under section 429.

6. If the offeror fails to comply with subsection (3) he and, if the offeror is a company, every officer of the company who is in default or to whose neglect the failure is attributable, shall be liable to a fine and for continued contravention, to a daily default fine.

7. If an offeror other than a company is charged with an offence for failing to comply with subsection (3) it is a defence for him to prove that he took all reasonable steps for securing compliance with that subsection.

430B  EFFECT OF REQUIREMENT UNDER SECTION 430A

1. The following provision shall, subject to section 430C, have effect where a shareholder exercises his rights in respect of any shares under section 430A.

2. The offeror shall be entitled and bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

3. Where the terms of an offer are such as to give the holder of shares a choice of consideration the holder of the shares may indicate his choice when requiring the offeror to acquire them and the notice given to the holder under section 430A(3):

    (a) shall give particulars of the choice and of the rights conferred by this subsection; and

    (b) may state which consideration specified in the offer is to be taken as applying in default of his indicating a choice;

       and the terms of the offer mentioned in subsection (2) shall be determined accordingly.

4. Subsection (3) applies whether or not any time-limit or other conditions applicable to the choice under the terms of the offer can still he complied with; and if the consideration chosen by the holder of the shares:

    (a) is not cash and the offeror is no longer able to provide it; or

    (b) was to have been provided by a third party who is no longer bound or able to provide it;

    the consideration shall be taken to consist of an amount of cash payable by the offeror which at the date when the holder of the shares requires the offeror to acquire them is equivalent to the chosen consideration.

430C  APPLICATIONS TO THE COURT

1. Where a notice is given under section 429 to the holder of any shares the court may, on an application made by him within six weeks from the date on which the notice was given:

    (a) order that the offeror shall not be entitled and bound to acquire the shares; or

    (b) specify terms or acquisition different from those of the offer.

2. If an application to the court under subsection (1) is pending at the end of the period mentioned in subsection (5) of section 430 that clause shall not have effect until the application has been disposed of.

3. Where the holder of any shares exercises his rights under section 430A the court may, on an application made by him or the offeror, order that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

4. No order for costs or expenses shall be made against a shareholder making an application under subsection (1) or (3) unless the court considers:

    (a) that the application was unnecessary, improper or vexatious; or

    (b) that there has been unreasonable delay in making the application or unreasonable conduct on his part in conducting the proceedings on the application.

5. Where a takeover offer has not been accepted to the extent necessary for entitling the offeror to give notices under subsection (1) or (2) of section 429 the court may, on the application of the offeror, make an order authorising him to give notices under that subsection if satisfied:

    (a) that the offeror has after reasonable enquiry been unable to trace one or more of the persons holding shares to which the offer relates;

    (b) that the shares which the offeror has acquired or contracted to acquire by virtue of acceptances of the offer, together with the shares held by the person or persons mentioned in paragraph (a), amount to not less than the minimum specified in that subsection; and

    (c) that the consideration offered is fair and reasonable;

    but the court shall not make an order under this subsection unless it considers that it is just and equitable to do so having regard, in particular, to the number of shareholders who have been traced but who have not accepted the offer.

430D  JOINT OFFERS

1. A takeover offer may be made by two or more persons jointly and in that event this Part of this Act has effect with the following modifications.

2. The conditions for the exercise of the rights conferred by sections 429 and 430A shall be satisfied by the joint offerors acquiring or contracting to acquire the necessary shares jointly (as respects acquisitions by virtue of acceptances of the offer) and either jointly or separately (in other cases); and, subject to the following provisions, the rights and obligations of the offeror under those sections and sections 430 and 430B shall be respectively joint rights and joint and several obligations of the joint offerors.

3. It shall be a sufficient compliance with any provision of those sections requiring or authorising a notice or other document to be given or sent by or to the joint offerors that it is given or sent by or to any of them;

    but the statutory declaration required by section 429(4) shall be made by all of them and, in the case of a joint offeror being a company, signed by a director of that company.

4. In sections 428, 430(8) and 430E references to the offeror shall be construed as references to the joint offerors or any of them.

5. In sections 430(6) and (7) references to the offeror shall be construed as references to the joint offerors or such of them as they may determine.

6. In sections 430(4) (a) and 430(B)(4) (a) references to the offeror being no longer able to provide the relevant consideration shall be construed as references to none of the joint offerors being able to do so.

7. In section 430C references to the offeror shall be construed as references to the joint offerors except that any application under subsection (3) or
    (5) may be made by any of them and the reference in subsection (5)(a) to the offeror having been unable to trace one or more of the persons holding shares shall be construed as a reference to none of the offerors having been able to do so.

430E  ASSOCIATES

1. The requirement in section 428(1) that a takeover offer must extend to all the shares, or all the shares of any class or classes, in a company shall be regarded as satisfied notwithstanding that the offer does not extend to shares which associates of the offeror hold or have contracted to acquire; but, subject to subsection (2), shares which any such associate holds or has contracted to acquire, whether at the time when the offer is made or subsequently, shall be disregarded for the purposes of any reference in this Part of this Act to the shares to which a takeover offer relates.

2. Where during the period within which a takeover offer can be accepted any associate of the offeror acquires or contracts to acquire any of the shares to which the offer relates, then, if the condition specified in subsection 8(a) or (b) of section 429 is satisfied as respects those shares they shall be treated for the purposes of that section as shares to which the offer relates.

3. In section 430(A)(1)(b) and (2)(b) the reference to shares which the offeror has acquired or contracted to acquire shall include a reference to shares which any associate of his has acquired or contracted to acquire.

4.  In this clause "associate", in relation to an offeror, means:

    (a) a nominee of the offeror;

    (b) a holding company, subsidiary or fellow subsidiary of the offeror or a nominee of such holding company, subsidiary or fellow subsidiary;

    (c) a body corporate in which the offeror is substantially interested; or

    (d) any person who is, or is a nominee of, a party to an agreement with the offeror for the acquisition of, or of an interest in, the shares which are the subject of the takeover offer, being an agreement which includes provisions imposing obligations or restrictions such as are mentioned in section 204(2)(a).

5. For the purposes of subsection (4)(b) a company is a fellow subsidiary of another body corporate if both are subsidiaries of the same body corporate but neither is a subsidiary of the other.

6. For the purposes of subsection (4) an offeror has a substantial interest in a body corporate if:

    (a) that body or its directors are accustomed to act in accordance with his directions or instructions; or

    (b) he is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that body.

7. Subsections (5) and (6) of section 204 shall apply to subsection (4)(d) above as they apply to that section and subsections (3) and (4) of section 203 shall apply for the purposes of subsection (6) above as they apply for the purposes of subsection (2)(b) of that section.

8. Where the offeror is an individual his associates shall also include his spouse and any minor child or step-child or his.

430F  CONVERTIBLE SECURITIES

1. For the purposes of this Part of this Act securities of a company shall be treated as shares in the company if they are convertible into or entitle the holder to subscribe for such shares; and references to the holder of shares or a shareholder shall be construed accordingly.

2. Subsection (1) shall not be construed as requiring any securities to be treated:

    (a) as shares of the same class as those into which they are convertible or for which the holder is entitled to subscribe; or

    (b) as shares of the same class as other securities by reason only that the shares into which they are convertible or for which the holder is entitled to subscribe are of the same class."

                                  APPENDIX VII

                                  DEFINITIONS

    The following definitions apply throughout this document unless the context requires otherwise:

"30 Day Moving Average Price".........  means the simple moving average Closing Price of a Valentis Common Stock or a PolyMASC Ordinary Share, as the case may be, over any 30 day period;

"Announcement"........................  means the announcement of the Ordinary Share Offer on 25 May 1999;
"Board" or "Directors" or "Board of
  Directors"..........................  means the board of directors of PolyMASC or Valentis, as the case may be;

"City Code"...........................  means The City Code on Takeovers and Mergers;

"Closing Price".......................  means the closing middle market quotation of a Valentis Common Stock or a PolyMASC Ordinary Share, as the case may be, as appears on the
                                        Bloomberg Stock Quotation System and SEDOL, respectively;

"Companies Act".......................  means the Companies Act 1985 (as amended);

"Deferred Consideration"..............  means the amount equal to 20 per cent. of the proceeds of sale of the
                                        lipoMASC-TM- Technology receivable by the PolyMASC Ordinary Shareholders pursuant to the Ordinary Share Offer in proportion to the number of
                                        PolyMASC Ordinary Shares held by each of them;

"Deferred Share Offer"................  means the separate offer being made by Hambrecht & Quist LLC on behalf of Valentis to acquire all of the PolyMASC Deferred Shares;

"Dollars" or "$"......................  means US Dollars;

"FDA".................................  means the US Food and Drug Administration;

"Form of Acceptance"..................  means the form of acceptance for use in connection with the Ordinary
                                        Share Offer;

"Illustrative Exchange Rate"..........  means $1.590 : L1, being the mid-point at the closing spread of the
                                        Dollar to Sterling spot rate, as shown on Reuters on 21 June 1999 being the last practicable date prior to the issue of this document;

"lipoMASC-TM- Technology".............  means the patents and patent applications relating to the lipoMASC-TM-
                                        intellectual property portfolio;

"Listing Rules".......................  means the Listing Rules of the London Stock Exchange made under section
                                        142 of the Financial Services Act 1986;

"London Stock Exchange"...............  means London Stock Exchange Limited;

"Nasdaq National Market"..............  means the Nasdaq National Market tier of the Nasdaq Stock Market affiliated with the United States National Association of Securities
                                        Dealers, Inc;

"New Valentis Common Stock"...........  means Valentis Common Stock to be issued pursuant to the terms of the
                                        Ordinary Share Offer;

"Offer Period"........................  shall bear the meaning set out in paragraph 5(B) of Part B of Appendix I to this document;

"Ordinary Share Offer"................  means the recommended offer by Hambrecht & Quist LLC on behalf of
                                        Valentis to acquire all of the PolyMASC Ordinary Shares on the terms and subject to the conditions set out in this document and where the context admits, any subsequent revision, variation, extension or renewal thereof;

"Ordinary Share Offer Document".......  means this document containing the terms and conditions of the Ordinary
                                        Share Offer;

"Panel"...............................  means the Panel on Takeovers and Mergers;

"PolyMASC"............................  means PolyMASC Pharmaceuticals plc;

"PolyMASC Deferred Shares"............  means the 50,000 deferred shares of L1.00 in the capital of PolyMASC;

"PolyMASC Deferred Shareholders"......  means the holders of PolyMASC Deferred Shares;

"PolyMASC Ordinary Shares"............  means the issued and to be issued, fully paid ordinary shares of 0.1p each in the capital of PolyMASC;

"PolyMASC Share Option Schemes".......  means the PolyMASC Unapproved Share Option Scheme and the PolyMASC
                                        Pharmaceuticals plc Employee Benefit Trust;

"PolyMASC Ordinary Shareholders"......  means holders of PolyMASC Ordinary Shares;

"Pounds" or "L" or "Sterling".........  means UK pounds sterling;

"Registration Statement"..............  means the registration statement on Form S-4 relating to the Ordinary
                                        Share Offer to be filed by Valentis with the SEC under the Securities
                                        Act;

"SEC".................................  means United States Securities and Exchange Commission;

"Securities Act"......................  means United States Securities Act of 1933, as amended, and the rules thereunder;

"SEDOL"...............................  means London Stock Exchange Daily Official List;

"UK" or "United Kingdom"..............  means the United Kingdom of Great Britain and Northern Ireland;

"US", "USA" or "United States"........  means United States of America, its territories and possessions, any state of the United States and the District of Columbia;

"Valentis"............................  means Valentis, Inc;

"Valentis Common Stock"...............  means $0.001 par value common stock of Valentis;

"Valentis Group"......................  means Valentis and its subsidiary undertakings; and

"Valentis Stock Option Plans".........  means the Valentis 1997 Equity Incentive Plan, as amended and the
                                        Valentis 1998 Non-Employee Director Stock Option Plan.

Unless otherwise stated references to times in this document are to British Summer Time.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any action, suit or proceeding.

    The Registrant's Amended and Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation, as amended, eliminates the personal liability of its directors to the Registrant and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, the Registrant has entered into indemnification agreements with each of its directors and officers. These agreements provide indemnification to the fullest extent permitted by law. The agreements do not provide indemnification for, among other things, conduct that is adjudged to be fraud, deliberate dishonesty or willful misconduct.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
 NUMBER                                                          EXHIBIT
---------  --------------------------------------------------------------------------------------------------------------------
 2.1       Conditions and Further Terms of the Offer (contained in Appendix I).

 2.1.2     Form of Acceptance.

 3.1       Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant's Form
           S-1 Registration Statement (No. 333-32593) originally filed on July 31, 1997 (the "Form S-1")).

 3.2       Bylaws of the Registrant (incorporated by reference to Exhibit 3.5 to the Registrant's Form S-1).

 4.1       Reference is made to Exhibits 3.1 and 3.2.

 4.2       Specimen common stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Form S-1).

 4.3       Amended and Restated Investor Rights Agreement, dated as of May 23, 1997 among the Registrant and the investors named therein (incorporated by reference to Exhibit 10.7 to the Registrant's Form S-1).

 4.4       Preferred Stock Warrant issued to Imperial Bank, dated June 1, 1995 (incorporated by reference to Exhibit 10.24 to the Registrant's Form S-1).

 4.5       Series C Preferred Stock Warrant issued to Phoenix Leasing Incorporated, dated April 30, 1996 (incorporated by reference to Exhibit 10.25 to the Registrant's Form S-1).

 4.6       Stock Purchase Agreement between the Registrant and Pfizer Inc., dated May 30, 1996 (incorporated by reference to
           Exhibit 10.20 to the Registrant's Form S-1).

 4.8       Share Purchase Agreement between GeneMedicine, Inc. and Corange International Ltd., dated July 17, 1995
           (incorporated by reference to Exhibit 10.21 to GeneMedicine, Inc.'s Form 10-Q for the quarter ended September 30,
           1995 (No. 000-24572)).

 5.1       Legal Opinion of Cooley Godward LLP.

13.1       Annual Report of GeneMedicine, Inc. on Form 10-K for the year ended December 31, 1997.

13.2       Quarterly Report of GeneMedicine, Inc. for the period ended March 31, 1998.

13.3       Quarterly Report of GeneMedicine, Inc. for the period ended June 30, 1998.

13.4       Quarterly Report of GeneMedicine, Inc. for the period ended September 30, 1998.

23.1       Consent of Ernst & Young LLP, independent auditors.

23.2       Consent of Arthur Andersen LLP, independent public accountants.

23.3       Consent of BDO Stoy Hayward, independent auditors.

23.4       Consent of Cooley Godward LLP (See Exhibit 5.1).

23.5       Consent of Gillian Elizabeth Francis, MB, BS, MSc, DSc (MED), FRCPath

24.1       Power of Attorney (included on the signature page)

    (b) FINANCIAL STATEMENT SCHEDULES

    All schedules relating to Valentis have been omitted because they are not applicable or not required or the information required to be set forth therein is included in the Financial Statements of Valentis included elsewhere in the joint registration statement.

ITEM 22. UNDERTAKINGS.

    (1) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (2) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Amended and Restated Certificate of Incorporation, as amended, and the Bylaws of the Registrant and the Delaware General Corporation Law, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (5)(A) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (B) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (A) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, County of San Mateo, State of California on the 2nd day of July, 1999.

                                BENJAMIN F. MCGRAW III

                                By:     /s/ BENJAMIN F. MCGRAW III, PHARM.D.
                                     ------------------------------------------
                                          Benjamin F. McGraw III, Pharm.D.
                                       CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                                     PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin F. McGraw III and Bennet L. Weintraub and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent Registration Statement filed by the registrant pursuant to Securities and Exchange Commission Rule 462, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                                 TITLE                               DATE
------------------------------------------------------  -----------------------------------------------------  --------------

              /s/ BENJAMIN F. MCGRAW III                Chairman, Chief Executive Officer and President
   ------------------------------------------------       Benjamin F. McGraw III, Pharm.D. (Principal           July 2, 1999
                Benjamin F. McGraw III                    Executive Officer)

               /s/ BENNET L. WEINTRAUB
   ------------------------------------------------     Vice President, Finance, and Chief Financial Officer    July 2, 1999
                 Bennet L. Weintraub                      (Principal Financial and Accounting Officer)

                /s/ FRANK J. CAUFIELD
   ------------------------------------------------     Director                                                July 2, 1999
                  Frank J. Caufield

                /s/ STANLEY T. CROOKE
   ------------------------------------------------     Director                                                July 2, 1999
            Stanley T. Crooke, M.D., Ph.D.

   ------------------------------------------------     Director                                                July  , 1999
                  Patrick G. Enright

                /s/ RUSSELL C. HIRSCH
   ------------------------------------------------     Director                                                July 2, 1999
            Russell C. Hirsch, M.D., Ph.D.

             /s/ RAJU KUCHERLAPATI, PH.D.
   ------------------------------------------------     Director                                                July 2, 1999
               Raju Kucherlapati, Ph.D.

                 /s/ BERT W. O'MALLEY
   ------------------------------------------------     Director                                                July 2, 1999
                Bert W. O'Malley, M.D.

                 /s/ ARTHUR M. PAPPAS
   ------------------------------------------------     Director                                                July 2, 1999
                   Arthur M. Pappas

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                                           EXHIBIT
---------  -------------------------------------------------------------------------------------------------------------------

 2.1       Conditions and Further Terms of the Offer (contained in Appendix I).

 2.1.2     Form of Acceptance.

 3.1       Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant's Form
           S-1 Registration Statement (No. 333-32593) originally filed on July 31, 1997 (the "Form S-1")).

 3.2       Bylaws of the Registrant (incorporated by reference to Exhibit 3.5 to the Registrant's Form S-1).

 4.1       Reference is made to Exhibits 3.1 and 3.2.

 4.2       Specimen common stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Form S-1).

 4.3       Amended and Restated Investor Rights Agreement, dated as of May 23, 1997 among the Registrant and the investors named therein (incorporated by reference to Exhibit 10.7 to the Registrant's Form S-1).

 4.4       Preferred Stock Warrant issued to Imperial Bank, dated June 1, 1995 (incorporated by reference to Exhibit 10.24 to the Registrant's Form S-1).

 4.5       Series C Preferred Stock Warrant issued to Phoenix Leasing Incorporated, dated April 30, 1996 (incorporated by reference to Exhibit 10.25 to the Registrant's Form S-1).

 4.6       Stock Purchase Agreement between the Registrant and Pfizer Inc., dated May 30, 1996 (incorporated by reference to
           Exhibit 10.20 to the Registrant's Form S-1).

 4.8       Share Purchase Agreement between GeneMedicine, Inc. and Corange International Ltd., dated July 17, 1995
           (incorporated by reference to Exhibit 10.21 to GeneMedicine, Inc.'s Form 10-Q for the quarter ended September 30,
           1995 (No. 000-24572)).

 5.1       Legal Opinion of Cooley Godward LLP.

13.1       Annual Report of GeneMedicine, Inc. on Form 10-K for the year ended December 31, 1997.

13.2       Quarterly Report of GeneMedicine, Inc. for the period ended March 31, 1998.

13.3       Quarterly Report of GeneMedicine, Inc. for the period ended June 30, 1998.

13.4       Quarterly Report of GeneMedicine, Inc. for the period ended September 30, 1998.

23.1       Consent of Ernst & Young LLP, independent auditors.

23.2       Consent of Arthur Andersen LLP, independent public accountants.

23.3       Consent of BDO Stoy Hayward, independent auditors.

23.4       Consent of Cooley Godward LLP (See Exhibit 5.1).

23.5       Consent of Gillian Elizabeth Francis, MB, BS, MSc, DSc (MED), FRCPath

24.1       Power of Attorney (included on the signature page)